Preliminary Offering Circular:  November 17, 2017

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

VISKASE COMPANIES, INC.

333 East Butterfield Road, Suite 400
Lombard, Illinois 60148-5679

Up to 16,666,666 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares at $3.00 per Share

We are distributing at no charge to the holders of our common stock on [•], which we refer to as the record date, non-transferable rights to purchase up to an aggregate of 16,666,666 new shares of our common stock. We will distribute to you, a rights holder, one non-transferable right for every share of our common stock that you own on the record date. Each right entitles the holder to purchase 0.45632095 shares of our common stock, which we refer to as the subscription right, at the subscription price of $3.00 per whole share of common stock, which we refer to as the subscription price. Rights holders who fully exercise their subscription rights will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised subscription rights, which we refer to as the over-subscription right. The over-subscription right entitles holders of subscription rights who exercise their subscription right in full to purchase, at the subscription price, any shares that our other subscription rights holders do not purchase under their subscription privilege.  We refer to the subscription rights and over-subscription rights collectively as rights. Rights may only be exercised in the aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this offering.

	Price to Public	Underwriting discount and commissions(1)	Proceeds to issuer before expenses(2)
Per Share	$3.00	$0	$3.00
Total Maximum	$50,000,000	$0	$50,000,000

(1) There is no underwriter for this offering.

(2) The Company expects that the amount of expenses of the offering that it will pay will be approximately $225,000.

The rights will expire at 5:00 p.m., New York City time, on [•], which we refer to as the expiration date, unless extended as described herein. You may not rescind your subscriptions after receipt of your payment for the subscription price except as described in this offering circular. Rights that are not exercised prior to the expiration date will expire and have no value. There is no minimum number of shares of our common stock that we must sell in order to complete this offering.

Our common stock has been traded in the over-the-counter market on the “pink sheets” under the symbol “VKSC” and trading on such market is highly illiquid and volatile. The most recent closing price of our shares of common stock as of

November [•], 2017 was $[•] per share. The rights are non-transferable and will not be listed for trading on any securities exchange or automated quotation system.

This offering is being made directly by us without the services of an underwriter or selling agent. We have engaged American Stock Transfer and Trust Company, LLC to serve as our subscription agent for this offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel this offering.

You should carefully consider whether or not to exercise your subscription rights and in doing so you should consider all of the information about us and this offering contained in this offering circular. Our Board of Directors is not making any recommendation as to whether or not you should exercise or let lapse your subscription rights.

An investment in our common stock involves risks. See “Risk Factors” beginning on page 18 of this offering circular. As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights.

The United States Securities and Exchange Commission does not pass upon the merits or give its approval of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The company is following the “Offering Circular” format of disclosure under Regulation A.

It is anticipated that delivery of the common stock purchased in this offering will be made on or about [•].

The date of this Offering Circular is [•]

OFFERING CIRCULAR SUMMARY

This summary highlights certain information that we believe is especially important concerning our business and this offering.  It does not contain all of the information that may be important to you and to your investment decision.  You should carefully read the entire offering circular and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to participate in the offering. As used herein, Viskase Companies, Inc. and its subsidiaries are referred to as “Viskase” or the “Company,” as well as “we,” “us” and “our”.

Our Company

The Company operates in the casing product segment of the food industry.  Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry.  Viskase currently operates eleven manufacturing facilities and six distribution centers throughout North America, Europe, South America and Asia.  Viskase provides value-added support services relating to these products for some of the world’s largest global consumer products companies.  Viskase is one of the two largest worldwide producers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings.

Viskase’s business strategy is to continue to improve operational efficiencies, product quality and throughput by upgrading existing production facilities and adding resources in high growth markets through new capital investments.  Viskase has been successful in implementing production cost-savings initiatives and will continue to pursue similar opportunities that enhance its profitability and competitive positioning as a leader in the casing market.  The Company is focused on reducing extrusion, shirring and printing waste through equipment upgrades and an ongoing effort to redefine product mix.  As part of the Company’s long-term corporate goal of increasing stockholder value, the Company regularly considers alternatives to enhance stockholder value, including strategic acquisitions and business combinations, recapitalizations and refinancings, and the Company intends to continue to consider alternatives to enhance stockholder value.

The Company is a Delaware corporation.  Our principal executive offices are located at 333 East Butterfield Road, Suite 400, Lombard, IL 60148-5679, and our telephone number is (630) 874-0700.  Our website is www.viskase.com.  Our website and the information included therein are not part of this offering circular.

SUMMARY OF THE RIGHTS OFFERING

Issuer	Viskase Companies, Inc.

Subscription Agent	American Stock Transfer and Trust Company, LLC

Subscription Rights

We are issuing to each holder of our common stock one non-transferable subscription rights for each share of common stock held of record as of the record date. An aggregate of 36,523,999 subscription rights will be issued pursuant to the rights offering. Each subscription right entitles the holder to purchase 0.45632095 shares of common stock for the subscription price. The subscription rights being issued in this offering are exercisable for an aggregate subscription price of $50,000,000.

Subscription Price	The subscription price is $3.00 per share of common stock subscribed for pursuant to the subscription rights, payable in cash.

Shares of Common Stock Issued and Outstanding Before the Rights Offering	36,523,999 shares of our common stock were issued and outstanding as of November [•], 2017.

Shares of Common Stock Issued and Outstanding after the Rights Offering	Assuming full subscription of the offering, there will be 53,190,665 shares of common stock issued and outstanding upon completion of the rights offering.

Transferability of Subscription Rights	The subscription rights are not transferable.

Record Date	The record date is 5:00 p.m. New York City time, on [•].

Expiration Date

The subscription rights expire as of 5:00 p.m. New York City time, [•], which date and time is referred to as the expiration date, unless we, in our sole discretion, extend the rights offering and postpone the expiration date to a later date and time. In no event will the expiration date be later than [•].

Procedure to Exercise Subscription Rights

In order to exercise subscription rights, each holder must: (i) return a duly completed and executed subscription rights certificate to the subscription agent so that such certificate is actually received by the subscription agent on or before the expiration date; and (ii) pay to the subscription agent on or before the expiration date the aggregate subscription price for all of the common stock to be purchased pursuant to the holder’s exercise of the subscription rights in accordance with the subscription instructions. If, on or prior to the expiration date, the subscription agent for any reason does not receive from you a duly completed subscription rights certificate and full payment in an amount equal to the aggregate subscription price of the subscription rights you desire to exercise, your subscription rights for which we have not received such certificate and payment will be deemed to be unexercised, terminate and become null and void. Once you exercise your subscription rights, you may not revoke your exercise, even if there is a decline in the price of our common stock. In addition, because we may terminate or withdraw the rights offering at our discretion, and because we may close the rights offering even if it is less than fully subscribed, your participation in the rights offering is not assured.

Over-Subscription Privilege

If you exercise your subscription rights in full, you, together with other stockholders that exercise their subscription rights in full, will also be entitled to an over-subscription privilege to purchase shares not purchased by other stockholders under their subscription rights. The subscription price per share that applies to the over-subscription privilege is the same subscription price per share that applies to the subscription privilege.

Persons Holding Shares, or Wishing to Exercise Subscription Rights, Through Others

If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Holder Election Form.” You should receive this form from your broker, custodian bank or other nominee along with the other rights offering materials.

No Revocation

Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights. However, if we cancel or terminate the rights offering prior to the expiration date, we will return any subscription price paid by you, but without the payment of any interest thereon.

Offering Type	The offering of common stock pursuant to the subscription rights is being conducted as a Tier 2 offering pursuant to Regulation A under the Securities Act of 1933, as amended.

Limitations on Investment

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, the Company encourages you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, the Company encourages you to refer to www.investor.gov.

Trading Symbol	“VKSC”

Issuance of Common Stock

As soon as practicable after the completion of the rights offering, shares of common stock subscribed for and issued pursuant to exercise of the subscription rights will be delivered to subscribers. Such shares will be issued in the same form, certificated or book-entry, as the shares of common stock already held by the subscriber exercising subscription rights for such shares.

Material Federal Income Tax Consequences	The issuance of subscription rights to you pursuant to this rights offering should not be taxable to you. See “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds

We will use all of the net proceeds of the rights offering to replenish working capital used for the acquisitions of Walsroder and Darmex and for other general corporate purposes, including acquisitions and planned capital expenditures.

No Recommendation to Holders of Subscription Rights

Neither we nor our Board of Directors are making any recommendations as to whether or not you should subscribe for shares of our common stock. You should decide whether to subscribe for shares based upon your own assessment of your best interests.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 18 of this offering circular, as well as other information included in this offering circular, including our financial statements and notes thereto, before making an investment decision.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this offering. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this offering. This offering circular contains more detailed descriptions of the terms and conditions of this offering and provide additional information about us and our business, including potential risks related to our business, this offering and our common stock.

What is this offering?

We are issuing to the holders of our common stock as of the record date non-transferable rights to subscribe for an aggregate of up to 16,666,666 shares of our common stock. Each holder, who we refer to as a rights holder or you, is being issued one non-transferable right for each share of our common stock owned on the record date. Each right entitles you to purchase 0.45632095 shares of our common stock, which we refer to as the subscription right, at a price of $3.00 per whole share, which we refer to as the subscription price. The number of shares shall be subject to adjustment for fractional shares. Fractional shares will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 16,666,666 shares of common stock in the rights offering.

What is the over-subscription privilege?

If you exercise your subscription rights in full, you, together with other stockholders that exercise their subscription rights in full, will also be entitled to an over-subscription privilege to purchase shares not purchased by other stockholders under their subscription rights. The subscription price per share that applies to the over-subscription privilege is the same subscription price per share that applies to the subscription privilege.

What are the limitations on the over-subscription privilege?

We will be able to satisfy your exercise of over-subscription privilege only if other stockholders do not elect to purchase all of the shares offered under their subscription rights. We will honor over-subscription requests in full to the extent sufficient shares are available following the exercise of rights under the subscription privilege; provided that we will not issue more than 16,666,666 shares upon the exercise of subscription rights and, if applicable, the exercise of over-subscription rights. If over-subscription requests exceed shares available, we will allocate the available shares pro rata to over-subscribing stockholders based on the number of shares each such stockholder purchased under the subscription privilege. Any excess subscription payments will be returned, without interest or penalty, as soon as practicable after the completion of this rights offering.

Why are we conducting this offering?

We have recently completed two acquisitions and believe that other attractive acquisition opportunities exist in our industry.  We used existing cash to complete the prior acquisitions.  We are conducting this offering in order to replenish the working capital used for the prior acquisitions and to improve and strengthen our balance sheet and liquidity position.  We also intend to use the proceeds of this offering for general corporate purposes, including acquisitions and capital expenditures.

Our Board considered and evaluated a number of factors relating to this offering, including:

•      our current capital resources and our future need for additional liquidity and capital;

•                  our need for increased financial flexibility in order to enable us to implement our business strategy and achieve our business plan;

•      the size and timing of this offering;

•      the potential dilution to our current stockholders if they choose not to participate in this offering;

•      alternatives available for raising capital, including debt and other forms of equity raises;

•      the potential impact of this offering on the public float for our common stock; and

•                  the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of our common stock, subject to certain restrictions.

Am I required to exercise the rights I receive in this offering?

No. You may exercise any number of your rights or you may choose not to exercise any of your rights. However, if you choose not to exercise your rights or you exercise less than your full amount of rights and other stockholders fully exercise their rights, the percentage of our common stock owned by other stockholders will likely increase relative to your ownership percentage, in which case your voting and other rights in our Company would be diluted.

What are the rights?

The rights give holders the opportunity to purchase 0.45632095 shares of our common stock for every right held at a subscription price of $3.00 per whole share, provided that we will not issue fractional shares in this offering. Fractional shares will be rounded to the nearest whole share, with such adjustments as may be necessary to ensure that we offer no more than 16,666,666 shares in the offering. You will receive one right for each share of common stock owned as of 5:00 p.m., New York City time, on the record date. For example, if you own 1,000 shares of our common stock as of 5:00 p.m., New York City time, on the record date, your rights would entitle you to purchase a total of 456 shares of our common stock for a total subscription price of $1,368. Subject to the limitations described in this offering circular, you may exercise some or all of your rights, or you may choose not to exercise any rights at all.  In addition, stockholders who exercise their subscription rights in full will be entitled to an over-subscription privilege as described elsewhere in this offering circular.

May I sell, transfer or assign my rights?

No. You may not transfer, sell or assign any of the rights distributed to you. The rights are non-transferable and we do not intend to list the rights on any securities exchange or include them in any automated quotation system. Therefore, there will be no market for the rights.

Are there any limitations on my ability to exercise my rights?

Yes. No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

How do I exercise my rights if my shares of the Company’s common stock are held by me directly and not through a broker, custodian bank or other nominee?

If you hold your shares of our common stock in your name and you wish to participate in this offering, you must deliver a properly completed and duly executed rights certificate to the subscription agent and deliver all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 p.m., New York City time, on the expiration date.

If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your rights certificate, all other required subscription documents and the subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., New York City time, on the expiration date. See “—To whom should I send my forms and payment?” below.

If you send a payment that is insufficient to purchase the number of shares of our common stock you requested, or if the number of shares of our common stock you requested is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible based on the amount of the payment received pursuant to your rights. Any payment that is received but not so applied will be refunded to you without interest or penalty.

What form of payment is required to purchase shares of the Company’s common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency. Checks or bank drafts drawn on U.S. banks should be payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent”.

Payments will be deemed to have been received upon clearance of any uncertified check. Please note that funds paid by uncertified check may take five or more business days to clear. Accordingly, rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date. If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions apply. Please contact your nominee, if applicable, for further payment instructions.  See “How do I exercise my rights if my shares of the Company’s common stock are held in the name of a broker, custodian bank or other nominee?”

How do I exercise my rights if my shares of the Company’s common stock are held in the name of a broker, custodian bank or other nominee?

If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.  To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Holder Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How soon must I act to exercise my subscription rights?

If your shares of our common stock are registered in your name and you elect to exercise any or all of your rights, the subscription agent must receive your properly completed and duly executed rights certificate, all other required subscription documents and full subscription payment, including final clearance of any uncertified check, before this offering expires at 5:00 p.m., New York City time, on the expiration date, which is [•]. If you hold your shares in the name of a broker, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration of this offering by which time you must provide the nominee with your instructions and payment to exercise your rights. Although our Board may extend the expiration date, it currently does not intend to do so.

Although we will make reasonable attempts to provide this offering circular to our stockholders to whom rights are distributed, this offering and all rights will expire at 5:00 p.m., New York City time, on the expiration date, whether or not we have been able to locate and deliver this offering circular to all such stockholders.

After I exercise my rights, can I change my mind?

No. Once you have exercised your rights, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the shares of our common stock issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances.

Can this offering be cancelled or extended?

Yes. Our Board reserves the right to withdraw, terminate or extend this offering. If we withdraw or terminate this offering, neither we nor the subscription agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments the subscription agent received from you. If we were to cancel this offering, any money received from subscribing stockholders would be returned promptly, without interest or penalty, and we would not be obligated to issue shares of common stock to holders who have exercised their rights prior to termination. In addition, we may extend the period for exercising the rights.

How was the subscription price determined?

The $3.00 subscription price was set by our Board considering, among other things, our need for equity capital and evaluation of sources of equity financing, feedback from our majority stockholder, Icahn Enterprises, regarding the terms on which it would be willing to make an additional equity investment in the Company and a survey of the discount from market price associated with the subscription price of other rights offerings. The factors considered by our Board and the process our Board undertook to review, consider and approve the subscription price are discussed in “The Rights Offering—Reasons for the Rights Offering” and “—Determination of the Subscription Price.”

Has our Board made a recommendation to our stockholders regarding the exercise of rights under this offering?

No. Our Board has not made, nor will it make, any recommendation to stockholders regarding the exercise of rights in this offering. We cannot predict the price at which our shares of common stock will trade after this offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will trade at any specified market price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights in full, your percentage ownership interest and related rights in our Company will likely be diluted.

Are there any risks associated with this offering?

Stockholders who exercise their rights will incur investment risk on new money invested. The stock market and, in particular, our common stock price, may experience volatility and the market for our stock is illiquid. As a result, the market price for our common stock may be volatile. This offering will increase the number of outstanding shares of our common stock (assuming the exercise of the rights in full) by approximately 45.6% and the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The market price of our common stock will depend on many factors, which may change from time to time, including our financial condition, performance, creditworthiness and prospects, future sales of our securities and other factors. Volatility in the market price of our common stock may prevent you from being able to sell our common stock when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of this offering and the information contained in this offering circular. You should carefully consider the risks, among other things, described under the heading “Risk Factors” contained in this offering circular before exercising your rights and investing in shares of our common stock.

Will the directors and executive officers participate in this offering?

To the extent they hold common stock as of the record date, our directors and executive officers are entitled to participate in this offering on the same terms and conditions applicable to all other stockholders. While some or all of our directors and executive officers may participate in this offering, they are not required to do so. See “The Rights Offering—Effect of This Offering on Existing Stockholders; Interests of Certain Stockholders, Directors and Officers”.

Will Carl C. Icahn or any of its affiliates participate in this offering?

As of November 3, 2017, Carl C. Icahn, through his affiliates Icahn Enterprises L.P. (“Icahn Enterprises”) and Icahn Enterprises Holdings L.P. (“IEH”) beneficially owned 27,261,917 shares of our common stock, constituting approximately 74.6% of our outstanding common stock. Icahn Enterprises is entitled to participate in this offering on the same terms and conditions applicable to all rights holders. Icahn Enterprises has advised us that it intends to exercise its subscription rights in full and to over-subscribe with respect to any unexercised rights, although it is not required to do so.

If after the rights offering is consummated, Icahn Enterprises becomes the beneficial owner of more than 80% of our outstanding common stock, the Company would become a member of the consolidated group of a corporate subsidiary of Icahn Enterprises for U.S. federal income tax purposes and thereafter the Company’s net operating losses, if any, and other tax attributes may be available to offset the income tax liability of such consolidated group, in which case, the Company would expect to receive compensation to the extent set forth in the tax allocation agreement.  See “Certain Relationships and Related Transactions-Tax Allocation Agreement.”

When will I receive my shares of the Company’s common stock?

Stockholders whose shares are held of record by Cede & Co., or Cede, the nominee of Depository Trust Company, or by any other depository or nominee on their behalf, will have any shares that they acquire credited to the account of Cede or such other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed promptly after the expiration date.

Is there a backstop purchaser?

No. There is no backstop purchaser in this offering.

What effects will this offering have on our outstanding common stock?

After giving effect to this offering, assuming that it is fully subscribed, we will have approximately 53,190,665 shares of common stock outstanding, representing an increase of approximately 45.6% from the number of our outstanding shares as of the record date. If you fully exercise the rights that we distribute to you and the offering is subscribed in full, your proportional interest in us will remain the same. If you do not exercise any rights, or you exercise less than all of your rights, your interest in us will likely be diluted, as you will likely own a smaller proportional interest in us compared to your interest prior to this offering.

As of November 3, 2017, Icahn Enterprises beneficially owned approximately 74.6% of our common stock. Icahn Enterprises will have the right to subscribe for and purchase shares of our common stock in this offering and has advised us that it intends to exercise its subscription rights in full and to over-subscribe with respect to any unexercised rights, although it is not required to do so.

If all of our stockholders, including Icahn Enterprises, exercise the subscription rights issued to them and this offering is therefore fully subscribed, the beneficial ownership percentage of Icahn Enterprises will not change. All ownership percentages described in this paragraph are based upon our outstanding common stock and the beneficial ownership of Icahn Enterprises as of November 3, 2017.

How much will we receive from this offering and how will such proceeds be used?

We estimate that the net proceeds from this offering will be approximately $50,000,000, before deducting expenses related to this offering.

We intend to use the net proceeds from this offering to replenish working capital used for the acquisitions of Walsroder and Darmex and for other general corporate purposes, including acquisitions and capital expenditures.

If my exercise of rights is not valid or if this offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until the completion of this offering. If your exercise of rights is deemed not to be valid or this offering is not completed, all subscription payments received by the subscription agent will be returned as soon as practicable following the expiration of this offering, without interest or penalty. If you own shares through a nominee, it may take longer for you to receive your subscription payments because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in this offering?

We are not charging any fee or sales commission to issue rights to you or to issue shares of our common stock to you if you exercise your rights. If you exercise your rights through a broker, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the U.S. federal income tax consequences of exercising my rights?

For U.S. federal income tax purposes, a U.S. holder should not recognize income or loss in connection with the receipt or exercise of rights in this offering. You should consult your tax advisor as to your particular tax consequences resulting from this offering. For a summary of certain U.S. federal income tax consequences of this offering, see “Material U.S. Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If your shares of our common stock are held in the name of a broker, custodian bank or other nominee, then you should deliver all required subscription documents and subscription payments pursuant to the instructions provided by your nominee. If your shares of our common stock are held in your name, then you should send all required subscription documents and subscription payments by mail, hand delivery or overnight courier to the appropriate address listed below:

If delivering by regular mail:

American Stock Transfer & Trust Company, LLC

Operations Center

P.O. Box 2042

New York, NY 10272-3042

If delivering by hand, express mail, courier or other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

6201 15th Avenue

Brooklyn, NY 11219

You and, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your rights certificate and all other required subscription documents and payments. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payments before the expiration of this offering. If you hold your common stock through a broker, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration date of this offering.

Whom should I contact if I have other questions?

If you have any questions regarding this offering, completion of the rights certificate or any other subscription documents or submitting payment in this offering, please contact the Company at (630) 874-0700.

THE RIGHTS OFFERING

Before deciding whether to exercise your subscription rights, you should carefully read this offering circular, including the information set forth under the heading “Risk Factors” and other information about the terms of the offering.

Reasons for the Rights Offering

We have recently completed two acquisitions and believe that other attractive acquisition opportunities exist in our industry.  We used existing cash to complete the prior acquisitions.  We are conducting this offering in order to replenish the working capital used for the prior acquisitions and to improve and strengthen our balance sheet and liquidity position.  We also intend to use the proceeds of this offering for general corporate purposes, including acquisitions and capital expenditures.  This offering would allow us to raise equity capital in a cost-effective manner that allows all of our stockholders the opportunity to participate in the transaction on a pro-rata basis, and if all stockholders exercise their rights, our stockholders may avoid dilution of their ownership interest in the Company, subject to the treatment of fractional shares.

Our Board considered various factors in evaluating this offering and related transactions, including:

•                  our current capital resources and our future need for additional liquidity and capital;

•                  our need for increased financial flexibility in order to enable us to implement our business strategy and achieve our business plan;

•                  the size and timing of this offering;

•                  the potential dilution to our current stockholders if they choose not to participate in this offering;

•                  alternatives available for raising capital, including debt and other forms of equity raises;

•                  the potential impact of this offering on the public float for our common stock; and

•                  the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of our common stock, subject to certain restriction.

Terms of the Offer

We are issuing to our stockholders as of the record date non-transferable rights to subscribe for an aggregate of up to 16,666,666 shares of our common stock. Each stockholder as of the record date is being issued one non-transferable right for each share of our common stock owned as of 5:00 p.m., New York City time, on the record date.

Each right entitles the holder to purchase 0.45632095 shares of our common stock, at a price of $3.00 per whole share, which we refer to as the subscription price. Rights may only be exercised in aggregate for whole numbers of shares of our common stock. No fractional shares of our common stock will be issued in this offering. Fractional shares will be rounded to the nearest whole share, with such adjustments as may be necessary to ensure that we offer no more than 16,666,666 shares in the offering.

Rights holders who fully exercise their rights will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised subscription rights, which we refer to as the remaining shares. We refer to the right to subscribe for remaining shares as the over-subscription privilege. If sufficient remaining shares of our common stock are available, all over-subscription requests will be honored in full. The over-subscription privilege is subject to certain limitations and pro rata allocations. See “Over-Subscription Privilege” below.

We refer to the subscription rights and over-subscription privileges collectively as rights. Rights may be exercised at any time during the subscription period, which commences on [•], and ends at 5:00 p.m., New York City time, on [•], the expiration date, unless extended by us.

The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “Foreign Stockholders.”

For purposes of determining the number of shares a rights holder may acquire in this offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for this offering to close.

Over-Subscription Privilege

The over-subscription privilege allows rights holders who have exercised their subscription rights in full to subscribe for additional shares of our common stock available as a result of the failure of one or more holders to exercise his or her subscription rights in full. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares of our common stock they are willing to acquire pursuant to the over-subscription privilege. If sufficient shares of our common stock are available, we will seek to honor over-subscription requests in full. If requests for shares of our common stock pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among rights holders who over-subscribe based on the subscription rights exercised. Fractional shares will be rounded to the nearest whole share, with such adjustments as may be necessary to ensure that we offer no more than 16,666,666 shares in the offering. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the available excess shares is as follows:

Rights Holder’s Subscription Rights Exercised	X	Shares Available for Rights Holders Exercising Their Over-Subscription Privilege
Total Subscription Rights Exercised by all Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the subscription right and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner.

As of November    , 2017, Icahn Enterprises beneficially owned 27,261,917 shares of our common stock, constituting approximately 74.6% of our outstanding common stock.  Icahn Enterprises is entitled to participate in the rights offering on the same terms and conditions applicable to all rights holders.  Icahn Enterprises has advised us that it intends to exercise its subscription rights in full and to over-subscribe with respect to any unexercised rights, although it is not required to do so.

We will not offer or sell in connection with this offering any shares of common stock that are not subscribed for pursuant to the subscription rights or the over-subscription rights.

Expiration of this Offer

This offering will expire at 5:00 p.m., New York City time, on [•], unless extended by us, and rights may not be exercised thereafter.

Any extension of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Determination of the Subscription Price

The $3.00 subscription price was set by our Board considering, among other things, our need for equity capital and evaluation of sources of equity financing, feedback from our majority stockholder, Icahn Enterprises, regarding the terms on which it would be willing to make an additional equity investment in the Company and a survey of the discount from market price associated with the subscription price of other rights offerings. In approving the subscription price, our Board considered, among other things, the following factors:

•                  the historical and current market price of our common stock, including that the subscription price represents a discount of 23.1% to the most recent closing price of our common stock of $3.90 per share on October 30, 2017 (the date our Board approved the subscription price);

•                  the fact that holders of rights will have an over-subscription privilege (See “Over-Subscription Privilege” above);

•                  the level of execution risk of raising of capital in this offering;

•                  the terms and expenses of this offering relative to other alternatives for raising capital and our ability to access capital through such alternatives;

•                  comparable precedent transactions, including the range of discounts to the market value (on an actual basis and a pro forma basis taking into account the subscription price and size of this offering) represented by the subscription prices in other rights offerings;

•                  the size of this offering; and

•                  the general condition of the securities markets.

In establishing the $3.00 subscription price, our Board was aware that Icahn Enterprises uses the indicative net asset value of its subsidiaries, including the Company, as an additional method for considering the value of its assets, and Icahn Enterprises believes that this information can be helpful to its investors. Icahn Enterprises publicly reports the indicative net asset value of its subsidiaries, but cautions that such indicative net asset values do not represent the market price at which such subsidiaries trade and accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation. As of September 30, 2017, Icahn Enterprises reported the indicative net asset value of its control position in the Company at approximately $179 million or $6.55 per share. The indicative net asset value of Icahn Enterprises’ control interest in the Company was determined based on market comparables, due to the lack of material trading values in the common stock. Based on such comparables, Icahn Enterprises values its control interest at 9.0x Adjusted EBITDA of the Company’s Adjusted EBITDA as estimated by Icahn Enterprises for the twelve months ended September 30, 2017.

Subscription Agent

American Stock Transfer and Trust Company, LLC (“AST”) will act as the subscription agent in connection with this offering. AST will receive fees for its administrative, processing, invoicing and other services, plus reimbursement for all out-of-pocket expenses related to this offering.

Completed subscription certificates with full payment of the subscription price for all whole shares subscribed for through the exercise of the subscription right and the over-subscription privilege must be delivered to the subscription agent by one of the methods described below. We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of this offering. See “Payment for Shares” below. In this offering circular, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Hand, Express Mail, Courier or Other Expedited Service:	American Stock Transfer and Trust Company, LLC Operations Center 6201 15th Avenue, Brooklyn, NY 11219

By Regular Mail:	American Stock Transfer & Trust Company, LLC Operations Center P.O. Box 2042 New York, NY 10272-3042

Delivery to an address other than one of the addresses listed above may not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this offering circular or subscription certificates may be directed to the subscription agent.

Stockholders may also contact their broker-dealers or nominees for information with respect to this offering.

Methods for Exercising Rights

Exercise of the Subscription Right

Rights are evidenced by subscription certificates that, except as described below under “Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this offering circular and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the subscription price by the expiration date of this offering. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date at the offices of the subscription agent at the address set forth above. All exercises of subscription rights are irrevocable.

Exercise of the Over-Subscription Privilege

Rights holders who fully exercise all rights issued to them may participate in the over-subscription privilege by indicating on their subscription certificate the number of shares of our common stock they are willing to acquire. If sufficient remaining shares of our common stock are available after the primary subscription, we will seek to honor over-subscription requests in full; otherwise remaining shares of our common stock will be allocated on a pro rata basis as described under “Over-Subscription Privilege” above. All exercises of over-subscription privilege are irrevocable.

Record Date Stockholders Whose Shares are Held by a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “Payment for Shares” below.

General

All questions as to the validity, form, variations from the procedures described herein, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us in our sole discretion, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise of subscription rights if such exercise is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

The Rights are Not Transferable

The rights are non-transferable and we do not intend to list the rights on any securities exchange or include them in any automated quotation system. Therefore, there will be no market for the rights.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offering. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law.

Payment for Shares

A participating rights holder must deliver the subscription certificate, together with payment for the shares subscribed for and any additional shares subscribed for pursuant to the over-subscription privilege, to the subscription agent at one of the subscription agent’s offices set forth above (see “—Subscription Agent”), at or prior to 5:00 p.m., New York City time, on the expiration date.

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to American Stock Transfer & Trust Company, LLC, as subscription agent. Payment also may be made by wire transfer of immediately available funds to the account maintained by American Stock Transfer & Trust Company, LLC, as subscription agent, for purposes of accepting subscriptions in this offering. Participating rights holders who desire to make payment by wire transfer should follow the wire transfer instructions on the reverse side of the rights certificate. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares as part of the subscription right or over-subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form, variations from the procedures described herein, and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Delivery of Shares

Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed as soon as practicable after the expiration date.

Termination

This offering may be terminated by our Board at any time.  If this offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or penalty, of all funds received from rights holders. All monies received by the subscription agent in connection with this offering will be held by the subscription agent, on our behalf, in a segregated account. Any interest with respect thereto shall be payable to us even if we determine to terminate this offering and return your subscription payment.

No Recommendation to Stockholders

Our Board has not made, nor will it make, any recommendation to stockholders regarding the exercise of rights under this offering. We cannot predict the price at which our shares of common stock will trade after this offering. You should consult with your legal, tax and financial advisors prior to making your independent investment decision about whether or not to exercise your rights.

Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will trade at any specified market price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights in full, your percentage ownership interest in the Company will likely be diluted. For more information on the risks of participating in this offering, see the section of this offering circular entitled “Risk Factors.”

Effect of This Offering on Existing Stockholders; Interests of Certain Stockholders, Directors and Officers

After giving effect to this offering, assuming that it is fully subscribed, we would have approximately 53,190,665 shares of common stock outstanding, representing an increase of approximately 45.6% from the number of our outstanding shares as of the record date. If you fully exercise the rights that we distribute to you and the offering is subscribed in full, your proportional interest in us will remain the same. If you do not exercise any rights, or you exercise less than all of your rights, your interest in us will likely be diluted, as you will likely own a smaller proportional interest in us compared to your interest prior to this offering.

As of November 17, 2017, Icahn Enterprises beneficially owned approximately 74.6% of our common stock. Icahn Enterprises is entitled to participate in the rights offering on the same terms and conditions applicable to all rights holders.  Icahn Enterprises has advised us that it intends to exercise its subscription rights in full and to over-subscribe with respect to any unexercised rights, although it is not required to do so.

If all of our stockholders, including Icahn Enterprises, exercise the subscription rights issued to them and this offering is therefore fully subscribed, the beneficial ownership percentage of Icahn Enterprises will not change. All ownership percentages described in this paragraph are based upon out outstanding common stock and the beneficial ownership of Icahn Enterprises as of the record date.

Material U.S. Federal Income Tax Treatment of Rights Distribution

The receipt and exercise of subscription rights by stockholders should generally not be taxable for U.S. federal income tax purposes. You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Consequences.”

Shares of Our Common Stock Outstanding After this Offering

As of the November 17, 2017, 36,523,999 shares of our common stock were issued and outstanding. Assuming no additional shares of common stock have been or will be issued by the Company after the record date and prior to consummation of this offering and assuming it is fully subscribed, we expect approximately 53,190,665 shares of our common stock will be outstanding immediately after completion of this offering.

Other Matters

We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this offering in those states or other jurisdictions, or change the terms of this offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in this offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in this offering.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this offering circular before exercising your subscription rights and investing in our common stock.  The risks described below are not the only risks facing us.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.  Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Related to our Business

We face competitors that are better capitalized, and the continuous-flow nature of the casings manufacturing process forces competitors to compete based on price in order to maintain volume, which could adversely affect our revenues and results.

We face competition in the United States and internationally from competitors that may have substantially greater financial resources than we have.  Currently, our primary competitors include Viscofan, S.A., Kalle GmbH and Visko Teepak, although new competitors could enter the market or competing products could be introduced.  The continuous-flow nature of the casings manufacturing process has historically provided an incentive to competitors in our industry to compete based on price in order to maintain volume, which could result in lower pricing.  Viskase believes the current and planned cellulose production capacity in its industry exceeds global demand and will continue to do so in the near term. We attempt to differentiate our products on the basis of product quality and performance, product development, service, sales and distribution, but these efforts may not be sufficient to offset price competition.  If prices decline, it may materially adversely affect our profitability, whereas certain of our competitors who are better capitalized may be positioned to absorb such price declines.  Any of these factors could result in a material reduction of our revenue, gross profit margins and operating results.

We receive our raw materials from a limited number of suppliers, and problems with their supply could impair our ability to meet our customer’s product demands.

Our principal raw materials, paper, pulp, polyamide resins and key chemicals, namely sodium hydroxide, carbon disulfide and sulfuric acid, constitute an important aspect and cost factor of our operations.  We generally purchase our paper and pulp from a single source or a small number of suppliers, and purchase sodium hydroxide and carbon disulfide from a few sources.  Any inability of our suppliers to timely deliver raw materials or any unanticipated adverse change in our suppliers could be disruptive and costly to us.  Our inability to obtain raw materials from our suppliers would require us to seek alternative sources.  These alternative sources may not be adequate for all of our raw material needs, nor may adequate raw material substitutes exist in a form that our processes could be modified to use.  These risks could materially and adversely impact our sales volume, revenues, costs of goods sold and, ultimately, profit margins.

Our failure to efficiently respond to industry changes in casings technology could jeopardize our ability to retain our customers and maintain our market share.

We and other participants in our industry have considered alternatives to cellulosic casings for many years. As resin technology improves or other technologies develop, alternative casings or other manufacturing methods have been developed and may continue to be improved that threaten the long-term sustainability and profitability of cellulosic casings, our core product, and our fibrous casings.  Our failure to anticipate, develop or efficiently and timely integrate new technologies that provide viable alternatives to cellulosic casings, including collagen, plastics and film alternatives, may cause us to lose customers and market share to competitors integrating such technologies, which, in turn, would negatively impact our revenues and operating results.

Sales of our products could be negatively affected by problems or concerns with the safety and quality of food products.

We could be adversely affected if consumers in the food markets were to lose confidence in the safety and quality of meat products, particularly with respect to processed meat products for which casings are used, such as hot dogs and sausages.  Outbreaks of, or even adverse publicity about the possibility of, diseases such as avian influenza and “mad cow disease,” food-borne pathogens such as E. coli and listeria and any other food safety problems or concerns relating to meat products, may discourage consumers from buying meat products.  These risks could also result in additional governmental regulations and/or cause production and delivery disruptions or product recalls.  Each of these risks could adversely affect the demand for our products and consequently our sales volumes and revenues.

Changing dietary trends and consumer preferences could weaken the demand for our products.

Various medical studies detailing the health-related attributes of particular foods, including meat products, affect the purchase patterns, dietary trends and consumption preferences of consumers. These patterns, trends and preferences are routinely changing. For example, general dietary concerns about meat products, such as the cholesterol, calorie, sodium and fat content of such products, could result in reduced demand for such products, which would, in turn, cause a reduction in the demand for our products and a decrease in our sales volume and revenue.

Our facilities are capital intensive, and we may not be able to obtain financing to fund necessary capital expenditures.

Our business is capital intensive.  We operate eleven manufacturing facilities and six distribution centers as part of our business.  We are required to make substantial capital expenditures and substantial repair and maintenance expenditures to maintain, repair, upgrade and expand existing equipment and facilities to keep pace with competitive developments.  In addition, we are required to invest in technological advances to maintain compliance with safety standards and environmental laws or regulations.  If we need to obtain additional funds to finance such capital expenditures, we may not be able to do so on terms favorable to us, or at all, which would ultimately negatively affect our production and operating results.

Business interruptions at any of our production facilities could increase our operating costs, decrease our sales or cause us to lose customers.

The reliability of our production facilities is critical to the success of our business.  In recent years, we have streamlined our productive capacity to be better aligned with our sale volumes.  We generally seek to operate our facilities at levels that leave little or no excess production capacity for certain products.  If the operations of any of our manufacturing facilities were interrupted or significantly delayed for any reason, including labor stoppages, we may be unable to shift production to another facility without incurring a significant drop in production.  Such a drop in production would negatively affect our sales and our relationships with our customers.

We are subject to significant minimum contribution requirements and market exposure with respect to our defined benefit plan, both of which could adversely affect our cash flow.

While we have frozen participation in our defined benefit plan, we are subject to substantial minimum contribution requirements with respect to our pension plan.  Although the amount fluctuates, our aggregate minimum funding contribution requirement from 2017 through 2021 is approximately $19.7 million. This amount could increase or decrease due to market factors, including expected returns on plan assets and the discount rate used to measure accounting liabilities, among other factors.  Our unfunded pension plan liabilities with respect to our United States employees were projected to be $45.8 million as of June 30, 2017.  The funds in our defined benefit plan are subject to market risks, including fluctuating discount rates, interest rates and asset returns.

Our foreign operations expose us to risks that may materially adversely affect our financial condition, results of operations, liquidity and cash flows.

We currently have manufacturing facilities, distribution centers and service centers in eight foreign countries, including Brazil, Canada, France, Germany, Italy, Mexico, the Philippines and Poland.  A significant portion of our annual revenues are generated outside the U.S. Operating in many different countries exposes us to varying risks, which include:  (i) multiple, and sometimes conflicting, foreign regulatory requirements and laws that are subject to change and are often much different than the domestic laws in the U.S., including laws relating to taxes, consumer privacy, data security, employment matters, import and export controls and the protection of our trademarks and other intellectual property; (ii) the effect of foreign currency translation risk, as well as limitations on our ability to repatriate income; (iii) varying tax regimes, including consequences from changes in applicable tax laws and our ability to repatriate cash from non-U.S. affiliates without adverse tax consequences; (iv) local ownership or investment requirements, as well as difficulties in obtaining financing in foreign countries for local operations; (v) political and economic instability, natural calamities, war, and terrorism; and (vi) tariffs.

Our sales to customers located outside the United States generally are subject to taxes on the repatriation of funds. The Company intends that undistributed earnings from the foreign subsidiaries will be reinvested indefinitely and utilized in the foreign operations rather than being repatriated. In addition, international operations in certain parts of the world may be subject to international balance of payments difficulties that may raise the possibility of delay or loss in the collection of accounts receivable from sales to customers in those countries. Net sales to customers located outside the United States represented approximately 70% of our total net sales in 2016 and approximately 69% of our total net sales for the first six months of 2017. Unfavorable changes to tax laws or repatriation laws could impact our ability to use these funds in our U.S. operations, if at all.

Additionally, operating in many different countries also increases the risk of a violation, or alleged violation, of the United States Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws, such as the U.K. Bribery Act, that generally prohibit companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business, the economic sanction programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce’s Office of Anti-boycott Compliance.  Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our directors, employees, contractors or agents from violating or circumventing our policies and the law. If our directors, employees or agents fail to comply with applicable laws or Company policies governing our international operations, the Company may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions, as well as a negative impact on our Company’s reputation and business.   Violations of these laws could be costly and disrupt the Company’s business, which could have a material adverse effect on our business, financial condition, results of operations, liquidity and cash flows.

Should any of these risks occur, it could impair our ability to export our products or conduct sales to customers located outside of the United States and result in a loss of sales and profits from our international operations.

Continued compliance with environmental regulations may result in significant costs, which could negatively affect our financial condition.

Our operations are subject to extensive environmental, health and safety laws and regulations pertaining to the discharge of substances into the environment, the handling and disposition of wastes and land reclamation and remediation of hazardous substance substances.  We are also subject to differing environmental regulations and standards due to the fact that we operate in many different countries.  Present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with environmental laws and regulations can have serious consequences for us, including criminal as well as civil and administrative penalties and negative publicity.  Liability under these laws and regulations involves inherent uncertainties.  In addition, continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations.  As the nature of these potential future charges is unknown, management is not able to estimate the magnitude of any future costs, and we have not accrued any reserve for any potential future costs.

Our intellectual property rights may be inadequate or violated, or we may be subject to claims of infringement, both of which could negatively affect our financial condition.

We rely on a combination of trademarks, patents, trade secret rights and other rights to protect our intellectual property.  Our trademark or patent applications may not be approved and our trademarks or patents may be challenged by third parties.  We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our rights as fully as the laws of the United States.  From time to time, it has been necessary for us to enforce our intellectual property rights against infringements by third parties, and we expect to continue to do so in the ordinary course of our business. We also may be subjected to claims by others that we have violated their intellectual property rights.  Even if we prevail, third party-initiated or Company-initiated claims may be time consuming and expensive to resolve, and may result in a diversion of our time and resources.  The occurrence of any of these factors could diminish the value of our trademark, patent and intellectual property portfolio, subject us to greater competitive pressure and negatively impact our sales volume and revenues.

Our substantial level of indebtedness could adversely affect our results of operations, cash flows and ability to compete in our industry, which could, among other things, prevent us from fulfilling our obligations under our debt agreements.

We have substantial indebtedness. In addition, subject to restrictions in the agreements governing our revolving credit facility and term loan, we may incur additional indebtedness.  As of June 30, 2017, we had approximately $278.6 million in aggregate principal amount of total debt, exclusive of additional indebtedness that we may borrow under our revolving credit facility.

Our high level of indebtedness has important implications, including the following:

•                     if we fail to satisfy our obligations under our indebtedness, or fail to comply with the restrictive covenants contained in the agreements governing our revolving credit facility and term loan, an event of default may result, all of our indebtedness could become immediately due and payable, and our lenders could foreclose on our assets securing such indebtedness following the occurrence and during the continuance of an event of default;

•                     a default under the revolving credit facility or the term loan could trigger cross-defaults; and

•                     repayment of our indebtedness may require us to dedicate a substantial portion of our cash flow from our business operations, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes.

We expect to obtain the funds to pay our expenses and to repay our indebtedness primarily from our operations and, in the case of our indebtedness, from refinancings thereof.  Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control.  Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, or to fund other liquidity needs.  If we do not have enough funds, we may be required to refinance all or part of our then existing debt, reduce or delay capital expenditures, sell assets or borrow more funds, which we may not be able to accomplish on terms acceptable to us, or at all.  In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

Despite current indebtedness levels, we may still incur substantially more debt, which could decrease cash or other collateral available to pay our current debt.

We may incur substantial additional indebtedness in the future.  Although the agreements governing our revolving credit facility and term loan contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

A substantial portion of our business is conducted through foreign subsidiaries, and our failure to generate sufficient cash flow from these subsidiaries, or otherwise repatriate or receive cash from these subsidiaries, could result in our inability to repay our indebtedness.

Our sales to customers located outside the United States are conducted primarily through subsidiaries organized under the laws of jurisdictions outside of the United States.  For the six-month period ended June 30, 2017, our foreign restricted subsidiaries contributed approximately 69% of our consolidated revenues.  As of June 30, 2017, 60% of our consolidated assets, based on book value, were held by foreign subsidiaries and our cash held in foreign banks was $11.5 million against a total cash balance of $15.8 million.  The Company intends that undistributed earnings from the foreign subsidiaries will be reinvested indefinitely and utilized in the foreign operations rather than being repatriated.  However, should our domestic operations fail to generate sufficient cash, we may be required or desire to repatriate our foreign earnings in order to, among other things, satisfy our debt service obligations.  As of December 31, 2016, the Company has approximately $28 million in accumulated foreign earnings.  Our ability to meet our debt service obligations with cash from foreign subsidiaries will depend upon the results of operations of these subsidiaries and may be subject to contractual or other restrictions and other business considerations.  In addition, dividend and interest payments to us from our foreign subsidiaries may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries.  Dividends and other distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates and restrictions on repatriation, which could further reduce the amount of funds we receive from such foreign subsidiaries.

The instruments governing our indebtedness impose significant operating and financial restrictions, and a breach of any such restriction may result in a default, which could result in the possible acceleration of repayment obligations and our secured creditors receiving certain rights against our collateral.

The agreements governing our revolving credit facility and term loan impose significant operating and financial restrictions on us.  These restrictions may restrict our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. More specifically, they restrict our ability to, among other things: incur additional indebtedness or issue disqualified capital stock; pay dividends, redeem subordinated debt or make other restricted payments; make certain investments or acquisitions; grant liens on our assets; merge, consolidate or transfer substantially all of our assets; and transfer, sell or acquire assets, including capital stock of our subsidiaries.

Our ability to comply with the provisions governing our indebtedness may be adversely affected by our operations and by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default under our indebtedness, resulting in accelerated repayment obligations and giving our secured creditors certain rights against our collateral.

The interests of our controlling stockholder may not be aligned with those of other stockholders.

Carl C. Icahn, through Icahn Enterprises, holds approximately 74.6% of our outstanding common stock.  As a result, Mr. Icahn is able to control or exert substantial influence over us, including the election of our Board of Directors and controlling most matters requiring Board of Directors and stockholder approval, including business strategies, mergers, business combinations, acquisitions or dispositions of significant assets, issuances of common stock, incurrence of debt or other financings. The existence of a controlling stockholder may have the effect of making it difficult for, or may discourage or delay, a third party from seeking to acquire, a majority of our outstanding common stock, which may decrease the value of shares held by other stockholders.  It is possible that the interests of Mr. Icahn could conflict in certain circumstances with those of other stockholders.

If we cannot continue to obtain the benefits provided by entities affiliated with Mr. Icahn, our costs could increase, which could materially adversely affect our business, financial condition and results of operations.

We believe that our relationship with entities affiliated with Mr. Icahn has, in many cases, provided us with a competitive advantage in identifying and attracting partners for critical supply and buying arrangements. In January 2013 we acquired an equity interest in Insight Portfolio Group, LLC, (“Insight Portfolio”) a company that provides consulting services and expertise in sourcing goods and services and insurance products to its members who consist of Icahn portfolio companies. As a member of Insight Portfolio we are afforded the opportunity to purchase goods, services and property from vendors with whom Insight Portfolio has negotiated rates and terms. Insight Portfolio does not guarantee that we will purchase any goods, services or property from any such vendors, and we are under no obligation to do so. We have purchased a variety of goods and services as members of the buying group at prices and on terms that we believe are more favorable than those that would be achieved on a stand-alone basis.  If we were unable to participate in these supply and buying group arrangements, our costs could increase, which could materially adversely affect our business, financial condition and results of operations.

The misuse or theft of information we possess, including as a result of cyber security breaches, could harm our brand, reputation or competitive position and give rise to material liabilities.

We regularly possess, store and handle non-public information about our customers and employees.  Despite the security measures we currently have in place, our facilities and systems and those of our third-party service providers may be susceptible to unauthorized access.  In addition, unauthorized parties may attempt to gain access to our systems or facilities, or those of third parties with whom we do business, through fraud, trickery, or other forms of deception of our employees or contractors.  Many of the techniques used to obtain unauthorized access, including viruses, worms and other malicious software programs, are difficult to anticipate until launched against a target and we may be unable to implement adequate preventative measures.  Our failure to maintain the security of that data, whether as the result of our own error or the malfeasance or errors of others, could harm our reputation, interrupt our operations, result in governmental investigations and give rise to a host of civil or criminal liabilities.  Any such failure could lead to lower revenues, increased remediation, prevention and other costs and other material adverse effects on our results of operations, financial condition, liquidity and cash flows.

We are pursuing, and may in the future pursue, expansion and acquisition opportunities and other strategic transactions that involve inherent risks, any of which may cause us to not realize anticipated benefits of such expansion and acquisition opportunities.

We have recently completed two acquisitions and may in the future engage in additional strategic transactions, including acquisitions or dispositions of assets or businesses.  These transactions involve numerous risks which may result in our inability to realize the anticipated benefits of the strategic transactions.  We may not be able to successfully identify suitable acquisition or other strategic opportunities or complete any particular acquisition, combination, joint venture or other strategic transaction on acceptable terms, if at all. Our identification of suitable acquisition candidates and other strategic opportunities involves risks inherent in assessing the values, strengths, weaknesses and profitability of these opportunities including their effects on our business, diversion of our management’s attention and risks associated with unanticipated problems or unforeseen liabilities. If we are successful in pursuing acquisitions or other strategic opportunities, we may be required to expend significant funds, incur additional debt, or issue additional securities, which may materially and adversely affect our results of operations and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic downturns and competitive pressures. In addition, we cannot guarantee that we will be able to finance additional acquisitions or other strategic opportunities, or that we will realize any anticipated benefits from acquisitions or other strategic opportunities. Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

The Company’s financial position and future cash flows could be adversely affected if it is unable to fully realize its deferred tax assets.

As of June 30, 2017, the Company had deferred income tax assets of $52.1 million, much of which are related to net operating loss carryforwards for income taxes in the United States and in certain other taxing jurisdictions. The Company provides a valuation allowance when it is more likely than not that some portion or all of the net deferred tax assets will not be realized.  The use of the Company’s deferred tax assets enables it to satisfy current and future tax liabilities without the use of the Company’s cash resources. If the Company is unable for any reason to generate sufficient taxable income to fully realize its deferred tax assets, or if the use of its net operating loss carryforwards is limited by Internal Revenue Code Section 382 or similar statute, the Company’s financial position and future cash flows would be adversely affected.

Risks Related to the Rights Offering and to Investing in the Common Stock

The subscription price is not an indication of our value.

The subscription price does not necessarily bear any relationship to the book value of our assets, or our past operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as any assurance of future value.  After the date of this offering circular, our common stock may trade at prices above or below the subscription price.

If you exercise your subscription rights, you may be unable to sell any shares you purchase at a profit and your ability to sell may be delayed by the time required to deliver the stock certificates.

To the extent a public trading market for our common stock exists, the trading market price may decline after you elect to exercise your subscription rights.  In the event the subscription price ultimately exceeds the prevailing market price of our common stock, you will have an unrealized loss for so long as the subscription price continues to exceed the prevailing market price.  Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at any specific price or that you will ever be able to sell your shares at a price equal to or greater than the subscription price.  Until shares of common stock are delivered to you after completion of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering.  Certificates representing shares of our common stock purchased in the rights offering will be delivered as soon as practicable after completion of the rights offering.  We will not pay you interest on any funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The exercise of subscription rights would result in a substantial number of additional shares of common stock outstanding, which could decrease the price of our common stock.

If all the subscription rights being offered in the rights offering are exercised, 16,666,666 shares of common stock would be issued through the exercise of such subscription rights.  In such case, the increase in the number of additional shares of common stock that may be sold in the market could substantially decrease the price of our common stock.

Once you exercise your subscription rights, you may not revoke your exercise.

Once you exercise your subscription rights you cannot revoke your exercise even if there is a decline in the price of our common stock or you learn information about us that you consider unfavorable before the expiration date.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Because our Board of Directors may cancel the rights offering for any reason, your participation in the rights offering is not assured.

Our Board of Directors may unilaterally withdraw or terminate the rights offering in its discretion at any time until the certificates for shares of common stock are actually issued and distributed to participants in the rights offering.  If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription price actually received.

To exercise your subscription rights, you must act promptly and follow the subscription instructions carefully.

In order to exercise subscription rights, each holder must: (i) return a duly completed subscription rights certificate to the subscription agent so that such certificate is actually received by the subscription agent on or before the expiration date; and (ii) pay to the subscription agent on or before the expiration date the aggregate subscription price for all of the common stock purchased pursuant to the holder’s exercise of the subscription rights in accordance with the instructions set forth on the subscription rights certificate.  If, on or prior to the expiration date, the subscription agent for any reason does not receive a duly completed subscription rights certificate and full payment from you in an amount equal to the aggregate subscription price of the subscription rights you desire to exercise, your subscription rights for which we have not received such certificate and payment will be deemed to be unexercised, terminate and become null and void.  On the other hand, the subscription agent may accept such subscription rights to the extent of the payment received.  Neither we nor the subscription agent has any obligation to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you use a personal check to pay the subscription price for shares of common stock, your check may not clear in time.

Any personal check used to pay the subscription price for shares of common stock must clear prior to the expiration date, and the clearing process may require five or more business days.  If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and your check clears by that time.

There is no established trading market for our common stock and any market for our common stock may be illiquid.

There is no established public market for the common stock.  Our common stock is not listed on any exchange, and we do not intend to apply for any listing.  Our common stock has been traded in the over-the-counter market on the “pink sheets” under the symbol “VKSC.”  Trading on such market is highly illiquid and volatile. In addition, stocks traded over-the-counter generally have a more limited trading volume and exhibit a wide spread between the bid/ask quotations than stock traded on national exchanges.  Many institutional investors have investment policies which prohibit them from trading in over-the-counter stocks. These factors, among others, can have a significant effect on the market price for our common stock for reasons that are unrelated to our operating and financial performance. There can be no certainty as to:

•                     whether any public market will develop for the common stock;

•                     the liquidity of any such market that may develop;

•                     your ability to sell your common stock; or

•                     the price at which you would be able to sell your common stock.

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business.  We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

The issuance of additional preferred stock or common stock may adversely affect our stockholders.

Assuming that the subscription rights are exercised in full, our Board will have the authority to issue an additional 46,809,335 shares of our common stock following the rights offering.  In addition, our Board of Directors has the authority to issue up to 50,000,000 shares of our preferred stock and to determine the terms, including voting rights, of those shares without any further vote or action by our common stockholders.  The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  Similarly, our Board of Directors may issue additional shares of common stock without any further vote or action by our common stockholders, which would have the effect of diluting common stockholders.  An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company.

Our Amended and Restated Bylaws include an exclusive forum provision that could limit our stockholders’ ability to obtain a judicial forum viewed by the stockholders as more favorable for disputes with us or our directors, officers or other employees.

Our Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, a state court in the State of Delaware (or, if that court does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (as any of the foregoing may be amended from time to time); or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage lawsuits against us or our directors or officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

DETERMINATION OF SUBSCRIPTION PRICE

The $3.00 subscription price was set by our Board considering, among other things, our need for equity capital and evaluation of sources of equity financing, feedback from our majority stockholder, Icahn Enterprises, regarding the terms on which it would be willing to make an addition al equity investment in the Company and a survey of the discount from market price associated with the subscription price of other rights offerings. The factors considered by our Board and the process our Board undertook to review, consider and approve the subscription price are discussed in “The Rights Offering—Reasons for the Rights Offering” and “—Determination of the Subscription Price.”

DILUTION

Pursuant to the rights offering, shares of our common stock are being offering at a price equal to $3.00 per share.  On December 30, 2016, our chief executive officer exercised options for 1,500,000 shares of common stock at an exercise price of $1.70 per share.  The options were exercised on a partial cashless basis and resulted in the issuance of 339,558 shares of common stock.  Also on December 30, 2016, we granted options to Mr. Davis for 600,000 shares with an exercise price of $2.53 per share.  One-third of the options vests on each anniversary of the grant date, subject to acceleration in specified circumstances.  The options expire on December 31, 2026.

PLAN OF DISTRIBUTION

We intend to issue subscription rights and distribute copies of this offering circular to those persons who are holders of common stock as of the record date of 5:00 p.m. New York City time, on [•]. Upon completion of the rights offering, we intend to issue shares of our common stock directly to those persons who properly exercise their subscription rights prior to the expiration date. There is no established public market for the common stock. Our common stock is not listed on any exchange, and we do not intend to apply for any listing. Our common stock has been traded in the over-the-counter market on the “pink sheets” under the symbol “VKSC” and trading on such market is highly illiquid and volatile. The rights are non-transferable and will not be listed for trading on any securities exchange or automated quotation system.

Certain of our employees, officers or directors may solicit responses from you to the rights offering, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

We have not agreed to enter into any standby or other arrangements to purchase any rights or any shares of common stock. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

We will pay the fees of AST, the subscription agent, and we will also reimburse AST for any out-of-pocket expenses. We estimate that our total expenses in connection with the rights offering, including fees and expenses of the subscription agent, will be approximately $225,000.

USE OF PROCEEDS

The net proceeds of a fully subscribed offering to the Company, net of expenses, will be approximately $49.8 million. The Company plans to use these proceeds to replenish working capital used for the acquisitions of Walsroder and Darmex and for other general corporate purposes, including acquisitions and capital expenditures.

The above description of the anticipated use of proceeds is not binding on the Company and is merely description of its current intentions. The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

SELECTED FINANCIAL DATA

(In Thousands, except for per share amounts)

The following historical consolidated financial data for the six months ended June 30, 2017 and June 30, 2016 and the years ended December 31, 2016, December 31, 2015 and December 31, 2014 was derived from our consolidated financial statements. The financial data should be read in conjunction with our consolidated financial statements and notes thereto, which are included elsewhere in this offering circular, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Six Months Ended		Year Ended
	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014

Net sales	188,796	161,694	328,820	343,583	365,203
Operating income (loss)(1)	11,864	9,758	24,489	28,968	45,978
Loss on early extinguishment of debt	—	—	—	—	15,739
Net income(1)	3,759	3,686	5,560	1,297	9,830
Per share net income
— basic	$0.10	$0.10	$0.15	$0.04	$0.27
— diluted	$0.10	$0.10	$0.15	$0.03	$0.26
Cash and equivalents	14,253	36,079	39,129	37,321	39,310
Restricted cash	1,544	2,063	2,063	1,364	1,364
Working capital	132,817	138,619	134,552	136,599	154,902
Total assets	482,487	420,086	423,438	411,550	428,977
Debt obligations:
Short-term debt	7,677	2,890	2,750	3,160	3,357
Long-term debt	267,372	262,903	261,905	264,148	269,660
Stockholders’ equity	41,910	39,441	29,727	29,367	38,890
Cash dividends	—	—	—	—	—

(1)    For a discussion on comparability of income from continuing operations and net income, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CAPITALIZATION

(In Thousands)

The following table sets forth our unaudited cash and cash equivalents, debt and total capitalization as of June 30, 2017. The table also sets forth this information on an adjusted basis, as of June 30, 2017, assuming the completion of a fully-subscribed rights offering for cash proceeds of $50,000,000 and the use of the net proceeds of such rights offering as set forth in “Use of Proceeds”. This table should be read in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this offering circular.

	As of June 30, 2017
	Actual	As Adjusted
Cash and Cash Equivalents	$14,253	$64,028
Debt	275,049	275,049
Total Equity	41,910	91,685
Total Capitalization	$316,959	$366,734

DESCRIPTION OF CERTAIN INDEBTEDNESS

Revolving Credit Facility

On November 14, 2007, the Company entered into a secured revolving credit facility (“Revolving Credit Facility”), which has been subsequently amended.

On January 30, 2014, the Company entered into an Amendment Agreement to the Revolving Credit Facility, together with an amended Loan Agreement, with Icahn Enterprises Holdings L.P. (“IEH”). Drawings under the amended Revolving Credit Facility bear interest at daily three month LIBOR plus 2.0%. The amended Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

On March 1, 2016, the Company entered into the Tenth Amendment to the Loan and Security Agreement with respect to the Revolving Credit Facility, extending the maturity date of the Revolving Credit Facility from January 30, 2017 to January 30, 2020. The amendment included a fee of $125,000 for the extension.

Indebtedness under the amended Revolving Credit Facility is secured by liens on substantially all of the Company’s domestic and Mexican assets, with liens on (i) accounts, inventory, lockboxes, deposit accounts and investment property (the “ABL Priority Collateral’) to be contractually senior to the liens securing the Term Loan (as hereafter defined) pursuant to an intercreditor agreement, (ii) real property, fixtures and improvements thereon, equipment and proceeds thereof (the “Fixed Asset Priority Collateral”), to be contractually subordinate to the liens securing the Term Loan pursuant to such intercreditor agreement, and (iii) all other assets, to be contractually pari passu with the liens securing the Term Loan pursuant to such intercreditor agreement. Our future direct or indirect material domestic subsidiaries are required to guarantee the obligations under the amended Revolving Credit Agreement, and to provide security by liens on their assets as described above.

The amended Revolving Credit Facility contains various covenants which restrict the Company’s ability to, among other things, incur indebtedness, create liens on our assets, make investments, enter into merger, consolidation or acquisition transactions, dispose of assets (other than in the ordinary course of business), make certain restricted payments, enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The amended Revolving Credit Facility also requires that we comply with certain financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures, in the event our usage of the Revolving Credit Facility exceeds 90% of the facility amount. The Company is in compliance with the Revolving Credit Facility covenants as of June 30, 2017.

The Company had $3.0 million of borrowings under the amended Revolving Credit Facility as of June 30, 2017.

In its foreign operations, the Company has unsecured lines of credit with various banks providing approximately $8.0 million of availability. There were no borrowings under the lines of credit at June 30, 2017.

Term Loan Facility

On January 30, 2014, the Company entered into a Credit Agreement with UBS AG, Stamford Branch (“UBS”), as Administrative Agent and Collateral Agent, and the Lenders parties thereto, providing for a $275.0 million senior secured covenant lite term loan facility (“Term Loan”).  The Term Loan bears interest at a LIBOR Rate plus 3.25% (with the LIBOR Rate carrying a 1.00% floor or at a Base Rate equal to the sum of (1) the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, (c) one-month LIBOR plus 1.0%, or (d) 2.0%, plus (2) 2.25%). As of June 30, 2017, the interest rate was 4.40% on the Term Loan.  The Term Loan has a 1% per annum amortization with a maturity date of January 30, 2021. The aggregate value of the outstanding Term Loan debt is $265.4 million as of June 30, 2017.  The Term Loan is subject to certain additional mandatory prepayments upon asset sales, incurrence of indebtedness not otherwise permitted, and based upon a percentage of excess cash flow. Prepayments on the Term Loan may be made at any time.

Indebtedness under the Term Loan is secured by liens on substantially all of the Company’s domestic and Mexican assets, with liens on (i) the Fixed Asset Priority Collateral, to be contractually senior to the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement, (ii) the ABL Priority Collateral, to be contractually subordinate to the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement, and (iii) all other assets, to be contractually pari passu with the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement.  Our future direct or indirect material domestic subsidiaries are required to guarantee the obligations under the Term Loan, and to provide security by liens on their assets as described above.

Restructured Term Loan

On December 30, 2016, the Company entered into a Share and Asset Purchase Agreement to purchase all of the shares in CT Casings Beteiligungs GmbH and certain assets of Poly-clip Systems LLC.  As part of the consideration for the purchase, a former seller shareholder loan was restructured and remained outstanding at the January 10, 2017 closing in the original amount of €9.8 million (“Restructured Term Loan”) or $10.3 million.  After reductions for post-closing adjustments, the balance on the Restructured Term Loan was €8.1 million or $9.3 million as of June 30, 2017.  The Restructured Term Loan is due for repayment as follows: €1.7 million is due on January 10, 2018; and the balance of €6.4 million is due on January 10, 2020. The Restructured Term Loan bears no interest, and was recorded for a book value of €7.3 million using an imputed interest rate of 4%.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 150,000,000 shares, with (i)  100,000,000 shares of common stock, par value $0.01 and (ii) 50,000,000 shares of preferred stock, par value $0.01. As of November 17, 2017, there were 37,329,269 shares of common stock issued and 36,523,999 shares of common stock outstanding. Our certificate of incorporation provides that we may not issue shares of capital stock without the approval of our Board of Directors upon the affirmative vote of no less than 80% of the authorized number of directors, including authorized but vacant directorships.

Subscription Rights

Each holder of common stock will be granted one non-transferable subscription right for each share of common stock held of record as of 5:00 p.m. New York City time, on [•], the record date. An aggregate of 36,523,999 rights will be granted pursuant to the rights offering. Each right will be exercisable for 0.45632095 shares of common stock until 5:00 p.m., New York City time, on [•], the expiration date. An aggregate of up to 16,666,666 shares of common stock will be sold upon exercise of the subscription rights. The exercise of subscription rights granted in this offering is irrevocable. The Company is not applying for listing of the subscription rights on any securities exchange or automated quotation system.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.

Holders of common stock are entitled to receive a pro rata share of dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends and to participate pro rata in liquidating distributions. However, the rights of the holders of common stock are subject to the holders of all classes or series of preferred stock outstanding, if any.  As of November 17, there are no classes of stock outstanding other than the common stock.

PRICE RANGE OF COMMON STOCK

Market Information.  The Company’s common stock is traded in the over-the-counter market and is quoted on the Pink Sheets Electronic Quotation Service under the symbol “VKSC”. The high and low closing bid prices of the common stock during 2015, 2016 and 2017 are set forth in the following table. Such prices reflect interdealer prices without markup, markdown or commissions and may not represent actual transactions.

2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

High	$5.85	$5.95	$5.75	$4.80
Low	$5.40	$5.00	$4.80	$3.20

2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

High	$3.50	$3.20	$2.97	$3.10
Low	$2.99	$2.15	$2.15	$2.25

2017	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)

High	$3.50	$3.85	$5.00	$3.90
Low	$3.00	$3.50	$3.75	$3.50

(1)    Through November 2, 2017.

On November 16, 2017, the most recent closing price of the common stock was $3.50.

Holders.  As of November 16, 2017, there were approximately 84 holders of record of the Company’s common stock.

Dividends.  We have not paid dividends on our common stock, and we do not anticipate paying dividends on our common stock in the foreseeable future.

Equity Compensation Plans.   There are outstanding options with respect to 925,000 shares of common stock as of the date of this offering circular.

DIVIDEND POLICY

We have not paid dividends on our common stock, and we do not anticipate paying dividends on our common stock in the foreseeable future.

BUSINESS

General

Viskase Companies, Inc. is a Delaware corporation organized in 1970. As used herein, Viskase Companies, Inc. and its subsidiaries are referred to as “Viskase” or the “Company,” as well as “we,” “us” and “our”. The Company operates in the casing product segment of the food industry. Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry.  Viskase currently operates eleven manufacturing facilities and six distribution centers throughout North America, Europe, South America and Asia.  Viskase provides value-added support services relating to these products for some of the world’s largest global consumer products companies.  Viskase is one of the two largest worldwide producers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings.

Viskase’s business strategy is to continue to improve operational efficiencies, product quality and throughput by upgrading existing production facilities and adding resources in high growth markets through new capital investments.  Viskase has been successful in implementing production cost-savings initiatives and will continue to pursue similar opportunities that enhance its profitability and competitive positioning as a leader in the casing market.  The Company is focused on reducing extrusion, shirring and printing waste through equipment upgrades and an ongoing effort to redefine product mix.  In addition, the Company seeks entry into new value added lines of business.  As part of the Company’s long-term corporate goal of increasing stockholder value, the Company regularly considers alternatives to enhance stockholder value, including strategic acquisitions and business combinations, recapitalizations and refinancings, and the Company intends to continue to consider alternatives to enhance stockholder value.  The Company regularly explores acquisitions in the ordinary course of its business and believes that there are significant acquisition opportunities in its industry.  Some of the acquisitions that the Company is considering could be material to the Company’s results of operations and financial condition, and it is possible that such acquisitions could be announced or completed shortly after this offering.  There can be no guarantee that any of the opportunities the Company is currently evaluating will result in completed transactions.  The Company intends to fund acquisitions with available cash, revolving credit line borrowings and future debt and/or equity financings, all of which may change or increase our leverage and interest expense.  The acquisitions involve a number of risks and may not achieve the Company’s expectations, and therefore the Company could be adversely affected by any such new business additions or acquisitions.  See “Risk Factors”.

This section summarizes the business that we have conducted over the previous three years and the business that we intend to conduct for the remainder of the current fiscal year.

Recent Developments

On December 1, 2016, the Company, through its indirect subsidiary, Viskase Polska Sp. z o.o., completed the purchase of all of the shares of Darmex Casing Sp. z o.o. (“Darmex”) and certain assets of Supravis Group S.A., for a total of $4,196,000 in cash, subject to certain adjustments.  The share purchase of Darmex included acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Darmex.  The Company completed the purchase to further enhance its production capabilities and product offerings in plastic casings.

On January 10, 2017, the Company, through its indirect subsidiary, Viskase GmbH, completed the purchase of all of the shares of CT Casings Beteiligungs GmbH (“Walsroder”), certain outstanding shareholder loans to Walsroder, and certain casing assets of Poly-clip System LLC, for a total of €33,611,000 or $34,616,000 paid cash and debt, subject to certain post-closing adjustments.  The share purchase of Walsroder included acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Walsroder.  The Company completed the purchase to further enhance its production capabilities and product offerings in plastic and fibrous casings.

On July 6, 2017, the Company entered into a joint venture agreement in the U.S. where the Company agreed to contribute $931,000 in cash and other considerations in forming the venture.  In addition the Company could be required to contribute up to $4,000,000 less the initial contribution during the course of the joint venture.

Products

Our main product lines are as follows:

NOJAX® casings — Small-diameter cellulosic casings designed for the production of hot dogs, wieners, frankfurters, viennas, cocktail sausages, coarse ground dinner sausages and other small-diameter processed meats.

Large cellulosic casings — Large-diameter cellulosic casings used for bologna, mortadella, bierwurst and dry sausages.

Fibrous casings — Paper-reinforced cellulosic casings utilized in the manufacture of a wide variety of cooked, smoked and dried processed meats, including pepperoni, salami, luncheon meats, boneless shams and other deli-style processed meats as well as smoked cheese.  Our fibrous casing products include Color Master™ and Smoke Master®,  which impart desired color and flavor characteristics to processed meats.

VISCOAT® casings and films — Casings and films made with a combination of a multi-layer film with an inner paper layer treated with natural colors or smoke, which are imported to the finished product.  These can be used for a wide range of applications, including turkey, ham and roast beef.

VISFLEX®, VISMAX® and POLYJAX® plastic casings — Plastic (polyamide) casings, each designed with distinct performance characteristics targeted at a wide range of sausage, deli meat and other processed meat and poultry applications.

International Operations

As of June 30, 2017, Viskase had nine manufacturing or finishing facilities located outside the continental United States: Monterrey, Mexico; Beauvais, France; Thâon-les-Vosges, France; Caronno, Italy; Swiecie, Poland; Bomlitz, Germany; Legnica, Poland; Clark Freeport Zone, Philippines; and Atibaia, Brazil.  Viskase continues to explore opportunities to expand in emerging markets.  Net sales from customers located outside the United States represented approximately 70% of our total net sales for the year ended December 31, 2016 and 69% of our total net sales for the six months ended June 30, 2017.  While overall consumption of processed meat products in North America and Western Europe is stable, market growth is driven by increasing demand in Eastern Europe, South America and the Asia Pacific region.

Sales and Distribution

Viskase has a broad base of customers, with no single customer accounting for more than 4.9% of our net sales for the year ended December 31, 2016 or the six months ended June 30, 2017.  We are able to sell our products in most countries throughout the world.  In the United States, Viskase has a staff of technical sales teams responsible for sales and service to processed meat and poultry producers.  Approximately 150 distributors market Viskase products to customers throughout the world.  Additionally, our products are marketed through our own subsidiaries in France, Germany, Italy, Poland, Spain, the Philippines and Brazil, and we maintain nine service and distribution centers located in the United States, Brazil, Canada, Italy and Poland.  The service centers perform limited finishing and provide sales, customer service, warehousing and distribution.  Distribution centers provide only warehousing and distribution.

Competition

Viskase is one of the world’s leading producers of cellulosic casings.  While our industry generally competes based on volume and price, we seek to maintain a competitive advantage and differentiate ourselves from our competitors by manufacturing products that have higher quality and superior performance characteristics when compared to our competitors’ products; by responding quickly to customer product requirements; by providing technical support services to our customers for production and formulation requirements; and by producing niche products to satisfy individual customer needs.

Viskase’s principal competitors in the cellulosic casing market are Viscofan, S.A., located in Spain with additional facilities in Germany, the Czech Republic, the United States, Mexico and Brazil; Kalle GmbH, located in Germany; Visko Teepak located in Finland and Belgium; and two Japanese manufacturers, Futamura Chemical, marketed by Meatlonn, and Toho.  In recent years, overcapacity in our industry has led to intense competition based on price.

Research and Development

We believe our continuing emphasis on research and development is central to our ability to maintain industry leadership.  In particular, we have focused on the development of new products that increase our customers’ operating efficiencies, reduce their operating costs and expand their markets.  Our research and development projects also include the development of new processes and products to improve our own manufacturing efficiencies.  Our research scientists, engineers and technicians are engaged in continuous product and equipment development, and also provide direct technical and educational support to our customers.  We believe we have achieved and maintained our position as a leading producer of cellulosic casings for packaging meats through significant expenditures on research and development.  We expect to continue our research and development efforts.

Seasonality

Historically, our domestic sales and profits have been somewhat seasonal in nature, increasing in the spring and summer months.  Sales outside of the United States follow a relatively stable pattern throughout the year.

Raw Materials

The raw materials we use include cellulose (derived from wood pulp), specialty fibrous paper, polyamide resins and various other chemicals.  We generally purchase our raw materials from a single source or small number of suppliers with whom we maintain good relations.  Certain primary and alternative sources of supply are located outside the United States.  We believe, but there can be no assurance, that adequate alternative sources of supply currently exist for all of our raw materials or that raw material substitutes are available, which we could modify its processes to utilize.

Employees

We believe we maintain productive and amicable relationships with our approximately 2,400 employees worldwide, approximately 2,300 of which are full time employees.

Trademarks and Patents

We hold patents on many of our major technologies, including those used in our manufacturing processes and those embodied in products sold to our customers.  We believe our ongoing position as one of the market leaders is derived, in part, from our technology.  We vigorously protect and defend our patents against infringement on an international basis.  As part of our research and development program, we have developed and expect to continue to develop new proprietary technology.  We believe these activities will enable us to maintain our competitive position. However, we do not believe that any single patent or group of patents is material to us.  We also own numerous trademarks and registered trade names that are used actively in marketing our products.

Environmental Regulations

In manufacturing our products, we employ certain hazardous chemicals and generate toxic and hazardous wastes.  The use of these chemicals and the disposal of such wastes are subject to stringent regulation by several governmental entities, including the United States Environmental Protection Agency (“EPA”) and similar state, local and foreign environmental control entities.  We are subject to various environmental, health and safety laws, rules and regulations including those of the United States Occupational Safety and Health Administration and EPA.  These laws, rules and regulations are subject to amendment and to future changes in public policy or interpretation, which may affect our operations.  Certain of our facilities are or may become potentially responsible parties with respect to on-site and off-site waste disposal facilities and remediation of environmental contamination.

Business Segment Information and Geographic Area Information

For additional business segment information and geographic area information, see Note 18 to our audited consolidated financial statements for the year ended December 31, 2016 and Note 15 to our unaudited consolidated financial statements for the quarter ended June 30, 2017.

Properties

We operate eleven manufacturing facilities, six distribution centers and three service centers throughout North America, Europe, South America and Asia.  Our worldwide headquarters are located in Lombard, Illinois, with our European headquarters located in Levallois-Perret, France and our Asia Pacific headquarters located in Clark Freeport Zone, Philippines.  We believe that our properties generally are suitable and adequate to satisfy our present and anticipated needs.  The Company’s facilities in Loudon, Tennessee and Osceola, Arkansas collateralize the Company’s obligations under various financing arrangements.  For a discussion of these financing arrangements, see Note 8 to our audited consolidated financial statements for the year ended December 31, 2016 and Note 5 to our unaudited consolidated financial statements for the quarter ended June 30, 2017.

Manufacturing Facilities

Atibaia, Brazil (a)
Beauvais, France (a)
Bomlitz, Germany (a)
Caronno, Italy (b)
Clark Freeport Zone, Philippines (c)
Legnica, Poland (a)
Loudon, Tennessee (b)
Monterrey, Mexico (a)
Osceola, Arkansas (b)
Swiecie, Poland (b)
Thâon-les-Vosges, France (b)

Distribution Centers

Atlanta, Georgia (a)
Buffalo, New York (a)
Davenport, Iowa (a)
Remington, Indiana (a)
Toronto, Ontario, Canada (a)
Warsaw, Poland (a)

Headquarters

Worldwide:	Lombard, Illinois (a)
Europe:	Levallois-Perret, France (a)
Asia Pacific:	Clark Freeport Zone, Philippines (a)
South America:	Atibaia, Brazil (a)

(a)         Leased.

(b)         Owned.

(c)          Subject to ground lease.

Legal Proceedings

The Company from time to time is involved in various legal proceedings, none of which is expected to have a material adverse effect on our results of operations, cash flows or financial condition.

Our Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, a state court in the State of Delaware (or, if that court does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (as any of the foregoing may be amended from time to time); or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage lawsuits against us or our directors or officers.

FORWARD-LOOKING STATEMENTS

This offering circular includes “forward-looking statements.” Forward-looking statements are those that do not relate solely to historical fact. These statements relate to future events or our future financial performance and implicate known and unknown risks, uncertainties and other factors that may cause the actual results, performances or levels of activity of our business or our industry to be materially different from that expressed or implied by any such forward-looking statements. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. In some cases, you can identify forward-looking statements by use of words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “would,” “could,” “predict,” “propose,” “potential,” “may” or words or phrases of similar meaning. Statements concerning our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, plans, references to future success and other similar matters are forward-looking statements. Forward-looking statements may relate to, among other things:

•	our ability to meet liquidity requirements and to fund necessary capital expenditures;

•	the strength of demand for our products, prices for our products and changes in overall demand;

•	assessment of market and industry conditions and changes in the relative market shares of industry participants;

•	consumption patterns and consumer preferences;

•	the effects of competition and competitor responses to our products and services ;

•	our ability to realize operating improvements and anticipated cost savings;

•	pending or future legal proceedings and regulatory matters;

•	general economic conditions and their effect on our business;

•	changes in the cost or availability of raw materials and changes in energy prices or other costs;

•	pricing pressures for our products;

•	the cost of and compliance with environmental laws and other governmental regulations;

•	our results of operations for future periods;

•	our anticipated capital expenditures;

•	our ability to pay, and our intentions with respect to the payment of, dividends on shares of our capital stock;

•	our ability to protect our intellectual property;

•	economic and industry conditions affecting our customers and suppliers

•	our ability to identify, complete and integration acquisitions; and

•	our strategy for the future, including opportunities that may be presented to and/or pursued by us.

These forward-looking statements are not guarantees of future performance. Forward-looking statements are based on management’s expectations that involve risks and uncertainties.  These risks and uncertainties may include those discussed in “Risk Factors.” Other risks besides those listed in “Risk Factors” can adversely affect us, and new risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, we urge you to read this offering circular completely and with the understanding that actual future results may be materially different from what we plan or expect. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect future events or circumstances after the date of such statements or the reflect the occurrence of anticipated or unanticipated events.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Company Overview

The Company operates in the casing product segment of the food industry.  Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry.  Viskase currently operates eleven manufacturing facilities, six distribution centers and three service centers throughout North America, Europe, South America and Asia.  Viskase provides value-added support services relating to these products for some of the world’s largest global consumer products companies.  Viskase is one of the two largest worldwide producers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings.

Our net sales are driven by consumer demand for meat products and the level of demand for casings by processed meat manufacturers, as well as the average selling prices of our casings. Specifically, demand for our casings is dependent on population growth, overall consumption of processed meats and the types of meat products purchased by consumers. Average selling prices are dependent on overall supply and demand for casings and our product mix.

Our cellulose, fibrous and plastic casing extrusion operations are capital-intensive and are characterized by high fixed costs. Our finishing operations are labor intensive. The industry’s operating results have historically been sensitive to the global balance of capacity and demand. The industry’s extrusion facilities produce casings under a timed chemical process and operate continuously.

Our contribution margin varies with changes in selling price, input material costs, labor costs and manufacturing efficiencies. The total contribution margin increases as demand for our casings increases. Our financial results benefit from increased volume because we do not have to increase our fixed cost structure in proportion to increases in demand. For certain products, we operate at near capacity in our existing facilities. We regularly evaluate our capacity and projected market demand.  We believe the current and planned cellulosic production capacity in our industry exceeds global demand, and will continue to do so in the near term.

Comparison of Results of Operations for the Fiscal Quarters Ended June 30, 2017 and June 30, 2016

The following discussion compares the results of operations for the fiscal quarter ended June 30, 2017 to the results of operations for the fiscal quarter ended June 30, 2016. We have provided the table below in order to facilitate an understanding of this discussion. The table (dollars in millions) is as follows:

	Three Months Ended	Three Months Ended	% Change
	June 30,	June 30,	Over
	2017	2016	2016

NET SALES	$98.4	$84.2	16.9%
COST AND EXPENSES
Cost of sales	74.3	62.5	18.9%
Selling, general and administrative	15.7	14.1	11.3%
Amortization of intangibles	0.4	—	NM
Restructuring expense	1.9	0.3	533.3%

OPERATING INCOME	6.1	7.3	(16.4)%
Interest expense, net of income	3.3	3.1	6.5%
Other (income), net	(0.1)	(1.3)	(92.3)%
Income tax provision	0.9	2.5	(64.0)%

NET INCOME	$2.0	$3.0	(33.3)%

Net Sales.  Our net sales for the second quarter of 2017 were $98.4 million, which represents an increase of $14.2 million or 16.9% over the comparable prior quarter. Net sales benefited $19.7 million due to volume, mainly from acquisitions, offset by a decrease of $4.0 million due to price and mix and $1.5 million due to foreign currency translation.

Cost of Sales.  Cost of sales for second quarter of 2017 increased 18.9% from the prior year due to increased sales volumes from our acquisitions. An increase in raw material and labor costs were offset by improved plant efficiencies.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $1.6 million during the second quarter of 2017 as compared to the second quarter of 2016. Selling, general and administrative expenses increased in the second quarter of 2017 due to the acquired companies.

Amortization of Intangibles Amortization of intangibles increased due to additional intangible assets acquired in our purchase of Walsroder and Darmex.

Restructuring Expense.  Restructuring expense of $1.9 million in the second quarter of 2017 resulted from the closure of our manufacturing operation in Warsaw, Poland.  The plan involved the involuntary termination of approximately 13 employees and included an asset impairment of $0.4 million and an operating lease liability of $1.3 million. The Company anticipates an annual savings of $0.6 million per year when the plan is fully implemented in at the end of 2017 and a similar cash flow savings when the Warsaw facility is subleased in 2018.

Operating Income.  Operating income for the second quarter of 2017 was $6.1 million, representing a decrease of $1.2 million from the prior year. The decrease in operating income resulted primarily from the restructuring expense recognized in the second quarter.

Interest Expense.  Interest expense, net of interest income, for the second quarter of 2017 was $3.3 million, representing an increase of $0.2 million compared to the prior year period. The increase is primarily from a slightly higher interest rate on our long term debt and acquired capital lease.

Other Expense (Income).  Other income for the second quarter of 2017 was $0.1 million compared to other income of $1.3 million for the second quarter of 2016. The decrease in other income consists principally of lower income related to foreign currency translation.

Income Tax Provision.  An income tax provision of $0.9 million was recognized on the income before income taxes of $2.9 million for the second quarter of 2017 compared to $2.5 million for the second quarter of 2016.  The second quarter 2017 effective income tax rate was 30.2% compared to 46.3% in the second quarter of 2016.  The lower provision in the second quarter of 2017 resulted from the reversal of $0.9 in an uncertain tax position closed due to examination.

Primarily as a result of the factors discussed above, net income was $2.0 million for the second quarter of 2017 compared to net income of $3.0 million for comparable prior year period.

Comparison of Results of Operations for the Six Months Ended June 30, 2017 and June 30, 2016

The following discussion compares the results of operations for the six months ended June 30, 2017 to the results of operations for the six months ended June 30, 2016. We have provided the table below in order to facilitate an understanding of this discussion. The table (dollars in millions) is as follows:

	Six Months Ended		% Change
	June 30,	June 30,	Over
	2017	2016	2016

NET SALES	$188.8	$161.7	16.8%
COST AND EXPENSES
Cost of sales	142.2	123.4	15.2%
Selling, general and administrative	32.0	26.3	21.7%
Amortization of intangibles	0.8	—	NM
Restructuring expense	1.9	2.2	(13.6)%

OPERATING INCOME	11.9	9.8	21.4%
Interest expense, net of income	6.5	6.2	4.8%
Other (income), net	(0.5)	(3.1)	(83.9)%
Income tax provision	2.1	3.0	(30.0)%

NET INCOME	$3.8	$3.7	2.7%

Net Sales.  Our net sales for the first six months of 2017 were $188.8 million, which represents an increase of $27.1 million, or 16.8%, from the comparable prior year six-month period. Net sales benefited $39.9 million from an increase in volume, mainly due to acquisitions, offset by a decrease of $9.7 million due to price and mix and $3.1 million due to foreign currency translation loss.

Cost of Sales.  Cost of sales for the first six months of 2017 increased 15.2% from the comparable prior year six-month period. The increase can be attributed to an increase in sales volume due to acquisitions.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $5.7 million for the first six months of 2017 to $32.0 million as compared to the first six months of 2016. Selling, general and administrative expenses in the first six months of 2017 include $6.3 million related to the acquired companies.

Amortization of Intangibles. Amortization of intangibles increased due to additional intangible assets acquired in our purchase of Walsroder and Darmex.

Restructuring Expense.  Restructuring expense of $1.9 million in the second quarter of 2017 resulted from the closure of our manufacturing operation in Warsaw, Poland.  The plan involved the involuntary termination of approximately 13 employees and included an asset impairment of $0.4 million and an operating lease liability of $1.3 million. The Company anticipates an annual savings of $0.6 million per year when the plan is fully implemented in at the end of 2017 and a similar cash flow savings when the Warsaw facility is subleased in 2018.

Operating Income.  Operating income for the first six months of 2017 was $11.9 million, representing an increase of $2.1 million from the prior year first six months. The increase in the operating income resulted primarily from the increase in net sales of acquired companies offset by their associated expenses and restructuring expense.

Interest Expense.  Interest expense, net of interest income, for the first six months of 2017 was $6.5 million, or an increase of $0.3 million compared to the prior year period. The increase is primarily due to a slightly higher interest rate on our long term debt and acquired capital lease.

Other Expense (Income).  Other income for the first six months of 2017 was approximately $0.5 million compared to other income of $3.1 million for the first six months of 2016.  The decrease in other income consists principally of lower income related to foreign currency translation.

Income Tax Provision.  An income tax provision of $2.1 million was recognized on the income before income taxes of $5.8 million for the six months ended June 30, 2017 compared to $3.0 million for the six months ended June 30, 2016.  The June 2017 effective income tax rate was 35.3% compared to 44.5% in the six months ended June 2016.  The lower provision in 2017 resulted from the reversal of $0.9 in an uncertain tax position closed due to examination.

Primarily as a result of the factors discussed above, net income for the first six months of 2017 was $3.8 million compared to net income of $3.7 million for the first six months of 2016.

Comparison of Results of Operations for Years Ended December 31, 2016, 2015 and 2014.

The following discussion compares the results of operations for the fiscal year ended December 31, 2016 to the results of operations for the fiscal year ended December 31, 2015, and compares the results of operations for the fiscal year ended December 31, 2015 to the results of operations for the fiscal year ended December 31, 2014. We have provided the table below in order to facilitate an understanding of this discussion. The table shows our results of operations for the 2016, 2015 and 2014 fiscal years.

The table (dollars in millions) is as follows:

	Year Ended December 31,	% Change Over	Year Ended December 31,	% Change Over	Year Ended December 31,
	2016	2015	2015	2014	2014

NET SALES	$328.8	(4.3)%	$343.6	(5.9)%	$365.2
COST AND EXPENSES
Cost of sales	247.6	(4.4)%	258.9	(5.6)%	274.3
Selling, general and administrative	51.9	(1.3)%	52.6	17.9%	44.6
Asset impairment charge	—	NM	0.4	300.0%	0.1
Restructuring expense	4.8	77.8%	2.7	1250.0%	0.2

OPERATING INCOME	24.5	(15.5)%	29.0	(37.0)%	46.0
Interest expense, net of income	12.5	0.8%	12.4	(12.7)%	14.2
Other expense (income), net	(1.2)	NM	5.4	68.8%	3.2
Income tax provision	7.6	(23.2)%	9.9	219.4%	3.1
Loss on early extinguishment of debt	—	NM	—	NM	15.7

NET INCOME	$5.6	330.8%	$1.3	(86.7)%	$9.8

NM = Not meaningful when comparing positive to negative numbers or to zero.

2016 Versus 2015

Net Sales.  Our net sales for 2016 were $328.8 million, which represents a decrease of $14.8 million or 4.3% from the prior year. Net sales decreased $3.1 million from volume, $9.1 million due to price and mix and $2.6 million due to foreign currency translation.

Cost of Sales.  Cost of sales for 2016 decreased 4.4% from the comparable prior year period. The decrease is due to lower sales volume and improved plant efficiencies.

Selling, General and Administrative Expenses.  We reduced selling, general and administrative expenses from $52.6 million in 2015 to $51.9 million in 2016. This can be attributed to a one-time non-income tax accrual recognized in 2015 offset by higher pension expense recorded in 2016.

Asset Impairment Charge.  The Company incurred an asset impairment charge of $0.4 million in 2015 related to the write down of certain production equipment taken out of service.

Restructuring Expense.  During 2016, the Company recognized a restructuring expense of $4.8 million. The total included $1.8 million of expense related to a board-approved plan of restructuring of our French subsidiary operations.  The Company will exit its French plastics, printing, and MP coating operations, along with a targeted downsizing of its production and overhead personnel with a projected annual savings of $2 million per year in operating cost.  The Company recognized a cost of $0.7 million related to the relocation of its North American finishing operations and $2.3 million related to the voluntary employee reduction of its North American headquarters during 2016. Management anticipates these restructuring plans will save $1 million per year of operating expense starting in 2017 and the same amount for cash flow starting in 2018.

The restructuring expense of $2.7 million in 2015 included $2.3 million related to the French plan completed in 2016 (details of French plan discussed above) and an expense of $0.4 million recognized for the elimination of a shift in our Brazilian operations.

Operating Income.  Operating income for 2016 was $24.5 million, representing a decrease of $4.5 million from the prior year. The decrease in operating income was primarily due to lower gross profit and increased restructuring expense.

Interest Expense.  Interest expense, net of interest income, for 2016 was $12.5 million, representing an increase of $0.1 million compared to 2015. The increase is a result of several immaterial items.

Other (Income) Expense.  Other income for 2016 was approximately $1.2 million, representing an increase of $6.6 million over other expense of $5.4 million in 2015.  The increase is primarily due to higher income related to foreign currency translation.

Income Tax Provision.  During 2016, an income tax expense of $7.6 million was recognized on the income before income taxes of $13.2 million compared to income tax expense of $9.9 million in 2015.  The 2016 effective income tax rate was 57.9% compared to 88.4% for 2015.  The Company’s 2016 income tax expense and rate differ from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of a $1.6 million increase for uncertain tax positions and $2.0 for permanent differences from translation losses and obsolete inventory that are recurring in nature.  Permanent translation gains/losses occur due to the functional currency of our Brazilian subsidiary being the U.S. dollar.  The Company’s 2015 income tax expense and rate differ from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of a $2.5 foreign exchange impact on deferred tax positions, $1.1 million increase for uncertain tax positions and $1.1 million related to foreign tax expense adjustment.

Primarily as a result of the factors discussed above, net income was $5.6 million compared to net income of $1.3 million for 2015.

2015 Versus 2014

Net Sales.  Our net sales for 2015 were $343.6 million, which represents a decrease of $21.6 million or 5.9% from 2014.  The decrease is due to $28.3 million of foreign currency translation losses and $5.1 million due to price and mix, offset by an increase of $11.8 million due to volume.

Cost of Sales.  Cost of sales decreased 5.6% over the prior year.  The decrease is due to foreign currency translation offset by higher production volume.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased from $44.6 million in 2014 to $52.6 million in 2015.  The increase is due to an increase of $3.0 million in U.S. pension expense and a one-time non-income tax accrual recognized in 2015.

Restructuring Expense.  The restructuring expense of $2.7 million in 2015 related to the French plan completed in 2016 and an expense of $0.4 million recognized for a shift elimination in our Brazilian operations.

Operating Income.  The operating income for 2015 was $29.0 million, representing a decrease of $17.0 million from the prior year period. The decrease in the operating income resulted primarily from lower gross profit, higher selling, general and administrative expenses and higher restructuring expenses.

Interest Expense.  Interest expense, net of interest income, for 2015 totaled $12.4 million, which represented a decrease of $1.8 million from $14.2 million for the comparable period of 2014. The decrease is principally due to the lower interest rate on our bank term loan entered into in 2014 and higher capitalized interest in 2015.

Other Income (Expense).  Other expense of approximately $5.4 million for 2015 consists principally of loss related to foreign currency translation which was higher than 2014 by $2.2 million.

Income Tax Provision.  During 2015, an income tax expense of $9.9 million was recognized on the income before income taxes of $11.2 million compared to income tax expense of $3.1 million in 2014.  The 2015 effective income tax rate was 88.4% compared to 23.7% for 2014.  The Company’s 2015 income tax expense and rate differ from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of a $2.5 foreign exchange impact on deferred tax positions, $1.1 million increase for uncertain tax positions and $1.1 million related to foreign tax expense adjustment.  The Company’s 2014 income tax expense and rate differ from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of a $2.3 million tax benefit for the decrease in uncertain tax positions.

Primarily as a result of the factors discussed above, net income for 2015 was $1.3 million compared to net income of $9.8 million for 2014.

Liquidity and Capital Resources

Cash and cash equivalents decreased by $24.9 million during the first six months of 2017. Net cash provided by operating activities were $5.4 million and used in investing activities were $40.5 million. Net cash provided by financing activities were $9.5 million. Cash flows provided by operating activities were principally attributable to results from operations, but have been impacted by an increased need in working capital. Our inventory needs and trade receivable needs have increased in recent years due to the needs of emerging markets in our foreign operations.  For certain of our non-U.S. customers, we have historically shipped finished products from our U.S. facilities.  We have implemented changes as a result of which we transport semi-finished products to one of our non-U.S. facilities, where the products are finished and then shipped to customers.  As a result of this change, the semi-finished product inventory remains inventory for a longer period of time while it is being shipped from the U.S. to our non-U.S. facilities, with a corresponding increase to our inventories.  With respect to trade receivables, customary payment terms of approximately 90 days are longer in markets served from our facilities in Brazil and the Philippines than they are in other markets.  As our business served from these facilities has increased, particularly in markets served from our Brazilian facility, we have experienced an increase in our trade receivables.  Cash flows used in investing activities were principally attributable to the acquisition completed in the first six months of 2017 and capital expenditures. Cash flows provided by financing activities principally consisted of borrowings under our Revolving Credit Facility and proceeds under the Restructured Term Loan.

Cash and cash equivalents increased by $1.8 million during 2016. Net cash provided by operating activities were $28.4 million and used in investing activities were $22.1 million. Net cash used by financing activities were $4.3 million. Cash flows provided by operating activities were principally attributable to results from operations, plus depreciation of $19.1 million and a reduction in working capital of $4.0 million.  Cash flows used in investing activities were principally attributable to the Darmex acquisition completed in the fourth quarter of 2016 and capital expenditures. Cash flows used in financing activities principally consisted of repayments under our Term Loan.

Cash and cash equivalents decreased by $2.0 million during 2015. Net cash provided by operating activities were $24.9 million and used in investing activities were $22.0 million. Net cash used by financing activities were $3.8 million. Cash flows provided by operating activities were principally attributable to results from operations, plus depreciation of $18.8 million, deferred income taxes of $3.1 million, $1.4 million on loss for disposition of assets offset by an increase in working capital of $0.9 million.  Cash flows used in investing activities were principally attributable to capital expenditures of $22.0. Cash flows used in financing activities principally consisted of repayments under our Term Loan.

Our cash held in foreign banks was $11.5 million (against a total cash balance of $15.8 million) and $27.2 million (against a total cash balance of $41.2 million) as of June 30, 2017 and December 31, 2016, respectively.  The Company intends that undistributed earnings from the foreign subsidiaries will be reinvested indefinitely and utilized in the foreign operations rather than being repatriated.  Should our foreign subsidiaries transfer cash to us, we would be required to accrue and pay taxes on such repatriated amounts in the U.S.  Although there are no legal restrictions that prevent our foreign subsidiaries from making cash dividends, loans or advances to the Company, we intend to maintain undistributed earnings of our foreign subsidiaries for use in the operations of such foreign subsidiaries rather than repatriate the cash due to lower foreign tax rates.  Any cash held by our foreign subsidiaries does not have a significant impact on our overall liquidity, but if we fail to generate sufficient cash through our domestic operations, our foreign operations could be a potential source of liquidity.

As of June 30, 2017 the Company had positive working capital of approximately $132.8 million including restricted cash of $1.5 million, with additional amounts available under its Revolving Credit Facility.

On November 14, 2007, the Company entered into a secured revolving credit facility (“Revolving Credit Facility”), which has been subsequently amended.

On January 30, 2014, the Company entered into an Amendment Agreement to the Revolving Credit Facility, together with an amended Loan Agreement, with Icahn Enterprises Holdings L.P. (“IEH”). Drawings under the amended Revolving Credit Facility bear interest at daily three month LIBOR plus 2.0%. The amended Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

On March 1, 2016, the Company entered into the Tenth Amendment to the Loan and Security Agreement with respect to the Revolving Credit Facility, extending the maturity date of the Revolving Credit Facility from January 30, 2017 to January 30, 2020. The amendment included a fee of $125,000 for the extension.

Indebtedness under the amended Revolving Credit Facility is secured by liens on substantially all of the Company’s domestic and Mexican assets, with liens on (i) accounts, inventory, lockboxes, deposit accounts and investment property (the “ABL Priority Collateral’) to be contractually senior to the liens securing the Term Loan (as hereafter defined) pursuant to an intercreditor agreement, (ii) real property, fixtures and improvements thereon, equipment and proceeds thereof (the “Fixed Asset Priority Collateral”), to be contractually subordinate to the liens securing the Term Loan pursuant to such intercreditor agreement, and (iii) all other assets, to be contractually pari passu with the liens securing the Term Loan pursuant to such intercreditor agreement. Our future direct or indirect material domestic subsidiaries are required to guarantee the obligations under the amended Revolving Credit Agreement, and to provide security by liens on their assets as described above.

The amended Revolving Credit Facility contains various covenants which restrict the Company’s ability to, among other things, incur indebtedness, create liens on our assets, make investments, enter into merger, consolidation or acquisition transactions, dispose of assets (other than in the ordinary course of business), make certain restricted payments, enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The amended Revolving Credit Facility also requires that we comply with certain financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures, in the event our usage of the Revolving Credit Facility exceeds 90% of the facility amount. The Company is in compliance with the Revolving Credit Facility covenants as of June 30, 2017.

The Company had $3.0 million of borrowings under the amended Revolving Credit Facility as of June 30, 2017.

In its foreign operations, the Company has unsecured lines of credit with various banks providing approximately $8.0 million of availability. There were no borrowings under the lines of credit at June 30, 2017.

On January 30, 2014, the Company entered into a Credit Agreement with UBS AG, Stamford Branch (“UBS”), as Administrative Agent and Collateral Agent, and the Lenders parties thereto, providing for a $275 million senior secured covenant lite term loan facility (“Term Loan”).  The Term Loan bears interest at a LIBOR Rate plus 3.25% (with the LIBOR Rate carrying a 1.00% floor or at a Base Rate equal to the sum of (1) the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, (c) one-month LIBOR plus 1.0%, or (d) 2.0%, plus (2) 2.25%). As of June 30, 2017, the interest rate was 4.40% on the Term Loan.  The Term Loan has a 1% per annum amortization with a maturity date of January 30, 2021. The Term Loan is subject to certain additional mandatory prepayments upon asset sales, incurrence of indebtedness not otherwise permitted, and based upon a percentage of excess cash flow. Prepayments on the Term Loan may be made at any time.

Indebtedness under the Term Loan is secured by liens on substantially all of the Company’s domestic and Mexican assets, with liens on (i) the Fixed Asset Priority Collateral, to be contractually senior to the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement, (ii) the ABL Priority Collateral, to be contractually subordinate to the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement, and (iii) all other assets, to be contractually pari passu with the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement.  Our future direct or indirect material domestic subsidiaries are required to guarantee the obligations under the Term Loan, and to provide security by liens on their assets as described above.

On December 30, 2016, the Company entered into a Share and Asset Purchase Agreement to purchase all of the shares in CT Casings Beteiligungs GmbH and certain assets of Poly-clip Systems LLC.  As part of the consideration for the purchase, a former seller shareholder loan was restructured and remained outstanding at the January 10, 2017 closing in the original amount of €9.8 million (“Restructured Term Loan”) or $10.3 million.  After reductions for post-closing adjustments, the balance on the Restructured Term Loan was €8.1 million or $9.3 million as of June 30, 2017.  The Restructured Term Loan is due for repayment as follows: €1.7 million is due on January 10, 2018; and the balance of €6.4 million is due on January 10, 2020. The Restructured Term Loan bears no interest, and was recorded for a book value of €7.3 million using an imputed interest rate of 4%.

Pension and Postretirement Benefits

Our long-term pension and postretirement benefit liabilities totaled $71.5 million at June 30, 2017.

Expected annual cash contributions for U.S. pension liabilities are expected to be (in millions):

	2017	2018	2019	2020	2021
Pension	$0.5	$3.1	$4.8	$6.1	$5.3

Other

As of June 30, 2017, the aggregate maturities of debt(1) for each of the next five years are (in million):

	2017	2018	2019	2020	2021	Thereafter

Revolving Credit Facility	$3.00	$—	$—	$—	$—	$—
Bank Term Loan	$1.38	$2.75	$2.75	$2.75	$255.75	$—
Restructured Term Loan	$—	$1.93	$—	$7.33	$—	$—
Other	$—	$—	$—	$—	$—	$0.92

	$4.38	$4.68	$2.75	$10.08	$255.75	$0.92

(1)    The aggregate maturities of debt represent amounts to be paid at maturity and not the current carrying value.

Critical Accounting Policies

The financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and include the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other postretirement benefits and related disclosures, reserves for excess and obsolete inventory, allowance for doubtful accounts, and income taxes.  Management bases its estimates on historical experience and other assumptions that we believe are reasonable.  If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known.  Historically, the aggregate differences, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less.  Due to the short-term nature of these instruments, the carrying values approximate the fair market value.  Cash equivalents include $0.2 million of short-term investments at June 30, 2017, December 31, 2016 and December 31, 2015, respectively.  Of the cash held on deposit, essentially all of the cash balance was in excess of amounts insured by the Federal Deposit Insurance Corporation or other foreign provided bank insurance.  The Company performs periodic evaluations of these institutions for relative credit standing and has not experienced any losses as a result of its cash concentration.  Consequently, no significant concentrations of credit risk are considered to exist.

Receivables

Trade accounts receivable are classified as current assets and are reported net of allowance for doubtful accounts and a reserve for returns.  This estimated allowance is primarily based upon our evaluation of the financial condition of each customer, each customer’s ability to pay and historical write-offs.

Inventories

Inventories are valued at the lower of first-in, first-out (“FIFO”) cost or market.

Property, Plant and Equipment

The Company carries property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project.  Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations.  Depreciation is computed on the straight-line method using a half year convention over the estimated useful lives of the assets ranging from (i) building and improvements - 10 to 32 years, (ii) machinery and equipment - 4 to 12 years, (iii) furniture and fixtures - 3 to 12 years, (iv) auto and trucks - 2 to 5 years, (v) data processing — 3 to 7 years and (vi) leasehold improvements - shorter of lease or useful life.

In the ordinary course of business, we lease certain equipment, consisting mainly of autos, and certain real property. Real property consists of manufacturing, distribution and office facilities.

Deferred Financing Costs

Deferred financing costs are presented in the balance sheet as a direct deduction from the carrying amount of debt liability and amortized as expense using the effective interest rate method over the expected term of the related debt agreement.  Amortization of deferred financing costs is classified as interest expense.

Patents, Trademarks and Goodwill

Patents and trademarks are amortized on the straight-line method over an estimated average useful life of 10 years.

We evaluate the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.  Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.  Goodwill impairment testing involves a two-step process.  Step 1 compares the fair value of our reporting units to their carrying values.  If the fair value of the reporting unit exceeds its carrying value, no further analysis is necessary.  The reporting unit fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved.  If the carrying amount of the reporting unit exceeds its fair value, Step 2 must be completed to quantify the amount of impairment. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in Step 1.  The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss, equal to the difference, is recognized.

Long-Lived Assets

The Company continues to evaluate the recoverability of long-lived assets including property, plant and equipment, trademarks and patents.  Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value.  If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value.  The loss will be measured based on the excess of carrying value over the determined fair value.  The review for impairment is performed whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Shipping and Handling

The Company periodically bills customers for shipping charges.  These amounts are included in net revenue, with the associated costs included in cost of sales.

Pensions and Other Postretirement Benefits

The Company uses appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans and non-pension postretirement benefits.

Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the end of a fiscal year directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits as of December 31, 2016 are as follows:

•                  Long-term rate of return on plan assets:  The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year.  Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns.  The Company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop an assumption of the expected long-term rate of return on plan assets.  The expected long-term rate of return is used to calculate net periodic pension cost. In determining its pension obligations, the Company is using a long-term rate of return on U.S. plan assets of 7.50% for 2016.  The Company is using a long-term rate of return on French plan assets of 3.20% for 2016.  The German pension plan has no assets.

•                  Discount rate: The discount rate is used to calculate future pension and postretirement obligations. The Company is using a Mercer Bond yield curve in determining its pension obligations.  The Company is using a discount rate of 4.47% for 2016.  The Company is using a weighted average discount rate of 1.45% on its non-U.S. pension plans for 2016.

Income Taxes

Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date.  In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis. Interest and penalties related to unrecognized tax benefits are included as a component of tax expense.

Other Comprehensive Income (Loss)

Other Comprehensive Income (Loss) Comprehensive income (loss) includes all other non-stockholder changes in equity. Changes in other comprehensive income (loss) in 2016 and 2015 resulted from changes in foreign currency translation and minimum pension liability.

Revenue Recognition

Revenues are recognized at the time products are shipped to the customer, under F.O.B shipping point, customer pick up or F.O.B port terms, which is the point at which title is transferred, the customer has the assumed risk of loss, and when payment has been received or collection is reasonably assured.  Revenues are net of discounts, rebates and allowances.  Viskase records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of costs of sales.

Acquisitions of Businesses

We account for business combinations under the acquisition method of accounting (other than acquisitions of businesses under common control), which requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values.  While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement.

Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date including our estimates for intangible assets, contractual obligations assumed, pre-acquisition contingencies, and contingent consideration, where applicable. In valuing our acquisitions we estimate fair values based on industry data and trends and by reference to relevant market rates and transactions, and discounted cash flow valuation methods, among other factors.  The discount rates used were commensurate with the inherent risks associated with each type of asset and the level and timing of cash flows appropriately reflect market participant assumptions.  The primary items that generate goodwill include the value of the synergies between the acquired company and our existing businesses and the value of the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset.

Financial Instruments

The Company routinely enters into fixed price natural gas agreements which require us to purchase a portion of our natural gas each month at fixed prices. These fixed price agreements qualify for the “normal purchases” scope exception under derivative and hedging standards, therefore the natural gas purchases under these contracts were expensed as incurred and included within cost of sales. Future annual minimum purchases remaining under the agreement are $0.7 million and $1.6 million as of June 30, 2017 and December 31, 2016, respectively.

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these financial assets and liabilities approximate fair value due to the short maturities of these instruments.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers, which supersedes most of the current revenue recognition requirements. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include capitalization of certain contract costs, consideration of time value of money in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. On July 9, 2015, the FASB board voted to defer the effective date to annual reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019 (early adoption is permitted no earlier than the original effective date). The guidance permits the use of either a retrospective or cumulative effect transition method. The Company is currently assessing the impact that adopting this new accounting guidance will have on the Company’s consolidated financial statements. We will adopt these new standards on January 1, 2018 using the modified retrospective application method.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” This update provides that an entity should measure inventory with the scope of the update at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The Company is currently assessing the impact that adopting this new accounting guidance will have on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which amends FASB ASU Subtopic 835-30, Interest - Imputation of Interest. The new standard requires that all costs incurred to issue debt be presented in the balance sheet as a direct deduction from the carrying value of the debt.  The standard is effective for interim and annual periods beginning after December 31, 2015 and is required to be applied on a retrospective basis. The Company’s adoption of this new guidance has resulted in a reclassification of debt issuance costs on our consolidated balance sheets of $1,996 and $2,390 at December 31, 2016 and December 31, 2015, respectively.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. This new standard provides guidance on how entities measure certain equity investments and present changes in the fair value.  This standard requires that entities measure certain equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. ASU 2016-01 is effective for fiscal years beginning after December 31, 2017. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right of use asset and related lease liability for those leases classified as operating leases at the commencement date and have lease terms of more than 12 months. This topic retains the distinction between finance leases and operating leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those years, and must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarify the implementation guidance on principal versus agent considerations. The effective date to annual reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019 (early adoption is permitted no earlier than the original effective date). The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation- Improvements to Employee Share-Based Payment Accounting (Topic 718), which involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, income tax benefits and deficiencies are to be recognized as income tax expense or benefit in the income statement and the tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits should be classified along with other income tax cash flows as an operating activity. In regards to forfeitures, the entity may make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The Company will early adopt this ASU for fiscal years beginning after December 15, 2016 including interim periods. Management does not expect the adoption of this guidance to have a material impact on the financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU seeks to reduce the diversity currently in practice by providing guidance on the presentation of eight specific cash flow issues in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are currently evaluating the impact of this guidance on our consolidated statement of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which amends FASB ASC Topic 740, Income Taxes. This ASU requires the recognition of income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Current U.S. GAAP prohibits the recognition of current and deferred incomes taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU requires that the statement of cash flows explain the change during the period total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

MANAGEMENT

The following table sets forth certain information regarding the members of our board of directors, each of whom is elected at each annual meeting of stockholders and serves until his successor is elected and qualified or until his earlier resignation or removal, and our executive officers:

Name	Age	Position

Thomas D. Davis	61	Chairman of the Board, President and Chief Executive Officer
Michael D. Schenker	63	General Counsel, Executive Vice President, Chief Administrative Officer and Secretary
Mark Cole	53	Vice President and Chief Financial Officer
Michael Blecic	49	Chief Accounting Officer and Treasurer
Christopher Meyers	47	Vice President of Global Commercial Strategy
John G. Becker	50	Vice President of Manufacturing Operations
Maria Kozareva	47	Vice President of Human Resources
Steven Walsh	55	Vice President of Product and Technology Innovation
John R. Hayes	57	Assistant Treasurer
Denise Barton	60	Director
Jonathan Frates	34	Director
Michael Nevin	34	Director
Peter Reck	50	Director
Peter K. Shea	66	Director

Thomas D. Davis has served on our Board since 2007, as our Chairman since 2011, and as our President and Chief Executive Officer since November 2007.  Mr. Davis also serves on the Board of Directors of Welbilt, Inc., which is partially owned indirectly by Carl C. Icahn.  Prior to joining the Company, from July 2007 to October 2007, he served as an independent consultant to the Company.  From January 2000 to December 2006, Mr. Davis served as the President and Chief Executive Officer of Specialty Foods Group, Inc.  From December 1996 to December 1999, he served as Executive Vice President for Smithfield Foods, Inc.  Mr. Davis holds a B.S. in Chemistry from The State University of New York at Plattsburgh and an M.B.A. from Benedictine University.

Michael D. Schenker has been employed by Viskase since April 2013 as General Counsel, Executive Vice President, Chief Administrative Officer and Secretary.  He previously served as Senior Counsel at Winston & Strawn LLP from January 2008 through March 2013.  Prior to that, Mr. Schenker served for six years as General Counsel, Senior Vice President and Secretary of Stellex Aerostructures, Inc., a major aerospace and defense manufacturer, and for several years as General Counsel and Managing Director for a diversified private equity firm.  Mr. Schenker practiced business, corporate, and commercial law for almost two decades at a respected Midwestern law firm, where he served as a member of the firm’s executive committee and headed the firm’s business and financial practice.  Mr. Schenker holds a B.A. from Allegheny College and a J.D. from Case Western Reserve University School of Law.

Mark Cole has been employed by Viskase since May 2017 as VP & CFO.  Prior to joining Viskase, Mr. Cole worked for WhiteWave Foods, based in Denver, where he was VP and CFO of their Fresh Foods business.  He has over 30 years of domestic and international experience and has held senior leadership roles, in Finance, Supply Chain and General Management while working at WhiteWave, Tate and Lyle, Kraft Foods, and CaseNewHolland.  Mr. Cole received his B.A. degree in Accounting from Marquette University, and a M.B.A degree in Finance and Strategy from the University of Chicago. He is also a C.P.A.

Michael Blecic has been employed by Viskase since 1997 and has been our Chief Accounting Officer and Treasurer since February 2013.  He previously served as interim Chief Accounting Officer and Treasurer from June 2012 to February 2013 and as Director of Finance from July 2005 to June 2012.  Mr. Blecic holds a Bachelor of Science in Accounting from the University of Illinois at Chicago.

Christopher Meyers has been employed by Viskase since September 2017.  Prior to joining Viskase, Mr. Meyers spent 24 years in various sales and marketing roles, most notably as Director of Industrial Sales & Marketing for Morton Salt in their $275MM B2B division.  Most recently, he had a sales leadership role in global specialty fruit and vegetable manufacturer Taura Natural Ingredients, a Frutarom company, based in Belgium and New Zealand.  Mr. Meyers has a Bachelor of Science degree in Chemical Engineering from the Pennsylvania State University, University Park, PA.

John G. Becker has been employed by Viskase since March 2017.  Mr. Becker held the position of Vice President Operations for BWAY Corporation’s $800M, Plastic Operation. Prior to BWAY Corporation, he held the role of Executive Vice President of Operations for Constar International, a leading rigid container manufacturer.  Mr. Becker has held various Executive and Senior Leadership roles in various companies within the food packaging industry including Pactiv Corporation, Prairie Packaging, Tenex Corporation, and Solo Cup Company.  He has a Bachelor of Science in Industrial Engineering and Management Sciences from Northwestern University, Evanston, Illinois, and a Master of Science in Accountancy from DePaul University in Chicago, Illinois.  Mr. Becker also received his CPA certification in the State of Illinois.

Maria Kozareva has been employed by Viskase since August 2011 and has been our Vice President of Global Human Resources since January 1, 2017.  She previously served as Global Director of Human Resources and before that she was Director Human Resources Americas. Prior to Viskase, Ms. Kozareva held various human resources positions with US TSUBAKI and Parkway Bank and Trust Co.  Ms. Kozareva earned a Master’s degree in Economics and International Tourism from the University for National and World Economy (UNWE) in Sofia, Bulgaria and a Master’s in Human Resources Development from Northeastern Illinois University.

Steven Walsh has been employed by Viskase since March 2016. He comes to Viskase from Plasma Surgical, Inc., a surgical systems device manufacturer, where he served as Vice President of Research and Development. He has a Doctor of Philosophy degree in Macromolecular Science and Engineering from Case Western University where he also earned a Master’s Degree in the same field. Mr. Walsh also has a Bachelor of Science Degree in Plastics Engineering from the University of Lowell/University of Massachusetts - Lowell, in Lowell Massachusetts.

John R. Hayes has been employed by Viskase since 2008 and has served as our Assistant Treasurer, since January 2014.  Mr. Hayes held several sales and financial positions with increasing responsibility with Brunswick Corporation for over 24 years prior to joining Viskase.  Mr. Hayes earned his Bachelor degree from Purdue University and M.S. in Management - Business Administration from The Pennsylvania State University.

Denise Barton has served on the Board of Directors for Trump Entertainment Resorts, Inc. (“TERI”) since February 2016.  Ms. Barton served as the Chief Financial Officer for Land Holdings I, LLC since inception through February 2017.  The company was formed to develop, own and operate the Scarlet Pearl Casino Resort.  She also served as its Chief Executive Officer during the construction phase and successful opening of the property.  Ms. Barton served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of American Entertainment Properties Corp., American Casino & Entertainment Properties Finance Corp. and American Casino & Entertainment Properties LLC since inception through 2008. Ms. Barton has been Senior Vice President and Chief Financial Officer of each of the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder from February 2003 through 2008. Ms. Barton joined the Stratosphere as Vice President of Finance and Chief Financial Officer in August 2002. From December 2003 through 2006, Ms. Barton has served as Vice President, Chief Financial Officer and Principal Accounting Officer of GB Holdings, Inc., which filed for Chapter 11 bankruptcy protection on September 29, 2005. From December 2003 through 2006, she served as Vice President, Chief Financial Officer and Principal Accounting Officer of Atlantic Coast Entertainment Holdings, Inc. From February 1999 to June 2002, she served as Chief Financial Officer for Lowestfare.com, a travel company controlled by affiliates of Mr. Icahn. Ms. Barton was employed by KPMG LLP, certified public accountants, from January 1990 to February 1999. Ms. Barton is a certified public accountant. Ms. Barton has been licensed by the Nevada State Gaming Control Commission, the New Jersey Casino Control Commission and the Mississippi Gaming Commission.

Jonathan Frates has served on our Board since March 2016.  Mr. Frates has been a Portfolio Company Associate at Icahn Enterprises, a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since November

2015.  Prior to joining IELP, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC. Mr. Frates has served as a director of: Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since December 2016; CVR Partners, a nitrogen fertilizer company, since April 2016; American Railcar Industries, Inc., a railcar manufacturing company, since March 2016; CVR Energy, Inc., a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer production, since March 2016; and CVR Refining, LP, an independent downstream energy limited partnership, since March 2016.  Icahn Enterprises, Ferrous Resources, American Railcar Industries, CVR Energy, CVR Refining and CVR Partners are each indirectly controlled by Carl C. Icahn. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School.

Michael Nevin has served on our Board since April 2017.  Mr. Nevin has been employed as a Financial Analyst at Icahn Enterprises since July 2015.  Mr. Nevin is responsible for analyzing and monitoring portfolio companies for Icahn Enterprises.  Prior to that time, Mr. Nevin was employed by Jefferies LLC as a Research Analyst from April 2014 to July 2015 covering the Utilities sector.  Mr. Nevin was also employed by JP Morgan Investment Bank in various roles from March 2009 to April 2015.  Mr. Nevin has been a director of: American Railcar Industries, Inc., a railcar manufacturing company, since February 2017; Conduent Incorporated, a provider of business process outsourcing services, since December 2016; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since December 2016; and Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components, since February 2016.  American Railcar Industries, Ferrous Resources and Federal-Mogul are each indirectly controlled by Carl C. Icahn.  Mr. Icahn also has non-controlling interests in Conduent through the ownership of securities.  Mr. Nevin received his B.S. from Drexel University.

Peter Reck has served on our Board since May 2012.  On March 16, 2012, Mr. Reck was appointed Chief Accounting Officer of Icahn Enterprises G.P., Inc. (“IEGP”).  Mr. Reck previously served as Controller of Icahn Enterprises since 2005.  IEGP and Icahn Enterprises are each indirectly controlled by Carl C. Icahn.  From 2004 to 2005, Mr. Reck was the Controller of Family Office and Treasurer of Philanthropies for Bromor Management, the Family Office of Charles Bronfman. Mr. Reck also served as Controller for the Bank of Uruguay from 1994 to 2004.  Mr. Reck received his M.B.A. from the Rutgers Graduate School of Management and his B.A. in Economics from Drew University.

Peter K. Shea has served on our Board since 2006.  Mr. Shea is a private equity advisor.  In addition to Viskase, he is a director of CVR Partners and Hennessy Capital Partners III, as well as the Chairman of FeraDyne Outdoors, LLC, Teasedale Foods, Inc. and Voltari Corporation.  Mr. Shea was previously President of Icahn Enterprises and Head of Portfolio Company Operations for Icahn Associates from 2006 to 2009. Mr. Shea previously served as a director from 2006 to 2009 of each of the following companies: XO Holdings, American Railcar Industries, and WestPoint International Inc.  CVR Partners, TERI, Voltari, Icahn Enterprises, XO Holdings, American Railcar Industries and WestPoint International Inc. are each indirectly controlled by Carl C. Icahn.  Mr. Shea has been an independent consultant to various companies and an advisor to private equity firms since 2002.  He has been an Operating Partner of Snow Phipps, a private equity firm, since 2013.  Mr. Shea served as an Operating Advisor for OMERS Private Equity from 2011 to 2016.  Mr. Shea also has served as a director, Executive Chairman, Chairman, Chief Executive Officer, President or Managing Director of a variety of companies, including, H.J. Heinz Company in Europe, Specialty Meats Group, John Morrell & Company, United Brands Company, CTI Foods, Grupo Polymer United, Premium Standard Farms, Richmond Foods Limited, New Energy Company of Indiana, Hennessy Capital Partners I and II, Give and Go Prepared Foods, TERI and Sitel World Wide Corp.   Mr. Shea has an M.B.A. from the University of Southern California and a B.B.A. from Iona College.

Summary Compensation Table

The following table sets forth information regarding compensation for fiscal year 2016 awarded to, earned by or paid to our three most highly compensated executives during 2016.

Name and Principal Position	Cash Compensation	Other Compensation		Total Compensation

Thomas D. Davis Chairman of the Board, President and Chief Executive Officer	$425,000	$705,015	(1)	$1,130,015
Michael D. Schenker General Counsel, Executive Vice President, Chief Administrative Officer and Secretary	$325,000	$11,456	(2)	$336,456
Newton Martins, General Manager North America (3)	$254,054	$84,384	(4)	$338,408

(1)         Consists of automobile allowance of $22,882, saving plan contributions of $10,600 and option awards of $671,533.  The option award compensation represents the grant date fair value of the options granted to Mr. Davis on December 30, 2016, computed pursuant to FASB ASC Topic 718.

(2)         Consists of life insurance premiums of $456 and saving plan contributions of $11,000.

(3)         Mr. Martins was an executive officer during 2016.

(4)         Consists of relocation expenses of $38,653, a vacation payout of $23,068, profit sharing of $9,301, social costs of 7,581 and saving plan contributions of $5,781.

Executive Incentive Plan

Each of Messrs. Davis, Schenker and Martins is eligible to participate in the 2017 Viskase Companies, Inc. Executive Incentive Plan (the “2017 EIP”).  The 2017 EIP is administered by the Compensation Committee of our Board of Directors.  Pursuant to the 2017 EIP, each participant is eligible for an incentive payment calculated as follows:

The formula adjustment based on Company performance cannot exceed 150%.  For Messrs. Davis, Schenker and Martins, the 2017 target bonus as a percent of salary is 100%, 75% and 60%, respectively.  For Messrs. Davis and Schenker, the performance target is tied to the Company’s operating income before interest, taxes, depreciation and amortization (“EBITDA”).  For Mr. Martins, 50% of the performance target is tied to the Company’s EBITDA and 50% of the performance target is tied to the EBITDA of the Company’s North American operations.

Long-Term Performance Plan

Each of Messrs. Davis, Schenker and Martins is eligible to participate in the Viskase Companies, Inc. 2012 Long-Term Performance Plan, as amended (the “Long-Term Performance Plan”).  The Long-Term Performance Plan is administered by the Compensation Committee of our Board of Directors.  Pursuant to the Long-Term Performance Plan, each participant is entitled to an incentive payment tied to the Company’s performance over a three-year measurement period.  Each participant’s award is tied to a percentage of a bonus pool, which can range from $0 to $5,000,000 for each performance period and is determined on the basis of a formula tied to the Company’s earnings before interest and taxes less a capital charge.

The percentage of the bonus pool to which each of Messrs. Davis, Schenker and Martins is entitled is as follows:

	Performance Period
	2015 - 2017	2016 - 2018	2017 — 2019
Thomas D. Davis	40.60%	28.20%	(1)
Michael D. Schenker	14.90%	16.16%	(1)
Newton Martins	4.70%	9.35%	(1)

(1)         Bonus pool allocations for the 2017-2019 performance period have not been finalized.

Equity Incentive Plan Information

On December 30, 2016, Mr. Davis exercised 1,500,000 non-qualified stock options on a partial cashless basis, resulting in the issuance of 339,558 shares of common stock.  Also on December 30, 2016, the Company granted to Mr. Davis 600,000 non-qualified stock options with an exercise price of $2.53 per share (the “2016 Options”).  The 2016 Options were issued pursuant to the Company’s 2005 Stock Option Plan, as amended, have a term of 10 years and vest in three equal installments on each of the first three anniversaries of the grant date.  The 2016 Options had a grant date fair value of $671,533.

The following table provides information regarding outstanding stock option awards held by each of the persons named in the Summary Compensation Table as of December 31, 2016.

Outstanding Options Awards at 2016 Fiscal Year-End

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Thomas D. Davis	—	600,000	$2.53	12/31/2026
Michael D. Schenker	325,000	—	$8.00	4/16/2023
Newton Martins	—	—	—	—

Employment Agreements

Employment Agreement with Thomas D. Davis.

The Company and Mr. Davis are parties to the Amended and Restated Employment Agreement, dated as of December 30, 2016 (the “Davis Employment Agreement”), providing for the terms and conditions of Mr. Davis’ employment as Chief Executive Officer of the Company for a term ending on December 31, 2020.  The Davis Employment Agreement provides for an annual base salary of $465,000 during the period from January 1, 2017 to December 31, 2017, $478,950 during the period from January 1, 2018 to December 31, 2018, $493,319 for the period from January 1, 2019 to December 31, 2019 and $508,118 for the period from January 1, 2020 to December 31, 2020.  In addition, Mr. Davis is entitled to a target bonus opportunity under the 2017 EIP equal to 100% of his base salary and is eligible to participate in the Long-Term Performance Plan and other employee benefit plans offered to other senior executives of the Company.

Under the Davis Employment Agreement, if the Company terminates Mr. Davis’ employment without cause, Mr. Davis shall be entitled to (i) his earned but unpaid compensation, (ii) any amounts of EIP bonus compensation earned with respect to a completed calendar year which remains unpaid on termination, (iii) a pro rata EIP bonus for the year in which the termination occurs, calculated on the basis of the Company’s performance for the entire year and payable at the time that bonuses are generally payable under the applicable bonus plan for such year, and (iv) a severance payment in the aggregate amount equal to 50% of his annual base salary, payable in installments over a six-month period following the date of termination.

The Davis Employment Agreement provides that (i) unless his employment his terminated by the Company without cause, Mr. Davis shall not compete with the Company for a period of six months following termination, (ii) during the term of his employment and for a period of one year following termination, Mr. Davis shall not solicit employees and customers or others doing business with the Company in a manner adverse to the Company, and (iii) Mr. Davis shall maintain the confidentiality of the Company’s confidential information.

Employment Agreement with Michael D. Schenker.

The Company and Mr. Schenker are parties to a letter agreement, dated as of March 22, 2016 but effective as of January 1, 2016 (the “Schenker Employment Letter”), providing for the terms and conditions of Mr. Schenker’s employment as General Counsel, Executive Vice President, Chief Administrative Officer and Secretary of the Company.  The Schenker Employment Letter provides for an annual base salary of $325,000, a target annual bonus under the 2017 EIP equal to 75% of base salary and participation in the Long-Term Performance Plan.  Mr. Schenker is also eligible to participate in the Company’s benefit plans.

Under the Schenker Employment Letter, if the Company terminates Mr. Schenker’s employment without cause, Mr. Schenker shall be entitled to (i) a severance payment in the aggregate amount equal to six months’ of base salary, payable in lump sum, (ii) any amounts of EIP and LTIP bonus compensation earned with respect to a completed calendar year or LTIP performance period which remains unpaid on termination, (iii) an amount equal to 50% of his target EIP bonus for the year in which the termination occurs, and (iv) a pro rata portion of any applicable Long-Term Performance Plan award, calculated on the basis of the Company’s performance for the entire performance period and payable at the time that awards are generally payable under the Long-Term Performance Plan for the applicable period.

The Schenker Employment Letter provides that (i) Mr. Schenker shall not compete with the Company for a period of six months following termination, (ii) during the term of his employment and for a period of six months following termination, Mr. Schenker shall not solicit employees and customers or others doing business with the Company in a manner adverse to the Company, and (iii) Mr. Schenker shall maintain the confidentiality of the Company’s confidential information.

Employment Agreement with Newton Martins.

The Company and Mr. Martins are parties to a letter agreement, dated as of January 26, 2016 (the “Martins Employment Letter”), providing for the terms and conditions of Mr. Martins’ employment as General Manager, North America, of the Company.  The Martins Employment Letter provides for an annual base salary of $235,000, a target annual bonus under the 2017 EIP equal to 60% of base salary and participation in the Long-Term Performance Plan.  The Martins Employment Letter also provided for relocation assistance associated with Mr. Martins’ relocation from Brazil to the Company’s corporate headquarters.  Mr. Martins is also eligible to participate in the Company’s severance plan and benefit plans.

In connection with the Martins Employment Letter, Mr. Martins entered into a confidentiality and non-compete agreement with the Company pursuant to which Mr. Martins agreed (i) not to compete with the Company for a period of twenty-four months following termination and (ii) to maintain the confidentiality of the Company’s confidential information.

Compensation of Directors

Board compensation is established from time to time by the Board.  Under the current compensation policy, each current director who is not an officer of the Company or employed by an entity controlled by Mr. Icahn received an annual retainer of $20,000 in fiscal 2016 and a fee of $1,000 for each meeting of the Board attended.  Committee chairs received an additional annual retainer of $1,500.  Committee members received an additional fee of $1,000 for each meeting of a committee of the Board attended ($500 in the case of committee meetings occurring immediately before or after meetings of the full Board).  Directors who are officers of the Company or employed by an entity controlled by Mr. Icahn did not receive compensation in their capacity as directors.

The following table provides compensation information for the year ended December 31, 2016 for each director of the Company who is neither an employee of the Company nor employed by an entity controlled by Mr. Icahn:

Name	2016 Compensation
Denise Barton	$12,833
Peter K. Shea	$36,500

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the beneficial ownership of our common stock as of August 31, 2017 of (i) all executive officers and directors of the Company as a group and (ii) each person or group of persons known to us to beneficially own more than 10% of the outstanding shares of common stock.

In June 2003, we terminated our registration under Section 12(g) of the Exchange Act and, therefore, we have not been subject to the reporting requirements of the Exchange Act since that time. All information below is taken from or based upon information provided to us by such persons, but because such persons have not been subject to the beneficial ownership reporting requirements of the Exchange Act, complete and accurate information with respect to current beneficial ownership provided may be unavailable. To our knowledge, each of the holders of common stock listed below has sole voting and investment power as to the shares of common stock owned, unless otherwise noted.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable		Percent of Class

Common Stock	Executive Officers and Directors as a Group c/o Viskase Companies, Inc. 333 East Butterfield Road, Suite 400 Lombard, IL 60148	353,667	325,000	(1)	1.9%

	Icahn Enterprises Holdings L.P. c/o Icahn Enterprises L.P. 767 Fifth Avenue, Suite 4700 New York, NY 10153	27,261,917	—		74.6%

(1)         Mr. Schenker has been granted 325,000 options with an exercise price of $8.00 per share, all of which are currently exercisable.  Mr. Davis has been granted 600,000 options with an exercise price of $2.53 per share, which vest in three equal annual installments starting on December 31, 2017. Mr. Davis’ options are not reported in this column in accordance with Securities and Exchange Commission reporting rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, during the years ended December 31, 2016 and December 31, 2015 and the six months ended June 30, 2017, the Company had no transactions with any director or executive officer, any nominee for election as a director, any beneficial owner of more than 10% of the Company’s common stock or any immediate family member of any of the foregoing.  We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Transactions with Entities Affiliated with Carl C. Icahn

As of November 17, 2017, Icahn Enterprises owned approximately 74.6% of our outstanding common stock.  There were 737,613 shares of common stock purchased during the period ended December 31, 2016.  Icahn Enterprises is controlled by Mr. Icahn, and thus, through Icahn Enterprises, Mr. Icahn is our principal beneficial stockholder.

Insight Portfolio Group LLC (“Insight Portfolio Group”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates.

On January 1, 2013, Viskase acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses, which was approximately $174,000 in 2016, $193,000 in 2015 and $92,000 for the six months ended June 30, 2017.  A number of other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses in 2016, 2015 and the six months ended June 30, 2017.

IEH is the lender on the Company’s Revolving Credit Facility.  The Company paid IEH service fees, commitment fees, interest and amendment fees of $216,000 during the year ended December 31, 2016, $107,000 during the year ended December 31, 2015 and $67,000 during the six months ended June 30, 2017.  The Company believes that the terms of the Revolving Credit Facility are at least as favorable as those that the Company would expect to negotiate with an unaffiliated party.

The Company had no borrowings outstanding under the Revolving Credit Facility as of December 31, 2016 and December 31, 2015 and had borrowings of $3,000,000 as of June 30, 2017.

Tax Allocation Agreement

After the rights offering is consummated, if Icahn Enterprises becomes the beneficial owner of more than 80% of the shares of our common stock, the Company would become a member of the consolidated group of a corporate subsidiary of Icahn Enterprises for U.S. federal income tax purposes (the “IEP Corporate Subsidiary”).  In that case, the IEP Corporate Subsidiary and the Company will enter into a tax allocation agreement for the allocation of certain income tax items.  The Company and its subsidiaries will consent to join the IEP Corporate Subsidiary’s federal consolidated return and, if elected by the IEP Corporate Subsidiary, certain state consolidated returns. In those jurisdictions where the Company and its subsidiaries will file consolidated returns with the IEP Corporate Subsidiary, the Company will pay to the IEP Corporate Subsidiary any tax it would have owed had it and its subsidiaries continued to file as a separate consolidated group. To the extent that the IEP Corporate Subsidiary consolidated group is able to reduce its tax liability as a result of including the Company and its subsidiaries in its consolidated group, the IEP Corporate Subsidiary will pay the Company 20% of such reduction on a current basis and the Company will be treated as if it would carry forward for its own use under the tax allocation agreement, 80% of the items that caused the tax reduction (the “Excess Tax Benefits”). Moreover, if the Company and its subsidiaries should ever become deconsolidated from the IEP Corporate Subsidiary, the IEP Corporate Subsidiary will reimburse the Company for any tax liability in post-consolidation years that the Company and its subsidiaries would have avoided had they actually had the Excess Tax Benefits for their own consolidated group use. The cumulative payments to the Company by the IEP Corporate Subsidiary post-consolidation will not exceed the cumulative reductions in tax to the IEP Corporate Subsidiary group resulting from the use of the Excess Tax Benefits by the IEP Corporate Subsidiary group.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Certain U.S. Federal Income Tax Considerations

The following is a description of certain U.S. federal income tax consequences of receiving, exercising or failing to exercise subscription rights pursuant to the Offering, and of acquiring, owning and disposing of our common stock in connection with the Offering.  This description applies only to U.S. Holders that receive subscription rights in the Offering and hold our common stock as a capital asset for U.S. federal income tax purposes.  This discussion does not address U.S. state, local, and non-U.S. tax consequences, nor does it describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, any aspect of the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•                  certain financial institutions;

•                  insurance companies;

•                  dealers or traders in securities who use a mark-to-market method of tax accounting;

•                  investors that will hold common stock as part of a “straddle,” hedging transaction or conversion transaction;

•                  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•                  tax-exempt entities, “individual retirement accounts” or other tax-deferred accounts;

•                  persons that own or are deemed to own 5% or more of the Company’s stock (by vote or value); or

•                  persons holding subscription rights or common stock in connection with a trade or business conducted outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes owns subscription rights or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships owning subscription rights and common stock, and partners in such partnerships, should consult their tax advisers regarding the tax consequences of acquiring, owning, exercising or failing to exercise subscription rights, and of acquiring, owning and disposing of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”) administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof.  These foregoing authorities are subject to change or differing interpretations, possibly with retroactive effect.  Shareholders and prospective investors should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of receiving, exercising or failing to exercise subscription rights, and of acquiring, owning and disposing of common stock based upon their particular circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•                  a citizen or individual resident of the United States;

•                  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; or

•                  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation in Respect of Subscription Rights

Distribution of Subscription Rights

Although the tax consequences of the receipt of subscription rights by a U.S. Holder are not free from doubt, the Company believes that a U.S. Holder should not be required to include any amount in income for U.S. federal income tax purposes as a result of the receipt of subscription rights.  However, it is possible that the Internal Revenue Service (the “IRS”) may take a contrary view and require a U.S. Holder to include in income the fair market value of subscription rights on the date of their distribution.  We intend to treat the distribution of subscription rights pursuant to the Offering as a non-taxable transaction for U.S. federal income tax purposes and the remainder of this discussion assumes that the receipt of subscription rights will not be a taxable event for U.S. federal income tax purposes.

Tax Basis and Holding Period of Subscription Rights

If the fair market value of the subscription rights on the date they are distributed equals or exceeds 15% of the fair market value on such date of the outstanding common stock with respect to which subscription rights are distributed, a U.S. Holder would be required to allocate its tax basis in its existing shares between the existing shares and the subscription rights received with respect to such shares, in proportion to the relative fair market value of the existing shares and the subscription rights, on the date of distribution.  If, however, the rights expire before being sold or exercised by a U.S. Holder, the allocation rule described above and the election to allocate tax basis described below will not apply.  A U.S. Holder will not recognize any loss as a result of such expiration and the tax basis in its existing shares will remain unchanged as a result of the Offering.

Alternatively, if the fair market value of the subscription rights on the distribution date is less than 15% of the fair market value of the existing shares with respect to which the subscription rights are distributed, a U.S. Holder’s tax basis in the subscription rights generally will be zero and such holder’s tax basis in its existing shares generally will remain unchanged as a result of the Offering.  However, in that case, a U.S. Holder may elect to allocate to the subscription rights a portion of the tax basis in such holder’s existing shares in accordance with the allocation method described in the preceding paragraph.  A U.S. Holder who wishes to make this election must attach a statement to this effect to the holder’s U.S. federal income tax return for the tax year in which the subscription rights are received.  The election will apply to all of the subscription rights received by the U.S. Holder pursuant to the Offering and, once made, will be irrevocable.

We have not obtained, and do not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable

The holding period of a subscription right will include a U.S. Holder’s holding period for the existing share with respect to which the subscription right was distributed.

Exercise of Subscription Rights

The exercise of subscription rights will not be a taxable transaction for U.S. federal income tax purposes.  A U.S. Holder’s tax basis in the common stock acquired upon exercise of subscription rights will equal the sum of (i) the subscription price and (ii) the U.S. Holder’s tax basis, if any, in subscription rights exercised to obtain the common stock.  The holding period of any common stock so acquired will begin with and include the date the subscription right was exercised.

Taxation in Respect of Common Stock

Dividends

Distributions received by a U.S. Holder on common stock (other than certain rights offerings), will generally constitute dividend income to the extent paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).  Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in common stock and thereafter as capital gain.  We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

Sale or Other Taxable Disposition

A U.S. Holder will generally recognize capital gain or loss on the sale or other taxable disposition of common stock, which will be long-term capital gain or loss if the holder has held such common stock for more than one year.  The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the sale or other taxable disposition and such holder’s tax basis in the common stock, each as determined in U.S. dollars.  The deductibility of losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of dividends and other proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred (generally by furnishing to us a correct taxpayer identification number and certifying that you are not subject to backup withholding on IRS Form W-9).  The amount of any backup withholding withheld from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE OR LAPSE OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

LEGAL MATTERS

The validity of the rights and the common stock issuable upon exercise of the rights will be passed upon for the Company by Jenner & Block LLP, Chicago, Illinois.

EXPERTS

The financial statements included in this offering circular have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF VISKASE COMPANIES, INC. AND SUBSIDIARIES

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Number of Shares)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,253	$39,129
Restricted cash	1,544	2,063
Receivables, net	75,443	62,938
Inventories	90,770	72,279
Other current assets	32,810	28,361
Total current assets	214,820	204,770
Property, plant and equipment	333,918	304,080
Less accumulated depreciation	(168,142)	(153,554)
Property, plant and equipment, net	165,776	150,526
Other assets, net	20,318	11,463
Intangible assets	26,262	203
Goodwill	3,175	329
Deferred income taxes	52,136	51,386
Total Assets	$482,487	$418,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$7,677	$2,750
Short-term portion of capital lease obligations	463	90
Accounts payable	31,471	28,582
Accrued liabilities	42,392	37,112
Total current liabilities	82,003	68,534

Long-term debt, net of current maturities	267,372	261,905
Capital lease obligations, net of current portion	1,155	61
Long-term liabilities	9,600	1,770
Accrued employee benefits	71,534	56,354
Deferred income taxes	8,913	326

Stockholders’ equity:
Common stock, $0.01 par value; 37,329,269 shares issued and 36,523,999 outstanding at June 30, 2017 and December 31, 2016	373	373
Paid in capital	32,674	32,472
Retained earnings	89,747	85,832
Less 805,270 treasury shares, at cost	(298)	(298)
Accumulated other comprehensive loss	(80,586)	(88,652)
Total stockholders’ equity	41,910	29,727
Total Liabilities and Stockholders’ Equity	$482,487	$418,677

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

(Unaudited)

	3 Months	3 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	June	June	June	June
	30, 2017	30, 2016	30, 2017	30, 2016

NET SALES	$98,440	$84,198	$188,796	$161,694

Cost of sales	74,365	62,476	142,255	123,477

GROSS MARGIN	24,075	21,722	46,541	38,217

Selling, general and administrative	15,698	14,079	32,044	26,299
Amortization of intangibles	396	4	762	9
Restructing expense	1,871	293	1,871	2,151

OPERATING INCOME	6,110	7,346	11,864	9,758

Interest income	25	5	38	7
Interest expense	3,328	3,115	6,544	6,236
Other (income), net	(97)	(1,279)	(452)	(3,117)

INCOME BEFORE INCOME TAXES	2,904	5,515	5,810	6,646

Income tax provision	877	2,556	2,051	2,960

NET INCOME	$2,027	$2,959	$3,759	$3,686

WEIGHTED AVERAGE COMMON SHARES
- BASIC	36,523,999	36,184,441	36,523,999	36,184,441

PER SHARE AMOUNTS:
EARNINGS PER SHARE
- BASIC	$0.06	$0.08	$0.10	$0.10

WEIGHTED AVERAGE COMMON SHARES
- DILUTED	36,712,673	36,797,454	36,681,936	36,842,329

PER SHARE AMOUNTS:
EARNINGS PER SHARE
- DILUTED	$0.06	$0.08	$0.10	$0.10

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)

(Unaudited)

	3 Months	3 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	June	June	June	June
	30, 2017	30, 2016	30, 2017	30, 2016
Net income	$2,027	$2,959	$3,759	$3,686

Other comprehensive income, net of tax
Pension liability adjustment	1,204	1,210	2,410	3,333
Foreign currency translation adjustment	3,670	(3,517)	5,656	511
Other comprehensive income (loss), net of tax	4,874	(2,307)	8,066	3,844

Comprehensive income	$6,901	$652	$11,825	$7,530

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In Thousands)

(Unaudited)

					Accumulated other	Total
	Common	Paid in	Treasury	Retained	comprehensive	stockholders’
	stock	capital	stock	earnings	loss	equity
Balance December 31, 2015	$370	$32,861	$(298)	$80,272	$(83,838)	$29,367

Net income	—	—	—	5,560	—	5,560
Foreign currency translation adjustment	—	—	—	—	(5,296)	(5,296)
Pension liability adjustment, net of tax	—	—	—	—	482	482
Stock option exercise	3	(389)	—	—	—	(386)
Balance December 31, 2016	$373	$32,472	$(298)	$85,832	$(88,652)	$29,727

Net income	—	—	—	3,759	—	3,759
Foreign currency translation adjustment	—	—	—	—	5,656	5,656
Pension liability adjustment, net of tax	—	—	—	—	2,410	2,410
Cumulative-effect adjustment resulting from adopting ASU 2016-09	—	—	—	156	—	156
Stock option expense/exercise	—	202	—	—	—	202
Balance June 30, 2017 (unaudited)	$373	$32,674	$(298)	$89,747	$(80,586)	$41,910

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	6 Months	6 Months
	Ended	Ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net income	$3,759	$3,686
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	10,914	9,677
Stock-based compensation	112	—
Amortization of intangibles	762	9
Amortization of deferred financing fees	291	323
Increase in deferred tax	—	(1,123)
Non-cash interest	213	46
Loss on disposition of assets	335	43
Foreign currency transaction gain	(912)	—
Bad debt provision (recoveries)	300	249
Changes in operating assets and liabilities:
Receivables	(1,939)	(2,704)
Inventories	(7,350)	(2,295)
Other current assets	(2,735)	(207)
Other assets	(1,978)	(3,261)
Accounts payable	(1,490)	(1,528)
Accrued liabilities	397	2,922
Accrued employee benefits	1,900	2,054
Other	2,862	(214)
Total adjustments	1,682	3,991

Net cash provided by operating activities	5,441	7,677
Cash flows from investing activities:
Capital expenditures	(9,401)	(6,561)
Acquisition of businesses, net of cash acquired	(31,141)	—
Proceeds from disposition of assets	—	11
Net cash used in investing activities	(40,542)	(6,550)
Cash flows from financing activities:
Deferred financing costs	(120)	(245)
Proceeds from revolving loan	3,000	—
Proceeds from restructured term loan	7,716	—
Repayment of capital lease	(259)	(83)
Repayment of short term debt	(1,375)	(1,653)
Restricted cash	519	(699)
Net cash used in financing activities	9,481	(2,680)

Effect of currency exchange rate changes on cash	744	311
Net (decrease) increase in cash and equivalents	(24,876)	(1,242)
Cash and equivalents at beginning of period	39,129	37,321
Cash and equivalents at end of period	$14,253	$36,079

Supplemental cash flow information:
Interest paid	$6,005	$5,867
Income taxes paid	$1,893	$2,216

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands)

(Unaudited)

1.     Summary of Significant Accounting Policy

Nature of Operations

Viskase Companies, Inc. together with its subsidiaries (“we” or the “Company”) is a producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products, and provides value-added support services relating to these products, for some of the largest global consumer products companies. We were incorporated in Delaware in 1970.  The Company operates eleven manufacturing facilities, six distribution centers and three service centers in North America, Europe, South America, and Asia and, as a result, is able to sell its products in nearly one hundred countries throughout the world.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and include the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other postretirement benefits and related disclosures, reserves for excess and obsolete inventory, allowance for doubtful accounts, and income taxes. Management bases its estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents include $171 and $158 of short-term investments at June 30, 2017 and December 31, 2016, respectively.  Of the cash held on deposit, essentially all of the cash balance was in excess of amounts insured by the Federal Deposit Insurance Corporation or other foreign provided bank insurance.  The Company performs periodic evaluations of these institutions for relative credit standing and has not experienced any losses as a result of its cash concentration.  Consequently, no significant concentrations of credit risk are considered to exist.

Receivables

Trade accounts receivable are classified as current assets and are reported net of allowance for doubtful accounts and a reserve for returns.  This estimated allowance is primarily based upon our evaluation of the financial condition of each customer, each customer’s ability to pay and historical write-offs.

Inventories

Inventories are valued at the lower of first-in, first-out (“FIFO”) cost or market.

Property, Plant and Equipment

The Company carries property, plant and equipment at cost, less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Depreciation is computed on the straight-line method using a half year convention over the estimated useful lives of the assets ranging from (i) building and improvements - 10 to 32 years, (ii) machinery and equipment - 4 to 12 years, (iii) furniture and fixtures - 3 to 12 years, (iv) auto and trucks - 2 to 5 years, (v) data processing — 3 to 7 years and (vi) leasehold improvements - shorter of lease or useful life.

In the ordinary course of business, we lease certain equipment, consisting mainly of autos, and certain real property. Real property consists of manufacturing, distribution and office facilities.

Deferred Financing Costs

Deferred financing costs are presented in the balance sheet as a direct deduction from the carrying amount of debt liability and amortized as expense using the effective interest rate method over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

Intangible Assets and Goodwill

The Company has recognized definite live intangible assets for patents and trademarks, customer relationships, technologies and in-place leases. The intangible assets are amortized on the straight-line method over an estimated weighted average useful life of 12 years for patents and trademarks, 20 years for customer relationships, 13 years for technologies and 14 years for in-place leases.

We evaluate the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. Goodwill impairment testing involves a two-step process. Step 1 compares the fair value of our reporting units to their carrying values. If the fair value of the reporting unit exceeds its carrying value, no further analysis is necessary. The reporting unit fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved.  If the carrying amount of the reporting unit exceeds its fair value, Step 2 must be completed to quantify the amount of impairment. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss, equal to the difference, is recognized.

Long-Lived Assets

The Company continues to evaluate the recoverability of long-lived assets including property, plant and equipment, trademarks and patents.  Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value.  The review for impairment is performed whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Shipping and Handling

The Company periodically bills customers for shipping charges.  These amounts are included in net revenue, with the associated costs included in cost of sales.

Pensions and Other Postretirement Benefits

The Company uses appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans and non-pension postretirement benefits.

Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the end of a fiscal year directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits as of June 30, 2017 are as follows:

•                  Long-term rate of return on plan assets: The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. The Company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop an assumption of the expected long-term rate of return on plan assets. The expected long-term rate of return is used to calculate net periodic pension cost. In determining its pension obligations, the Company is using a long-term rate of return on U.S. plan assets of 7.50% for 2017.  The Company is using a long-term rate of return on French plan assets of 3.20% for 2017.  The German pension plan has no assets.

•                  Discount rate: The discount rate is used to calculate future pension and postretirement obligations.  The Company is using a Mercer Bond yield curve in determining its pension obligations. The Company is using a discount rate of 4.47% for 2017.  The Company is using a weighted average discount rate of 1.71% on its non-U.S. pension plans for 2017.

Income Taxes

Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis. Interest and penalties related to unrecognized tax benefits are included as a component of tax expense.

Other Comprehensive Income (Loss)

Comprehensive income (loss) includes all other non-stockholder changes in equity. Changes in other comprehensive income (loss) in 2017 and 2016 resulted from changes in foreign currency translation and minimum pension liability.

Revenue Recognition

Revenues are recognized at the time products are shipped to the customer, under F.O.B shipping point or F.O.B port terms, which is the point at which title is transferred, the customer has the assumed risk of loss, and when payment has been received or collection is reasonably assured.  Revenues are net of discounts, rebates and allowances.  Viskase records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of costs of sales.

Acquisitions of Businesses

We account for business combinations under the acquisition method of accounting (other than acquisitions of businesses under common control), which requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement.

Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date including our estimates for intangible assets, contractual obligations assumed, pre-acquisition contingencies, and contingent consideration, where applicable. In valuing our acquisitions we estimate fair values based on industry data and trends and by reference to relevant market rates and transactions, and discounted cash flow valuation methods, among other factors. The discount rates used were commensurate with the inherent risks associated with each type of asset and the level and timing of cash flows appropriately reflect market participant assumptions. The primary items that generate goodwill include the value of the synergies between the acquired company and our existing businesses and the value of the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset.

Financial Instruments

The Company routinely enters into fixed price natural gas agreements which require us to purchase a portion of our natural gas each month at fixed prices.  These fixed price agreements qualify for the “normal purchases” scope exception under derivative and hedging standards, therefore the natural gas purchases under these contracts were expensed as incurred and included within cost of sales. As of June 30, 2017, future annual minimum purchases remaining under the agreement are $740.

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these financial assets and liabilities approximate fair value due to the short maturities of these instruments.  The fair value of the Company’s revolving loans approximate the carrying value due to credit risk or current market rates, which approximate the effective interest rates on those instruments.  The fair value of the Company’s Term Loan is estimated by discounting the future cash flow using the Company’s current borrowing rates for similar types and maturities of debt.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09), Revenue from Contracts with Customers, which supersedes most of the current revenue recognition requirements. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include capitalization of certain contract costs, consideration of time value of money in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers.

On July 9, 2015, the FASB board voted to defer the effective date to annual reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019 (early adoption is permitted no earlier than the original effective date). The guidance permits the use of either a retrospective or cumulative effect transition method. In addition, the FASB issued other amendments during 2016 to FASB ASC Topic 606 that include implementation guidance to principal versus agent considerations, guidance to identifying performance obligations and licensing guidance and other narrow scope improvements.  The Company is currently assessing the impact that adopting this new accounting guidance will have on the Company’s consolidated financial statements.  We will adopt these new standards on January 1, 2018 using the modified retrospective application method.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” This update provides that an entity should measure inventory with the scope of the update at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The adoption of this guidance will have an immaterial effect on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. This new standard provides guidance on how entities measure certain equity investments and present changes in the fair value. This standard requires that entities measure certain equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. ASU 2016-01 is effective for fiscal years beginning after December 31, 2017. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right of use asset and related lease liability for those leases classified as operating leases at the commencement date and have lease terms of more than 12 months. This topic retains the distinction between finance leases and operating leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those years, and must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation- Improvements to Employee Share-Based Payment Accounting (Topic 718), which involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, income tax benefits and deficiencies are to be recognized as income tax expense or benefit in the income statement and the tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits should be classified along with other income tax cash flows as an operating activity. In regards to forfeitures, the entity may make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The Company will be early adopting this ASU for fiscal years beginning after December 15, 2016 including interim periods. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU seeks to reduce the diversity currently in practice by providing guidance on the presentation of eight specific cash flow issues in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We currently are evaluating the impact of this guidance on our consolidated statement of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which amends FASB ASC Topic 740, Income Taxes. This ASU requires the recognition of income tax consequences of an intraentity transfer of an asset other than inventory when the transfer occurs. Current U.S. GAAP prohibits the recognition of current and deferred incomes taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU requires that the statement of cash flows explain the change during the period total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted.  We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

In March 2017, the FASB issued ASU No. 2017-07, Retirement Benefits, which amends FASB ASC Topic 715, Compensation - Retirement Benefits. This ASU requires entities to present the service cost component of net periodic benefit cost in the same line item or items in the financial statements as other compensation costs arising from services rendered by the pertinent employees during the period. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

2. Revision of Previously Reported Consolidated Financial Statements

The Company has revised its consolidated balance sheet as of December 31, 2016, and changes in stockholders’ equity for the years ended December 31, 2016 and 2015, and the related notes. During 2017, it was determined in a single foreign location that the translation of certain property, plant and equipment used the incorrect exchange rate; therefore, property, plant and equipment and accumulated other comprehensive income was misstated. In addition taxes payables were overstated with the offsetting adjustment to accumulated other comprehensive income.

A reconciliation of the effects of the adjustments to the previously reported consolidated balance sheet at December 31, 2016 follows:

	2016 Previously	Translation	Taxes Payable	2016 Currently
	Reported	Adjustments	Adjustments	Reported
Property, plant and equipment	$308,841	$(4,761)	$—	$304,080
Property, plant and equipment, net	155,287	(4,761)	—	150,526
Total assets	423,438	(4,761)	—	418,677
Accrued liabilities	38,796	—	(1,684)	37,112
Total current liabilities	70,218	—	(1,684)	68,534
Accumulated other comprehensive loss	(85,575)	(4,761)	1,684	(88,652)
Total stockholders’ equity	32,804	(4,761)	1,684	29,727
Total liabilities & stockholders’ equity	423,438	(4,761)	—	418,677

A reconciliation of the previously reported consolidated statement of stockholders’ equity at December 31, 2015 and December 31, 2016 follows:

	Previously	Translation	Taxes Payable	Currently
	Reported	Adjustments	Adjustments	Reported
December 31, 2015:
Accumulated other comprehensive loss	$(80,050)	$(3,788)	$—	$(83,838)
Total stockholders’ equity	33,155	(3,788)	—	29,367
December 31, 2016:
Foreign currency translation adjustment
	(6,007)	(973)	1,684	(5,296)
Accumulated other comprehensive loss
	(85,575)	(4,761)	1,684	(88,652)
Total stockholders’ equity	32,804	(4,761)	1,684	29,727

A reconciliation of the previously reported consolidated statement of comprehensive income for the three months and six months ended June 30, 2016 follows:

	Previously	Translation	Taxes Payable	Currently
	Reported	Adjustments	Adjustments	Reported
3 Months Ended June 30, 2016:
Foreign currency translation adjustment	$(3,036)	$(481)	$—	$(3,517)
Other comprehensive income (loss)	(1,826)	(481)	—	(2,307)
Comprehensive income	1,133	(481)	—	652
6 Months Ended June 30, 2016:
Foreign currency translation adjustment	(733)	(440)	1,684	511
Other comprehensive income (loss)	2,600	(440)	1,684	3,844
Comprehensive income	6,286	(440)	1,684	7,530

The revision was not material and had no impact on net income, net cash flows from operating, investing or financing activities.

3.   Cash and cash equivalents

	June 30, 2017	December 31, 2016

Cash and cash equivalents	$14,253	$39,129
Restricted cash	1,544	2,063

	$15,797	$41,192

As of June 30, 2017 and December 31, 2016, cash held in foreign banks was $11,493 and $27,224, respectively.

As of June 30, 2017 and December 31, 2016, letters of credit in the amount of $1,544 and $2,063, respectively, were outstanding under facilities with a commercial bank, and were cash collateralized in a restricted account.

4.  Inventory

Inventory consisted of:

	June 30, 2017	December 31, 2016

Raw materials	$17,962	$9,777
Work in process	41,774	34,249
Finished products	31,034	28,253

	$90,770	$72,279

5.   Debt Obligations

	June 30, 2017	December 31, 2016
Short-term debt:
Bank term loan	$2,750	$2,750
Revolving credit facility	3,000	—
Restructured term loan	1,927	—
Total short-term debt	7,677	2,750

Long-term debt:
Bank term loan, net of discount	260,422	261,578
Restructured term loan	6,587	—
Other	363	327
Total long-term debt	267,372	261,905

Total debt	$275,049	$264,655

Revolving Credit Facility

On January 30, 2014, the Company entered into an Amendment Agreement to the $25,000 Revolving Credit Facility, together with an amended Loan Agreement, with Icahn Enterprises Holdings L.P.  Drawings under the amended Revolving Credit Facility bear interest at daily three month LIBOR plus 2.0%.  The amended Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

On March 1, 2016, the Company entered into the Tenth Amendment to the Loan and Security Agreement with Icahn Enterprises L.P., extending the maturity date of the Revolving Credit Facility from January 30, 2017 to January 30, 2020.  The amendment included a fee of $125 for the extension.

Indebtedness under the amended Revolving Credit Facility is secured by liens on substantially all of the Company’s domestic and Mexican assets, with liens on (i) accounts, inventory, lockboxes, deposit accounts and investment property (the “ABL Priority Collateral’) to be contractually senior to the liens securing the Term Loan (as hereafter defined) pursuant to an intercreditor agreement, (ii) real property, fixtures and improvements thereon, equipment and proceeds thereof (the “Fixed Asset Priority Collateral”), to be contractually subordinate to the liens securing the Term Loan pursuant to such intercreditor agreement, and (iii) all other assets, to be contractually pari passu with the liens securing the Term Loan pursuant to such intercreditor agreement.  Our future direct or indirect material domestic subsidiaries are required to guarantee the obligations under the amended Revolving Credit Agreement, and to provide security by liens on their assets as described above.

The amended Revolving Credit Facility contains various covenants which restrict the Company’s ability to, among other things, incur indebtedness, create liens on our assets, make investments, enter into merger, consolidation or acquisition transactions, dispose of assets (other than in the ordinary course of business), make certain restricted payments, enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The amended Revolving Credit Facility also requires that we comply with certain financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures, in the event our usage of the Revolving Credit Facility exceeds 90% of the facility amount.  The Company is in compliance with the Revolving Credit Facility covenants as of June 30, 2017.  The amended Revolving Credit Facility had borrowings of $3,000 as of June 30, 2017 and no borrowings at December 31, 2016.

In its foreign operations, the Company has unsecured lines of credit with various banks providing approximately $8,000 of availability.  There were no borrowings under the lines of credit at June 30, 2017.

Term Loan Facility

On January 30, 2014, the Company entered into a Credit Agreement with UBS AG, Stamford Branch (“UBS”), as Administrative Agent and Collateral Agent, and the Lenders parties thereto, providing for a $275,000 senior secured covenant lite term loan facility (“Term Loan”).  The Term Loan bears interest at a LIBOR Rate plus 3.25% (with the LIBOR Rate carrying a 1.00% floor or at a Base Rate equal to the sum of (1) the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, (c) one-month LIBOR plus 1.0%, or (d) 2.0%, plus (2) 2.25%).  As of June 30, 2017, the interest rate was 4.40% on the Term Loan.  The Term Loan has a 1% per annum amortization with a maturity date of January 30, 2021.  The Term Loan is subject to certain additional mandatory prepayments upon asset sales, incurrence of indebtedness not otherwise permitted, and based upon a percentage of excess cash flow.  Prepayments on the Term Loan may be made at any time, subject to a prepayment premium of 1% for certain prepayments during the first six months of the term.

Indebtedness under the Term Loan is secured by liens on substantially all of the Company’s domestic and Mexican assets, with liens on (i) the Fixed Asset Priority Collateral, to be contractually senior to the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement, (ii) the ABL Priority Collateral, to be contractually subordinate to the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement, and (iii) all other assets, to be contractually pari passu with the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement.  Our future direct or indirect material domestic subsidiaries are required to guarantee the obligations under the Term Loan, and to provide security by liens on their assets as described above.

Restructured Term Loan

On December 30, 2016, the Company entered into a Share and Asset Purchase Agreement (“SAPA”) to purchase all of the shares in CT Casings Beteiligungs GmbH (“Walsroder”) and certain assets of Poly-clip Systems LLC (see Footnote 17).  As part of the consideration for the purchase, a former Seller shareholder loan was restructured and remained outstanding at the January 10, 2017 closing in the original amount of EUR 9,800 (“Restructured Term Loan”) or $10,330.  After reductions for post-closing adjustments, the balance on the Restructured Term Loan was EUR 8,111 or $9,257.  The Restructured Term Loan is due for repayment as follows:  EUR 1,688 is due on January 10, 2018; and the balance of EUR 6,423 is due on January 10, 2020.  The Restructured Term Loan bears no interest, and was recorded for a book value of EUR 7,320 using an imputed interest rate of 4%.

Debt Maturity

The aggregate maturities of debt (1) for each of the next five years are:

	2017	2018	2019	2020	2021	Thereafter
Term Loan Facility	$1,375	$2,750	$2,750	$2,750	$255,750	$—
Revolving Credit Facility	3,000	—	—	—	—	—
Restructured Term Loan	—	1,927	—	7,331	—	—
Other	—	—	—	—	—	918
	$4,375	$4,677	$2,750	$10,081	$255,750	$918

(1)   The aggregate maturities of debt represent amounts to be paid at maturity and not the current carrying value of the debt.

(2)   The amounts are for the remainder of the calendar year.

6.   Capital Lease Obligations

The Company has entered into capital lease obligations to acquire certain equipment and building improvements for its manufacturing facilities.  The equipment leases have a term of 3 to 5 years and the building improvement lease has a term of 5 years.  The Company has determined that automobiles leased by the Company are capital leases with an average term of 4 years.  The depreciation of capital leases is included in depreciation expense.

The following is an analysis of leased property under capital leases by major classes as of June 30, 2017 and December 31, 2016.

	June 30,	December 31,
	2017	2016
Building and improvements	$453	$453
Machinery and equipment	3,621	2,169
Less: Accumulated depreciation	(2,456)	(2,454)
	$1,618	$168

The following is a schedule by years of minimum future lease payments as of June 30, 2017.

Year ending December 31,

2017	$366
2018	489
2019	447
2020	438
2021	—
Thereafter	—
Total minimum payments required	1,740
Less amount representing interest	(122)

Present value of net minimum lease payments	$1,618

7.     Accrued Liabilities

Accrued liabilities were comprised of

	June 30, 2017	December 31, 2016

Compensation and employee benefits	$18,935	$14,153
Taxes payable	10,810	12,493
Accrued volume and sales rebates	2,277	1,305
Accrued interest payable	8	41
Accrued commissions	1,312	1,122
Restructuring reserve	2,810	3,210
Other	6,240	4,788
	$42,392	$37,112

8.  Goodwill and Intangible Assets, net

The Company currently has $3,175 of goodwill with no accumulated impairment.

Intangible assets, net consist of the following:

	June 30, 2017
	Gross
	Carrying	Accumulated	Net Carrying
	Value	Amortization	Value
Definite live intangible assets:
Customer relationships	$20,018	$(500)	$19,518
Technologies	2,395	(96)	2,299
Patents/Trademarks	9,092	(4,847)	4,245
In-place leases	208	(8)	200
	$31,713	$(5,451)	$26,262

	December 31, 2016
	Gross
	Carrying	Accumulated	Net Carrying
	Value	Amortization	Value
Definite live intangible assets:
Customer relationships	$—	$—	$—
Technologies	42	—	42
Patents/Trademarks	4,823	(4,662)	161
In-place leases	—	—	—
	$4,865	$(4,662)	$203

Amortization expense associated with definite-lived intangible assets was $762 and $9 for the six months ended June 30, 2017 and 2016, respectively. We utilize the straight-line method of amortization, recognized over the estimated useful lives of the assets.

The acquisition during the six months ended June 30, 2017 allocated $2,805 to goodwill and $24,742 to definite-lived intangible assets amortized over a weighted average of 18 years.

9.  Income Taxes

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company recorded adjustments for interest and potential penalties related to these unrecognized tax benefits, and in total, as of June 30, 2017 and December 31, 2016, the Company has recorded a liability for interest and potential penalties of $3,567 and $972, respectively.

Approximately $6,969 of the total unrecognized tax benefits represents the amount that, if recognized, would affect the effective income tax rate in future periods.  The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has been audited by the IRS through 2013 which resulted in no additional tax liability.  The Company will continue to utilize net operating loss carryforwards from periods prior to 2010. Substantially all material state and local and foreign income tax matters have been concluded for years through 2011.  U.S. federal income tax return for 2014 and 2015 is open for examination.  Based on the expiration of the statute of limitations for certain jurisdictions, it is reasonably possible that the unrecognized tax benefits will decrease in the next twelve months by approximately $489.

10.       Pension and Postretirement

The Company has contributed $196 to pension benefits in the U.S. during the six months ended June 30, 2017 and expects to contribute an additional $344 during the remainder of the year.

	U.S. Pension Benefits		Non U.S. Pension Benefits
	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended
	June 30	June 30	June 30	June 30
	2017	2016	2017	2016
Component of net period benefit cost
Service cost	$—	$—	$140	$105
Interest cost	1,666	1,773	101	52
Expected return on plan assets	(1,927)	(2,036)	(17)	(32)
Amortization of prior service cost	—	—	—	—
Amortization of actuarial loss	1,151	1,092	58	43
	$890	$829	$282	$168

	U.S. Pension Benefits		Non U.S. Pension Benefits
	6 Months	6 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	June 30	June 30	June 30	June 30
	2017	2016	2017	2016

Component of net period benefit cost
Service cost	$—	$—	$275	$208
Interest cost	3,332	3,547	198	102
Expected return on plan assets	(3,855)	(4,072)	(34)	(63)
Amortization of prior service cost	—	—	—	—
Amortization of actuarial loss	2,303	2,185	113	86
	$1,780	$1,660	$552	$333

11. Contingencies

The Company from time to time is involved in various other legal proceedings, none of which are expected to have a material adverse effect upon results of operations, cash flows or financial condition.

12. Stock-Based Compensation (Dollars in Thousands, Except Per Share Amounts)

Stock-based compensation cost is measured at the grant date based on fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.  Included in net income is non-cash compensation expense of $112 and $0 for both the six months ended June 30, 2017 and June 30, 2016.

The fair values of the options granted during 2016 and 2013 were estimated on the date of grant using the binomial option pricing model. The assumptions used and the estimated fair values are as follows:

	2016	2013
Expected term	10 years	10 years
Expected stock volatility	4.38%	17.33%
Risk-free interest rate	2.45%	1.75%
Expected forfeiture rate	0.00%	0.00%
Fair value per option	$1.12	$0.51

In December 2016, the Company granted non-qualified stock options to its current chief executive officer for the purchase of 600,000 shares of its common stock under an employment agreement. Options were granted at the fair market value at date of grant and will vest one third each on December 31, 2017, December 31, 2018 and December 31, 2019. The options for the chief executive officer expire on December 31, 2026.

In April 2013, the Company granted non-qualified stock options to its current chief administrative officer for the purchase of 325,000 shares of its common stock under an employment agreement. Options were granted at the fair market value at date of grant and are fully vested.  The options for the chief administrative officer expire on April 16, 2023.

The Company’s outstanding options were:

	Shares Under	Weighted Average
	Option	Exercise Price
Outstanding, December 31, 2016	925,000	$4.45
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding, June 30, 2017	925,000	$4.45

Vested and exercisable options as of June 30, 2017 were 325,000 with a weighted average share price of $8.00.

13.  Fair Value Measures

U.S. GAAP requires enhanced disclosures about investments and non-recurring non-financial assets and non-financial liabilities that are measured and reported at fair value and has established a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments or non-financial assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. Investments and non-financial assets and/or liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 - Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include listed equities and listed derivatives. We do not adjust the quoted price for these investments, even in situations where we hold a large position.

Level 2 - Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives. The inputs and assumptions of our Level 2 investments are derived from market observable sources including reported trades, broker/dealer quotes and other pertinent data.

Level 3 - Pricing inputs are unobservable for the investment and non-financial asset and/or liability and include situations where there is little, if any, market activity for the investment or non-financial asset and/or liability. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the investment. Significant transfers, if any, between the levels within the fair value hierarchy are recognized at the beginning of the reporting period when changes in circumstances require such transfers.

14.  Related-Party Transactions

As of June 30, 2017, Icahn Enterprises L.P. owned approximately 74.6% of our outstanding common stock.  There were no shares of common stock purchased during the period ended June 30, 2017.

Insight Portfolio Group LLC (“Insight Portfolio Group”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates.

On January 1, 2013, Viskase acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses, which is approximately $92 and $87 for the six months ended June 30, 2017 and June 30, 2016.  A number of other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses in 2017.

During the periods ended June 30, 2017 and June 30, 2016, the Company purchased $8 and $23, respectively, in telecommunication services in the ordinary course of business from XO Communications, Inc., an affiliate of Icahn Enterprises L.P.

Icahn Enterprises L.P. was the lender on the Company’s Revolving Credit Facility as of June 30, 2017. The Company paid Icahn Enterprises L.P. service, commitment fees, interest and amendment fees of $67 and $193 during the periods ended June 30, 2017 and June 30, 2016.

15.   Business Segment Information and Geographic Area Information

The Company primarily manufactures and sells cellulosic food casings. The Company’s operations are primarily in North America, South America, Europe and Asia. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Certain items are maintained at the Company’s corporate headquarters and are not allocated geographically. They include most of the Company’s debt and related interest expense and income tax benefits.

Reporting Segment Information:

	6 Months Ended	6 Months Ended
	June 30, 2017	June 30, 2016
Net sales by region
North America	$88,332	$92,890
South America	25,946	21,726
Europe	86,494	58,359
Asia	16,854	16,076
Other and eliminations	(28,830)	(27,357)
	$188,796	$161,694

Operating income
North America	$4,336	$5,230
South America	2,942	1,758
Europe	846	325
Asia	3,740	2,445
	$11,864	$9,758

	June 30, 2017	December 31, 2016
Identifiable assets
North America	$192,289	$199,899
South America	67,604	65,786
Europe	182,322	111,481
Asia	40,272	41,511

	$482,487	$418,677

	6 Months Ended	6 Months Ended
	June 30, 2017	June 30, 2016
Net Sales by market
Emerging	$92,070	$80,453
Mature	96,726	81,241

	$188,796	$161,694

Net Sales from operations by country
United States	$58,335	$49,999
Brazil	14,907	12,741
Italy	10,713	11,648
Philippines	8,468	10,343
Germany	13,102	5,032
France	4,723	6,584
Poland	5,010	3,858
Other international	73,538	61,489
	$188,796	$161,694

16.  Changes in Accumulated Other Comprehensive Loss

	Accrued
	Employee	Translation
	Benefits	Adjustments	Total
Balance at December 31, 2016	$(51,739)	$(36,913)	$(88,652)
Other comprehensive income before reclassifications	—	5,656	5,656
Reclassifications from accumulated other comprehensive loss to earnings	2,410	—	2,410
Balance at June 30, 2017	$(49,329)	$(31,257)	$(80,586)

Amounts Reclassified
	from Accumulated	Affected Line Items in the
	Other Comprehensive	Consolidation Statement of
	Loss	Operations and Comprehensive Loss

Accrued Employee Benefits
Amortization of net actuarial loss	$2,410	Selling, general and administrative
$2,410

17.  Restructuring Charges

During the second quarter of 2017, the Company recognized a restructuring expense of $1,871, which we believe is our total cost for the restructuring. The costs relate to a restructuring of its Warsaw, Poland subsidiary operations to safeguard the Company’s competitive environment in the European market.  The plan involved the involuntary termination of approximately 13 employees and includes an asset impairment of $417 and an operating lease liability of $1,331.

During the first quarter of 2016, the Company recognized a restructuring expense of $1,858. The total cost for this restructuring was $4,170, which was recognized in 2016 and 2015. The costs relate to a Board-approved plan of restructuring of its French subsidiary operations to safeguard the Company’s competitive environment in the European market.  The Company exited its Beauvais, France plastics, printing, and MP coating operations, along with a targeted downsizing of its production and overhead personnel.

The Company believes this will position us to be in an improved competitive position for the future in the European market.

The Company recognized a cost of $543 related to the relocation of its North American finishing operations.  The plan involved the involuntary termination of approximately 53 employees and will be completed in the second half of 2016.  The restructuring expense includes an asset impairment of $174.

The Company recognized a cost of $2,286 related to the voluntary employee reduction of its North American headquarters during December 2016.  The plan involved the voluntary termination of approximately 20 employees and will be completed throughout 2017.

The following table provides details of our restructuring provisions.

	June 30, 2017	December 31, 2016

Beginning balance	$3,210	$1,713
Provision	1,871	4,809
Payments/Impairments	(2,271)	(3,312)
Ending balance	$2,810	$3,210

18.  Acquisitions

CT Casings Beteiligungs GmbH

On January 10, 2017, the Company, through its indirect subsidiary, Viskase GmbH, completed the purchase of all of the shares of CT Casings Beteiligungs GmbH (“Walsroder”), certain outstanding shareholder loans to Walsroder, and certain casing assets of Poly-clip System LLC, for a total of €33,611 or $34,616 paid cash and debt, subject to certain post-closing adjustments.  The share purchase of Walsroder included acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Walsroder.  The Company completed the purchase to further enhance its production capabilities and product offerings in plastic and fibrous casings.  The purchase was recorded using the purchase method of accounting on a provisional basis, as the accounting is still not completed during the measurement period. The allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition was based on estimated fair values supported by third-party valuations. The Company acquired goodwill with the acquisition due to the value of the synergies between the acquired company and our existing businesses and the value of the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset.  The following summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition for EUR 25,500 in cash and EUR 8,111 in restructured term loan (see Footnote 4).

January 1, 2017

Cash	$3,475
Accounts receivable	10,428
Inventories	8,715
Other current assets	1,192
Property, plant and equipment	14,148
Other assets	6,794
Intangible assets	24,742
Goodwill	2,600
Accounts payable	(3,169)
Accrued liabilities	(4,827)
Short term capital lease	(426)
Long term capital lease	(1,161)
Accrued employee benefits	(13,285)
Long-term liabilities	(7,098)
Deferred tax liability	(7,512)

Total purchase price	$34,616

Transaction costs related to the acquisition amounted to $728 and were recorded as an expense in the statement of operations.

The Company has no tax deductible goodwill related to the acquisition.

Unaudited Pro Forma Results

The following table summarizes, on a pro forma basis, the combined results of operation of the Company and Walsroder as though the acquisition had occurred as of December 31, 2015. The pro forma amounts presented are not necessarily indicative of either the actual consolidation results had Walsroder acquisition occurred as of December 31, 2015 or future consolidated operating results.  Due to the acquisition occurring at the beginning of 2017, no proforma impact is presented for 2017.

	Unaudited
	For the Three	For the Six
	Months Ended	Months Ended
	June 30, 2016	June 30, 2016
Net Sales	$98,049	$188,947
Income before income taxes	3,418	3,408
Net Income	1,170	1,114

Pro forma results presented above primarily reflect: (1) incremental depreciation relating to fair value adjustments to property, plant and equipment; (2) amortization adjustments relating to fair value estimates of intangible assets.

Pro forma adjustments above have been tax effected using the Company’s effective tax rate during the respective period.

Preliminary amounts for inventory, other current assets, fixed assets and goodwill included in Poly-clip assets purchased were adjusted in the second quarter of 2017 and these adjustments are reflected in the pro forma results presented.

19.  Subsequent Events

Viskase evaluated its June 30, 2017 consolidated financial statements for subsequent events through August 15, 2017, the date the consolidated financial statements were available to be issued.

On July 6th, 2017, Viskase Companies, Inc. entered into a joint venture agreement in the U.S. where the Company agreed to contribute $931 in cash and other considerations in forming the venture. In addition the Company could be required to contribute up to $4,000 less the initial contribution during the course of the joint venture.

Grant Thornton LLP

Grant Thornton Tower

171 N. Clark Street, Suite 200

Chicago, IL 60601-3370

T -1 312 856 0200

F -1 312 565 4719

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Viskase Companies, Inc.

We have audited the accompanying consolidated financial statements of Viskase Companies, Inc. (a Delaware corporation) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viskase Companies, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter

We draw attention to Note 1 to the financial statements, which describes the Company adopted new accounting guidance in 2016 related to the presentation of deferred financing costs.  Our opinion is not modified with respect to this matter.

/s/ Grant Thornton LLP

Chicago, Illinois

March 31, 2017 (except for Note 13, as to which the date is November 3, 2017)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Number of Shares)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$39,129	$37,321
Restricted cash	2,063	1,364
Receivables, net	62,938	60,252
Inventories	72,279	76,788
Other current assets	28,361	24,489
Total current assets	204,770	200,214
Property, plant and equipment	308,841	294,355
Less accumulated depreciation	(153,554)	(140,727)
Property, plant and equipment, net	155,287	153,628
Other assets, net	11,666	8,860
Goodwill	329	—
Deferred income taxes	51,386	48,848
Total Assets	$423,438	$411,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$2,750	$3,160
Short-term portion of capital lease obligations	90	174
Accounts payable	28,582	25,472
Accrued liabilities	38,796	34,809
Total current liabilities	70,218	63,615

Long-term debt, net of current maturities	261,905	264,148
Capital lease obligations, net of current portion	61	137
Long-term liabilities	1,770	—
Accrued employee benefits	56,354	50,495
Deferred income taxes	326	—

Stockholders’ equity:
Common stock, $0.01 par value; 37,329,269 shares issued and 36,523,999 outstanding at December 31, 2016 and 36,989,711 shares issued and 36,184,441 outstanding at December 31, 2015	373	370
Paid in capital	32,472	32,861
Retained earnings	85,832	80,272
Less 805,270 treasury shares, at cost	(298)	(298)
Accumulated other comprehensive loss	(85,575)	(80,050)
Total stockholders’ equity	32,804	33,155
Total Liabilities and Stockholders’ Equity	$423,438	$411,550

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Year	Year	Year
	Ended	Ended	Ended
	December	December	December
	31, 2016	31, 2015	31, 2014

NET SALES	$328,820	$343,583	$365,203

Cost of sales	247,570	258,893	274,267

GROSS MARGIN	81,250	84,690	90,936

Selling, general and administrative	51,934	52,589	44,643
Amortization of intangibles	18	16	18
Asset impairment charge	—	445	80
Restructuring expense	4,809	2,672	217

OPERATING INCOME	24,489	28,968	45,978

Interest income	22	31	19
Interest expense, net	12,543	12,458	14,191
Loss on early extinguishment of debt	—	—	15,739
Other (income) expense, net	(1,238)	5,358	3,179

INCOME BEFORE INCOME TAXES	13,206	11,183	12,888

Income tax provision	7,646	9,886	3,058

NET INCOME	$5,560	$1,297	$9,830

WEIGHTED AVERAGE COMMON SHARES
- BASIC	36,186,302	36,184,334	36,131,795

PER SHARE AMOUNTS:
EARNINGS PER SHARE
- BASIC	$0.15	$0.04	$0.27

WEIGHTED AVERAGE COMMON SHARES
- DILUTED	36,243,772	37,189,121	37,280,064

PER SHARE AMOUNTS:
EARNINGS PER SHARE
- DILUTED	$0.15	$0.03	$0.26

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)

	Ended	Ended	Ended
	December	December	December
	31, 2016	31, 2015	31, 2014
Net income	$5,560	$1,297	$9,830

Other comprehensive (loss) income, net of tax

Pension liability adjustment	482	1,454	(16,484)
Foreign currency translation adjustment	(6,007)	(8,546)	(9,530)

Other comprehensive (loss), net of tax	(5,525)	(7,092)	(26,014)

Comprehensive income (loss)	$35	$(5,795)	$(16,184)

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In Thousands)

					Accumulated other	Total
	Common	Paid in	Treasury	Retained	comprehensive	stockholders’
	stock	capital	stock	earnings	loss	equity (deficit)
Balance December 31, 2013	$369	$32,839	$(298)	$69,145	$(46,944)	$55,111

Net income	—	—	—	9,830	—	9,830
Foreign currency translation adjustment	—	—	—	—	(9,530)	(9,530)
Pension liability adjustment, net of tax	—	—	—	—	(16,484)	(16,484)
Stock option expense	—	60	—	—	—	60
Stock option exercise	1	(98)	—	—	—	(97)
Balance December 31, 2014	$370	$32,801	$(298)	$78,975	$(72,958)	$38,890

Net income	—	—	—	1,297	—	1,297
Foreign currency translation adjustment	—	—	—	—	(8,546)	(8,546)
Pension liability adjustment, net of tax	—	—	—	—	1,454	1,454
Stock option expense	—	60	—	—	—	60
Balance December 31, 2015	$370	$32,861	$(298)	$80,272	$(80,050)	$33,155

Net income	—	—	—	5,560	—	5,560
Foreign currency translation adjustment	—	—	—	—	(6,007)	(6,007)
Pension liability adjustment, net of tax	—	—	—	—	482	482
Stock option exercise	3	(389)	—	—	—	(386)
Balance December 31, 2016	$373	$32,472	$(298)	$85,832	$(85,575)	$32,804

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year	Year	Year
	Ended	Ended	Ended
	December	December	December
	31, 2016	31, 2015	31, 2014
Cash flows from operating activities:
Net income	$5,560	$1,297	$9,830

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,051	18,843	20,101
Stock-based compensation	—	60	60
Amortization of intangibles	18	16	18
Amortization of deferred financing fees	639	589	534
Deferred income taxes	(1,279)	3,078	466
Loss on disposition of assets	244	1,375	269
Bad debt and accounts receivable provision	10	475	403
Loss on early extinguishment of debt	—	—	15,739
Non-cash interest on notes	123	90	79
Changes in operating assets and liabilities:
Receivables	(3,191)	1,164	1,459
Inventories	3,297	(2,207)	(8,209)
Other current assets	(4,131)	1,968	2,270
Accounts payable	3,400	(1,297)	(3,941)
Accrued liabilities	4,752	2,788	(12,181)
Accrued employee benefits	5,078	347	(4,556)
Other assets	(4,086)	(2,294)	(6,242)
Other	(1,109)	(1,383)	(1,309)
Total adjustments	22,816	23,612	4,960
Net cash provided by operating activities	28,376	24,909	14,790
Cash flows from investing activities:
Capital expenditures	(18,091)	(21,991)	(23,091)
Acquisition of businesses, net of cash acquired	(4,063)	—	—
Proceeds from disposition of assets	51	40	2
Net cash used in investing activities	(22,103)	(21,951)	(23,089)
Cash flows from financing activities:
Issuance of common stock	3	—	1
Deferred financing costs	(245)	(120)	(3,228)
Proceeds from long-term debt	—	—	274,313
Repayment of short-term debt	(3,166)	(3,310)	(15,357)
Repayment of long-term debt	—	—	(225,617)
Repayment of capital lease	(170)	(348)	(375)
Restricted cash	(699)	—	(102)
Net cash (used in) provided by financing activities	(4,277)	(3,778)	29,635

Effect of currency exchange rate changes on cash	(188)	(1,169)	(1,105)
Net increase (decrease)in cash and equivalents	1,808	(1,989)	20,231
Cash and equivalents at beginning of period	37,321	39,310	19,079
Cash and equivalents at end of period	$39,129	$37,321	$39,310

Supplemental cash flow information:
Interest paid less capitalized interest	$11,845	$13,761	$10,834
Income taxes paid	$6,750	$6,376	$4,889
Non cash capital expenditures	$1,760	—	—

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands)

1.     Summary of Significant Accounting Policy

Nature of Operations

Viskase Companies, Inc. together with its subsidiaries (“we” or the “Company”) is a producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products, and provides value-added support services relating to these products, for some of the largest global consumer products companies. We were incorporated in Delaware in 1970.  The Company operates ten manufacturing facilities, six distribution centers and three service centers in North America, Europe, South America, and Asia and, as a result, is able to sell its products in nearly one hundred countries throughout the world.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Reclassifications have been made to the prior years’ financial statements to conform to the 2016 presentation.

Use of Estimates in the Preparation of Financial Statements

The financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and include the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other postretirement benefits and related disclosures, reserves for excess and obsolete inventory, allowance for doubtful accounts, and income taxes. Management bases its estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents include $158 and $163 of short-term investments at December 31, 2016 and December 31, 2015, respectively.  Of the cash held on deposit, essentially all of the cash balance was in excess of amounts insured by the Federal Deposit Insurance Corporation or other foreign provided bank insurance.  The Company performs periodic evaluations of these institutions for relative credit standing and has not experienced any losses as a result of its cash concentration.  Consequently, no significant concentrations of credit risk are considered to exist.

Receivables

Trade accounts receivable are classified as current assets and are reported net of allowance for doubtful accounts and a reserve for returns.  This estimated allowance is primarily based upon our evaluation of the financial condition of each customer, each customer’s ability to pay and historical write-offs.

Inventories

Inventories are valued at the lower of first-in, first-out (“FIFO”) cost or market.

Property, Plant and Equipment

The Company carries property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Depreciation is computed on the straight-line method using a half year convention over the estimated useful lives of the assets ranging from (i) building and improvements - 10 to 32 years, (ii) machinery and equipment - 4 to 12 years, (iii) furniture and fixtures - 3 to 12 years, (iv) auto and trucks - 2 to 5 years, (v) data processing — 3 to 7 years and (vi) leasehold improvements - shorter of lease or useful life.

In the ordinary course of business, we lease certain equipment, consisting mainly of autos, and certain real property. Real property consists of manufacturing, distribution and office facilities.

Deferred Financing Costs

Deferred financing costs are presented in the balance sheet as a direct deduction from the carrying amount of debt liability and amortized as expense using the effective interest rate method over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

Patents, Trademarks and Goodwill

Patents and trademarks are amortized on the straight-line method over an estimated average useful life of 10 years.

We evaluate the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. Goodwill impairment testing involves a two-step process. Step 1 compares the fair value of our reporting units to their carrying values. If the fair value of the reporting unit exceeds its carrying value, no further analysis is necessary. The reporting unit fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved.  If the carrying amount of the reporting unit exceeds its fair value, Step 2 must be completed to quantify the amount of impairment. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss, equal to the difference, is recognized.

Long-Lived Assets

The Company continues to evaluate the recoverability of long-lived assets including property, plant and equipment, trademarks and patents.  Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value.  The review for impairment is performed whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Shipping and Handling

The Company periodically bills customers for shipping charges.  These amounts are included in net revenue, with the associated costs included in cost of sales.

Pensions and Other Postretirement Benefits

The Company uses appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans and non-pension postretirement benefits.

Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the end of a fiscal year directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits as of December 31, 2016 are as follows:

•             Long-term rate of return on plan assets: The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. The Company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop an assumption of the expected long-term rate of return on plan assets. The expected long-term rate of return is used to calculate net periodic pension cost. In determining its pension obligations, the Company is using a long-term rate of return on U.S. plan assets of 7.50% for 2016.  The Company is using a long-term rate of return on French plan assets of 3.20% for 2016.  The German pension plan has no assets.

•             Discount rate: The discount rate is used to calculate future pension and postretirement obligations.  The Company is using a Mercer Bond yield curve in determining its pension obligations. The Company is using a discount rate of 4.47% for 2016.  The Company is using a weighted average discount rate of 1.45% on its non-U.S. pension plans for 2016.

Income Taxes

Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis. Interest and penalties related to unrecognized tax benefits are included as a component of tax expense.

Other Comprehensive Income (Loss)

Comprehensive income (loss) includes all other non-stockholder changes in equity. Changes in other comprehensive income (loss) in 2016 and 2015 resulted from changes in foreign currency translation and minimum pension liability.

Revenue Recognition

Revenues are recognized at the time products are shipped to the customer, under F.O.B shipping point, customer pick up or F.O.B port terms, which is the point at which title is transferred, the customer has the assumed risk of loss, and when payment has been received or collection is reasonably assured.  Revenues are net of discounts, rebates and allowances.  Viskase records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of costs of sales.

Acquisitions of Businesses

We account for business combinations under the acquisition method of accounting (other than acquisitions of businesses under common control), which requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement.

Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date including our estimates for intangible assets, contractual obligations assumed, pre-acquisition contingencies, and contingent consideration, where applicable. In valuing our acquisitions we estimate fair values based on industry data and trends and by reference to relevant market rates and transactions, and discounted cash flow valuation methods, among other factors. The discount rates used were commensurate with the inherent risks associated with each type of asset and the level and timing of cash flows appropriately reflect market participant assumptions. The primary items that generate goodwill include the value of the synergies between the acquired company and our existing businesses and the value of the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset.

Financial Instruments

The Company routinely enters into fixed price natural gas agreements which require us to purchase a portion of our natural gas each month at fixed prices.  These fixed price agreements qualify for the “normal purchases” scope exception under derivative and hedging standards, therefore the natural gas purchases under these contracts were expensed as incurred and included within cost of sales. As of December 31, 2016, future annual minimum purchases remaining under the agreement are $1,571.

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these financial assets and liabilities approximate fair value due to the short maturities of these instruments.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09), Revenue from Contracts with Customers, which supersedes most of the current revenue recognition requirements. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include capitalization of certain contract costs, consideration of time value of money in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers.

On July 9, 2015, the FASB board voted to defer the effective date to annual reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019 (early adoption is permitted no earlier than the original effective date). The guidance permits the use of either a retrospective or cumulative effect transition method. The Company is currently assessing the impact that adopting this new accounting guidance will have on the Company’s consolidated financial statements.  We will adopt these new standards on January 1, 2018 using the modified retrospective application method.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” This update provides that an entity should measure inventory with the scope of the update at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The Company is currently assessing the impact that adopting this new accounting guidance will have on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which amends FASB ASU Subtopic 835-30, Interest - Imputation of Interest. The new standard requires that all costs incurred to issue debt be presented in the balance sheet as a direct deduction from the carrying value of the debt. The standard is effective for interim and annual periods beginning after December 31, 2015 and is required to be applied on a retrospective basis. The Company’s adoption of this new guidance has resulted in a reclassification of debt issuance costs on our consolidated balance sheets of $1,996 and $2,390 at December 31, 2016 and December 31, 2015, respectively.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. This new standard provides guidance on how entities measure certain equity investments and present changes in the fair value. This standard requires that entities measure certain equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. ASU 2016-01 is effective for fiscal years beginning after December 31, 2017. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right of use asset and related lease liability for those leases classified as operating leases at the commencement date and have lease terms of more than 12 months. This topic retains the distinction between finance leases and operating leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those years, and must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarify the implementation guidance on principal versus agent considerations. The effective date to annual reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019 (early adoption is permitted no earlier than the original effective date).  The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation- Improvements to Employee Share-Based Payment Accounting (Topic 718), which involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, income tax benefits and deficiencies are to be recognized as income tax expense or benefit in the income statement and the tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits should be classified along with other income tax cash flows as an operating activity. In regards to forfeitures, the entity may make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The Company will be early adopt this ASU for fiscal years beginning after December 15, 2016 including interim periods. Management does not expect the adoption of this guidance to have a material impact on the financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU seeks to reduce the diversity currently in practice by providing guidance on the presentation of eight specific cash flow issues in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We currently evaluating the impact of this guidance on our consolidated statement of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which amends FASB ASC Topic 740, Income Taxes. This ASU requires the recognition of income tax consequences of an intraentity transfer of an asset other than inventory when the transfer occurs. Current U.S. GAAP prohibits the recognition of current and deferred incomes taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU requires that the statement of cash flows explain the change during the period total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted.  We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations, comprehensive income, cash flows and disclosures.

2.   Cash and cash equivalents

	December 31, 2016	December 31, 2015

Cash and cash equivalents	$39,129	$37,321
Restricted cash	2,063	1,364

	$41,192	$38,685

As of December 31, 2016 and December 31, 2015, cash held in foreign banks was $27,224 and $17,407, respectively.

As of December 31, 2016 and December 31, 2015, letters of credit in the amount of $2,063 and $1,364, respectively, were outstanding under facilities with a commercial bank, and were cash collateralized in a restricted account.

3.  Receivables, net

	December 31, 2016	December 31, 2015

Accounts receivable, gross	$63,795	$61,258
Less allowance for doubtful accounts	(553)	(583)
Less allowance for sales returns	(304)	(423)
	$62,938	$60,252

	December 31, 2016	December 31, 2015	December 31, 2014

Beginning balance	$1,006	$1,121	$1,264
Provision (recoveries)	10	475	403
Write-offs	(152)	(564)	(524)
Foreign translation	(7)	(26)	(22)
Ending balance	$857	$1,006	$1,121

4.   Inventory

	December 31, 2016	December 31, 2015

Raw materials	$9,777	$11,612
Work in process	34,249	31,496
Finished products	28,253	33,680

	$72,279	$76,788

5.   Property, Plant and Equipment, Net

	December 31, 2016	December 31, 2015

Land and improvements	$1,954	$1,888
Buildings and improvements	37,928	38,056
Machinery and equipment	261,121	246,751
Construction in progress	7,838	7,660

	$308,841	$294,355

Accumulated Depreciation

	December 31, 2016	December 31, 2015

Land and improvements	$328	$304
Buildings and improvements	12,551	10,877
Machinery and equipment	140,675	129,546

	$153,554	$140,727

6.   Other Assets

	December 31, 2016	December 31, 2015

Patents and Trademarks	$4,865	$4,782
Less: Accumulated amortization	(4,662)	(4,644)
Patents and trademarks, net	203	138

Other intangibles	1,236	1,236
Less: Accumulated amortization	(1,236)	(1,236)
Other intangibles, net	—	—

Other taxes receivable	11,145	8,347
Miscellaneous	318	375

	$11,666	$8,860

7.   Accrued Liabilities

Accrued liabilities were comprised of:

	December 31, 2016	December 31, 2015
Compensation and employee
benefits	$14,153	$12,471
Taxes payable	14,177	14,955
Accrued volume and sales rebates	1,305	1,778
Accrued interest payable	41	8
Restructuring reserve	3,210	1,713
Other	5,910	3,884
	$38,796	$34,809

8.   Debt Obligations

	December 31, 2016	December 31, 2015
Short-term debt:
Bank term loan	$2,750	$2,750
Europe unsecured loan	—	410
Total short-term debt	2,750	3,160

Long-term debt:
Bank term loan, net of discount	261,578	263,841
Other	327	307
Total long-term debt	261,905	264,148
Total debt	$264,655	$267,308

Revolving Credit Facility

On January 30, 2014, the Company entered into an Amendment Agreement to the $25,000 Revolving Credit Facility, together with an amended Loan Agreement, with Icahn Enterprises Holdings L.P.  Drawings under the amended Revolving Credit Facility bear interest at daily three month LIBOR plus 2.0%.  The amended Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

On March 1, 2016, the Company entered into the Tenth Amendment to the Loan and Security Agreement with Icahn Enterprises L.P., extending the maturity date of the Revolving Credit Facility from January 30, 2017 to January 30, 2020.  The amendment included a fee of $125 for the extension.

Indebtedness under the amended Revolving Credit Facility is secured by liens on substantially all of the Company’s domestic and Mexican assets, with liens on (i) accounts, inventory, lockboxes, deposit accounts and investment property (the “ABL Priority Collateral’) to be contractually senior to the liens securing the Term Loan (as hereafter defined) pursuant to an intercreditor agreement, (ii) real property, fixtures and improvements thereon, equipment and proceeds thereof (the “Fixed Asset Priority Collateral”), to be contractually subordinate to the liens securing the Term Loan pursuant to such intercreditor agreement, and (iii) all other assets, to be contractually pari passu with the liens securing the Term Loan pursuant to such intercreditor agreement.  Our future direct or indirect material domestic subsidiaries are required to guarantee the obligations under the amended Revolving Credit Agreement, and to provide security by liens on their assets as described above.

The amended Revolving Credit Facility contains various covenants which restrict the Company’s ability to, among other things, incur indebtedness, create liens on our assets, make investments, enter into merger, consolidation or acquisition transactions, dispose of assets (other than in the ordinary course of business), make certain restricted payments, enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The amended Revolving Credit Facility also requires that we comply with certain financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures, in the event our usage of the Revolving Credit Facility exceeds 90% of the facility amount.  The Company is in compliance with the Revolving Credit Facility covenants as of December 31, 2016.

The amended Revolving Credit Facility had no borrowings as of December 31, 2016 and December 31, 2015.

In its foreign operations, the Company has unsecured lines of credit with various banks providing approximately $8,000 of availability.  There were no borrowings under the lines of credit at December 31, 2016.

Term Loan Facility

On January 30, 2014, the Company entered into a Credit Agreement with UBS AG, Stamford Branch (“UBS”), as Administrative Agent and Collateral Agent, and the Lenders parties thereto, providing for a $275,000 senior secured covenant lite term loan facility (“Term Loan”).  The Term Loan bears interest at a LIBOR Rate plus 3.25% (with the LIBOR Rate carrying a 1.00% floor or at a Base Rate equal to the sum of (1) the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, (c) one-month LIBOR plus 1.0%, or (d) 2.0%, plus (2) 2.25%).  As of December 31, 2016, the interest rate was 4.38% on the Term Loan.  The Term Loan has a 1% per annum amortization with a maturity date of January 30, 2021.  The Term Loan is subject to certain additional mandatory prepayments upon asset sales, incurrence of indebtedness not otherwise permitted, and based upon a percentage of excess cash flow.  Prepayments on the Term Loan may be made at any time, subject to a prepayment premium of 1% for certain prepayments during the first six months of the term.

Indebtedness under the Term Loan is secured by liens on substantially all of the Company’s domestic and Mexican assets, with liens on (i) the Fixed Asset Priority Collateral, to be contractually senior to the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement, (ii) the ABL Priority Collateral, to be contractually subordinate to the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement, and (iii) all other assets, to be contractually pari passu with the liens securing the Revolving Credit Facility pursuant to the intercreditor agreement.  Our future direct or indirect material domestic subsidiaries are required to guarantee the obligations under the Term Loan, and to provide security by liens on their assets as described above.

Debt Maturity

The aggregate maturities of debt (1) for each of the next five years are:

	2017	2018	2019	2020	2021	Thereafter
Term Loan Facility	$2,750	$2,750	$2,750	$2,750	$255,750	$—
Other	—	—	—	—	—	848
	$2,750	$2,750	$2,750	$2,750	$255,750	$848

(1)   The aggregate maturities of debt represent amounts to be paid at maturity and not the current carrying value of the debt.

(2)   The amounts are for the remainder of the calendar year.

9.   Capital Lease Obligations

The Company has entered into capital lease obligations to acquire certain equipment and building improvements for its manufacturing facilities.  The equipment leases have a term of 3 to 5 years and the building improvement lease has a term of 5 years.  The Company has determined that automobiles leased by the Company are capital leases with an average term of 4 years.  The depreciation of capital leases is included in depreciation expense.

The following is an analysis of leased property under capital leases by major classes as of December 31, 2016 and December 31, 2015.

	December 31,	December 31,
	2016	2015
Building and improvements	$453	$406
Machinery and equipment	2,169	2,273
Less: Accumulated depreciation	(2,454)	(2,344)
	$168	$335

The following is a schedule by years of minimum future lease payments as of December 31, 2016.

Year ending December 31,

2017	$92
2018	55
2019	13
2020	7
2021	—
Thereafter	—
Total minimum payments required	167
Less amount representing interest	(16)

Present value of net minimum lease payments	$151

10.  Operating Leases

The Company has operating lease agreements for machinery, equipment and facilities. The majority of the facility leases require the Company to pay maintenance, insurance and real estate taxes.

Certain of these leases contain escalation clauses and renewal options.

Future minimum lease payments for operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2016, are:

2017	$2,752
2018	3,045
2019	3,136
2020	3,248
2021	2,207
Total thereafter	10,778

Total minimum lease payments	$25,166

Total rent expense during 2016, 2015 and 2014 amounted to $2,836, $3,313 and $3,525 respectively.

11.  Retirement Plans

The Company and its subsidiaries have defined contribution and defined benefit plans varying by country and subsidiary.

The Company’s operations in the United States, France, Germany and Canada historically offered defined benefit retirement plans (“Plan”) to their employees.  Most of these benefits have been terminated, resulting in various reductions in liabilities and curtailment gains.

Included in accumulated other comprehensive loss, net of tax of $17,714 for  U.S. and $1,287 non U.S. , as of December 31, 2016 are the following amounts not yet recognized in net periodic benefit cost:

	U.S. Pension Benefits	Non U.S. Pension Benefits

Net actuarial loss	$(49,292)	$(2,451)

Amounts included in other comprehensive loss expected to be recognized as a component of net periodic benefit cost for the year ending December 31, 2017 are:

	U.S. Pension Benefits	Non U.S. Pension Benefits

Net actuarial loss	$(4,604)	$(162)

The measurement date for all defined benefit plans is December 31.  The year end status of the plans is as follows:

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2016	2015	2016	2015

Change in benefit obligation:

Projected benefit obligation at beginning of year	$156,435	$165,458	$10,023	$11,924
Service cost	—	—	394	429
Interest cost	7,092	6,894	194	218
Actuarial loss (gain)	3,918	(7,726)	639	(244)
Benefits paid	(13,458)	(8,191)	(612)	(499)
Liability (Gain)/Loss due to Curtailment	—	—	174	(572.00)
Currency translation	—	—	(318)	(1,233)
Estimated benefit obligation at end of year	$153,987	$156,435	$10,493	$10,023

Change in plan assets:
Fair value of plan assets at beginning of year	$113,321	$122,126	$3,973	$4,949
Actual return on plan assets	7,309	(2,310)	(135)	(464)
Employer contribution	275	1,696	—	—
Benefits paid	(13,458)	(8,191)	(1,434)	—
Currency translation	—	—	(126)	(512)
Fair value of plan assets at end of year	$107,447	$113,321	$2,278	$3,973

Unfunded status of the plan	$(46,540)	$(43,114)	$(8,215)	$(6,050)

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2016	2015	2016	2015
Amounts recognized in statement of financial position:
Current liabilities	$(71)	$(76)	$(147)	$(150)
Noncurrent liabilities	(46,469)	(43,038)	(8,068)	(5,901)
Net amount recognized	$(46,540)	$(43,114)	$(8,215)	$(6,051)

The funded status of these pension plans as a percentage of the projected benefit obligation was 67% in 2016 compared to 70% in 2015.

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2016	2015	2016	2015

Projected benefit obligation	$153,987	$156,435	$10,493	$10,023

Components of net periodic benefit cost for the years ended December 31:

	U.S. Pension Benefits			Non U.S. Pension Benefits
	2016	2015	2014	2016	2015	2014

Component of net period benefit cost
Service cost	$—	$—	$—	$415	$441	$471
Interest cost	7,093	6,895	7,205	204	222	364
Expected return on plan assets	(8,144)	(8,953)	(9,055)	(125)	(141)	(178)
Amortization of prior service cost	—	—	—	—	—	—
Amortization of actuarial loss	4,369	4,083	863	171	176	100
	$3,318	$2,025	$(987)	$665	$698	$757

Weighted average assumptions used to determine the benefit obligation and net periodic benefit cost as of December 31:

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2016	2015	2016	2015
Discount rate	4.47%	4.68%	1.45%	2.04%
Expected return on plan assets	7.50%	7.50%	3.20%	3.20%
Rate of compensation increase	N/A	N/A	2.27%	2.27%

The Company evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans.  The Company is using a Mercer bond model for determining its U.S. pension benefits.  The Company is using a weighted average discount rate of 1.45% on its non U.S. pension plans for 2016.

The Company’s expected return on plan assets is evaluated annually based upon a study which includes a review of anticipated future long-term performance of individual asset classes, and consideration of the appropriate asset allocation strategy to provide for the timing and amount of benefits included in the projected benefit obligation.  While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

The Company’s overall investment strategy is to achieve growth through a mix of approximately 75% of investments for long-term growth and 25% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocations for plan assets are 65% equity securities, 5% hedge funds and 25% to fixed income investments. Equity securities primarily include investments in large-cap, mid-cap and small-cap companies primarily located in the United States and international developed markets. Fixed income securities include corporate bonds of companies from diversified industries, mortgage-backed securities, and U.S. Treasuries. Other types of investments include investments in hedge funds that follow several different strategies.

In accordance with FASB guidance, Plan management uses the following methods and significant assumptions to estimate fair value of investments.

Mutual funds - Valued at the net asset value (“NAV”) of shares held by the Plan at year-end, which is obtained from an active market.

Collective trust funds - Value provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active.

Hedge funds - Value provided by the administrator of the fund. The pricing for these funds is provided monthly by the fund to determine the quoted price.

The fair values of the Company’s pension plan asset allocation at December 31, 2016 and 2015, by asset category are as follows:

		Fair Value Measurement at December 31, 2016
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Money market	$4,097	$4,097	$—	$—
US Government and agency obligations	3,774	1,574	2,200	—
Exchange traded funds	23,389	23,389	—	—
Mutual funds	38,529	35,847	2,682	—
Common stocks	30,820	30,819	—	1
Total Assets in the fair value hierarchy	100,609	$95,726	$4,882	$1
Investments measured at NAV (a)	9,116
Investments at fair value	$109,725

		Fair Value Measurement at December 31, 2015
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Money market	$4,861	$4,861	$—	$—
US Government and agency obligations	3,696	2,115	1,581
Exchange traded funds	23,433	23,433	—	—
Mutual funds	35,549	35,456	93	—
Common stocks	28,849	28,849	—	—
Total Assets in the fair value hierarchy	96,388	$94,714	$1,674	$—
Investments measured at NAV (a)	20,906
Investments at fair value	$117,294

(a)         Hedge funds are measured at fair value using the NAV per share practical expedient, and therefore have not been classified in the fair value hierarchy.

The following table provides a summary of the estimated benefit payments for the postretirement plans for the next five fiscal years individually and for the following five fiscal years in the aggregate.

	Total Estimated Benefit Payments
	U.S.	Non U.S

2017	$9,100	$615
2018	9,287	453
2019	9,522	249
2020	9,719	396
2021	9,854	519
Thereafter	50,467	2,168

The Company’s expected contribution for the 2017 fiscal year is $472 for the U.S. pension plan. There is no funding requirement for non U.S. pension plans.

Savings Plans

The Company also has defined contribution savings and similar plans for eligible employees, which vary by subsidiary. The Company’s aggregate contributions to these plans are based on eligible employee contributions and certain other factors. The Company expense for these plans was $1,263, $1,212 and $1,230 in 2016, 2015 and 2014, respectively.

International Plans

The Company maintains various pension and statutory separation pay plans for its European employees.  The expense, not including the French and German pension plan, in 2016, 2015, and 2014 was $475, $564 and $787, respectively. As of their most recent valuation dates, for those plans where vested benefits exceeded plan assets, the actuarially computed value of vested benefits exceeded those plans’ assets by approximately $5,353.

12.  Capital Stock, Treasury Stock and Paid in Capital

Authorized shares of preferred stock ($0.01 par value per share) and common stock ($0.01 par value per share) for the Company are 50,000,000 shares and 50,000,000 shares, respectively.

In 2004, the Company purchased 805,270 shares of its common stock from the underwriter for a purchase price of $298. The common stock has been accounted for as treasury stock.

13.  Income Taxes

Income tax provision (benefit) consisted of:

	2016	2015	2014
Current
Domestic	$(51)	$240	$52
Foreign	8,976	6,568	2,540
Total current	8,925	6,808	2,592
Deferred
Domestic	(75)	4,782	2,429
Foreign	(1,204)	(1,704)	(1,963)
Total deferred	(1,279)	3,078	466

Total	$7,646	$9,886	$3,058

The reconciliation of income tax provision (benefit) attributable to earnings differed from the amounts computed by applying the U.S. Federal statutory income tax rate to earnings by the following amounts:

(Loss) income before income taxes:

	2016	2015	2014
Domestic	$(977)	$9,006	$(1,338)
Foreign	14,183	2,177	14,226

Total	$13,206	$11,183	$12,888

Computed income tax provision	$4,622	$3,914	$4,508
State and local taxes, net of federal tax	(109)	440	55
Foreign taxes, net	342	940	(1,502)
Valuation allowance	277	282	286
Uncertain tax positions - (benefit) expense	1,557	1,138	(2,328)
Foreign exchange impact	(1,300)	2,475	532
Permanent Differences, net	2,018	(449)	547
Other, net	239	1,146	960
Total income tax expense	$7,646	$9,886	$3,058

Computed income tax provision	35.0%	35.0%	35.0%
State and local taxes, net of federal tax	-0.8%	3.9%	0.4%
Foreign taxes, net	2.6%	8.4%	-11.7%
Valuation allowance	2.1%	2.5%	2.2%
Uncertain tax positions - expense (benefit)	11.8%	10.2%	-18.1%
Foreign exchange impact	-9.8%	22.1%	4.1%
Permanent Differences, net	15.3%	-4.0%	4.2%
Other, net	1.8%	10.2%	7.4%
Effective income tax rate	57.9%	88.4%	23.6%

Statutory federal rate	35.0%	35.0%	35.0%

Temporary differences and net operating loss carryforwards that give rise to a significant portion of deferred tax assets and liabilities for 2016 and 2015 are as follows:

	2016	2015
Deferred tax asset
Provisions not currently deductible	$7,800	$4,429
Inventory basis differences	4,336	4,196
Foreign exchange and other	58	123
Stock options	63	444
Pension and healthcare	18,209	16,963
Intangible asset	8	6
Net operating loss carryforwards	39,097	39,352
Valuation allowance	(595)	(504)
Total deferred tax asset	$68,976	$65,009
Deferred tax liability
Property, plant, and equipment	$(16,481)	$(14,180)
Foreign exchange and other	(1,435)	(1,981)
Total deferred tax liability	$(17,916)	$(16,161)
	$51,060	$48,848

The net deferred tax asset (liability) is classified in the balance sheet as follows:

	2016	2015

Non-current deferred tax assets	$51,386	$48,848
Non-current deferred tax liability	(326)	—
Non-current deferred tax assets (liability), net	$51,060	$48,848

A valuation allowance is provided when it is more likely than not that some portion or all of the net deferred tax assets will not be realized.  Management believes that is more likely than not that its net deferred tax assets will be realized based on the weight of positive evidence and future income except with respect to the loss in Poland and a portion of the state loss in the U.S. The Company has a valuation allowance in Poland at December 31, 2016 and December 31, 2015 of $425 and $504, respectively.  The Company has gross U.S. federal net operating loss carryforwards at December 31, 2016 and December 31, 2015 of $91,477 and $92,632, respectively, with amounts beginning to expire in 2024. The Company has gross net operating loss carryforwards in Brazil at December 31, 2016 and December 31, 2015 of $12,917 and $13,601, respectively and has an unlimited carryforward period. The Company has gross net operating loss carryforwards in Poland at December 31, 2016 and December 31, 2015 of $2,236 and $2,080, respectively and has a five year carryforward period. The Company has gross net operating loss carryforwards in France at December 31, 2016 of $1,233 and has an unlimited carryforward period.

The Company joins in filing a United States consolidated Federal income tax return including all of its domestic subsidiaries.

The Company intends that undistributed earnings from the foreign subsidiaries will be reinvested indefinitely and utilized in the foreign operations, in third party loan repayment, or in local business acquisitions by the subsidiaries.  In the recent past, our cash transfers have been from the Company to its foreign subsidiaries.

The Company has concluded that all undistributed earnings from the foreign subsidiaries are permanently reinvested in accordance with the ASC 740-30-25-17.  As of December 31, 2016, the Company has approximately $28 million in accumulated foreign earnings. A liability could arise if our intention to permanently invest such earnings were to change and amounts are distributed by such subsidiaries, or if such subsidiaries are ultimately disposed.  While it is not practicable to estimate the additional income taxes related to the hypothetical distribution of permanently invested earnings, we would expect the cash flow impact to be immaterial given the Company’s significant tax attributes, including, for example, our net operating losses.

Uncertainty in Income Taxes

The uncertain tax positions as of December 31, 2016 totaled $7,747. The following table summarizes the activity related to the unrecognized tax benefits.

(in thousands)	2016	2015
Unrecognized tax benefits as of January 1	$6,969	$5,890
Increases in positions taken in a prior period	5	—
Decreases in positions taken in a prior period	(547)	(106)
Increases in positions taken in a current period	1,325	2,682
Decreases in positions taken in a current period		—
Decreases due to settlements		(1,468)
Decreases due to lapse of statute of limitations	(5)	(29)
Unrecognized tax benefits as of December 31	$7,747	$6,969

In 2016, the Company recognized an approximate net increase of $1,325 to increase the reserves for uncertain tax positions. The majority of the increase in the reserve is due to uncertain tax positions with the foreign subsidiaries.

Approximately $7,747 of the total gross unrecognized tax benefits represents the amount that, if recognized, would affect the effective income tax rate in future periods.  The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through 2013.  Substantially all material state and local and foreign income tax matters have been concluded for years through 2011.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the years ended December 31, 2016 and 2015, the Company recorded adjustments for interest of $310 and $92, respectively, and for penalties of $122 and $(21), respectively related to these unrecognized tax benefits. In total, as of December 31, 2016 and 2015, the Company has recorded a liability of interest of $519 and $209, respectively, and $453 and $331, respectively, for potential penalties.

14. Contingencies

The Company from time to time is involved in various other legal proceedings, none of which are expected to have a material adverse effect upon results of operations, cash flows or financial condition.

15. Stock-Based Compensation (Dollars in Thousands, Except Per Share Amounts)

Stock-based compensation cost is measured at the grant date based on fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.  There was no non-cash compensation expense included in net income for the year ended December 31, 2016.  Included in net income is non-cash compensation expense of $60 for the years ended December 31, 2015 and December 31, 2014.

The fair values of the options granted during 2016, 2013 and 2007 were estimated on the date of grant using the binomial option pricing model. The assumptions used and the estimated fair values are as follows:

Estimate Fair Values

	2016	2013	2007
Expected term	10 years	10 years	10 years
Expected stock volatility	4.38%	17.33%	23.04%
Risk-free interest rate	2.45%	1.75%	4.39%
Expected forfeiture rate	0.00%	0.00%	14.00%
Fair value per option	$1.12	$0.51	$0.77

In December 2016, the Company granted non-qualified stock options to its current chief executive officer for the purchase of 600,000 shares of its common stock under an employment agreement. Options were granted at the fair market value at date of grant and will vest one third each on December 31, 2017, December 31, 2018 and December 31, 2019. The options for the chief executive officer expire on December 31, 2026.

In April 2013, the Company granted non-qualified stock options to its current chief administrative officer for the purchase of 325,000 shares of its common stock under an employment agreement. Options were granted at the fair market value at date of grant and are fully vested.  The options for the chief administrative officer expire on April 16, 2023 through an amendment to the option agreement in 2016.

In October 2007, the Company granted non-qualified stock options to its current chief executive officer for the purchase of 1,500,000 shares of its common stock under an employment agreement. Options were granted at the fair market value at date of grant, were fully vested, and were exercised during 2016 resulting in 339,558 shares issued in a partial cashless exercise.

The Company has no outstanding non-qualified stock options granted to other members of management.

The Company’s outstanding options were:

			Weighted Average	Weighted Average
	Shares Under	Weighted Average	Remaining	Grant-Date
	Option	Exercise Price	Contractual Life	Fair Value
Outstanding, December 31, 2014	1,835,000	$1.71	58 months	$0.65
Vested and exercisable at Dec. 31, 2014	1,726,668	$2.23	43 months	$0.66
Granted	—	$—	—	$—
Exercised	10,000	$2.90	—	—
Forfeited	—	$—	—	—
Outstanding, December 31, 2015	1,825,000	$2.84	35 months	$0.64
Vested and exercisable at Dec. 31, 2015	1,726,668	$2.82	34 months	$0.64
Granted	600,000	$2.53	120 months	1.12
Exercised	1,500,000	$1.70	—	—
Forfeited	—	$—	—	—
Outstanding, December 31, 2016	925,000	$4.45	104 months	$0.91
Vested and exercisable at Dec. 31, 2016	325,000	$8.00	76 months	$0.51

Vested and exercisable options as of December 31, 2016 were 325,000 with a weighted average share price of $8.00.

16.       Research and Development Costs

Research and development costs are expensed as incurred and totaled $4,418, $4,977 and $5,662 for 2016, 2015, and 2014, respectively.

17.       Related-Party Transactions

As of December 31, 2016, Icahn Enterprises L.P. owned approximately 74.6% of our outstanding common stock.  There were 737,613 shares of common stock purchased during the period ended December 31, 2016.

Insight Portfolio Group LLC (“Insight Portfolio Group”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates.

On January 1, 2013, Viskase acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses, which is approximately $174 in 2016 and $193 in 2015.  A number of other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses in 2016.

During the periods ended December 31, 2016 and December 31, 2015, the Company purchased $41 and $45, respectively, in telecommunication services from XO Communications, Inc., an affiliate of Icahn Enterprises L.P.

Icahn Enterprises L.P. was the lender on the Company’s Revolving Credit Facility as of December 31, 2016. The Company paid Icahn Enterprises L.P. service, commitment fees, interest and amendment fees of $216 and $107 during each of the years ended December 31, 2016 and 2015.

18.   Business Segment Information and Geographic Area Information

The Company primarily manufactures and sells cellulosic food casings. The Company’s operations are primarily in North America, South America, Europe and Asia. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Certain items are maintained at the Company’s corporate headquarters and are not allocated geographically. They include most of the Company’s debt and related interest expense and income tax benefits.

Reporting Segment Information:

	2016	2015	2014
Net sales
North America	$188,346	$195,131	$199,220
South America	49,302	46,403	52,879
Europe	114,027	118,484	142,944
Asia	35,827	33,399	30,199
Other and eliminations	(58,682)	(49,834)	(60,039)
	$328,820	$343,583	$365,203

Operating income
North America	$10,748	$23,361	$28,386
South America	4,145	3,848	2,819
Europe	3,350	743	9,001
Asia	6,246	1,016	5,772
	$24,489	$28,968	$45,978

Identifiable assets
North America	$204,660	$215,671	$222,747
South America	65,786	54,481	55,256
Europe	111,481	101,385	113,189
Asia	41,511	42,403	37,785

	$423,438	$413,940	$428,977

	2016	2015	2014
Net Sales by market
Emerging	$171,974	$175,008	$184,376
Mature	156,846	168,575	180,827

	$328,820	$343,583	$365,203

Net Sales by country
United States	$97,071	$101,903	$101,979
Brazil	28,458	24,514	29,572
Italy	23,577	26,365	31,161
Germany	9,864	10,418	12,860
France	11,727	12,812	14,834
Philippines	21,809	19,531	14,341
Poland	8,416	7,144	8,827
Other international	127,898	140,896	151,629

	$328,820	$343,583	$365,203

19.       Interest Expense, Net

Net interest expense consisted of:

	December 31, 2016	December 31, 2015	December 31, 2014

Interest expense	$12,667	$12,597	$14,174
Less Capitalized interest	(124)	(139)	17
Interest expense, net	$12,543	$12,458	$14,191

20.       Changes in Accumulated Other Comprehensive Loss

	Accrued
	Employee	Translation
	Benefits	Adjustments	Total
Balance at December 31, 2015	$(52,221)	$(27,829)	$(80,050)
Other comprehensive income before reclassifications	(4,058)	(6,007)	(10,065)
Reclassifications from accumulated other comprehensive loss to earnings	4,540	—	4,540
Balance at December 31, 2016	$(51,739)	$(33,836)	$(85,575)

	Amounts Reclassified from Accumulated Other Comprehensive Loss	Affected Line Items in the Consolidation Statement of Operations and Comprehensive Loss

Accrued Employee Benefits
Amortization of net actuarial loss	$4,540	Selling, general and administrative
	$4,540

21.       Restructuring Charges

During the first half of 2016, the Company recognized a restructuring expense of $1,858. The total costs  of $4,170 recognized over 2016 and 2015 relate to a Board-approved plan of restructuring of its French subsidiary operations to safeguard the Company’s competitive environment in the European market.    The Company will exit its French plastics, printing, and MP coating operations, along with a targeted downsizing of its production and overhead personnel.  The plan will involve the involuntary termination or relocation/reutilization of 38 employees (Corporate: 3 - Production: 30 - Support: 5) and the implementation of a social plan at an estimated expense of $2,980.  The restructuring expense also includes an asset impairment of $672 and other fees of $518.

The Company recognized a cost of $665 related to the relocation of its North American finishing operations.  The plan involved the involuntary termination of approximately 53 employees and will be completed in the second half of 2016.  The restructuring expense includes an asset impairment of $174.

The Company recognized a cost of $2,286 related to the voluntary employee reduction of its North American headquarters during December 2016.  The plan involved the voluntary termination of approximately 20 employees and will be completed throughout 2017.

The Company also incurred a restructuring expense of $360 relating to the elimination of a shift in its Brazilian operations.  The plan involved the involuntary termination of 42 employees and was completed in 2015.

The following table provides details of our restructuring provisions.

	December 31, 2016	December 31, 2015	December 31, 2014

Beginning balance	$1,713	$89	$148
Provision	4,809	2,672	217
Payments/Impairments	(3,312)	(1,048)	(276)
Ending balance	$3,210	$1,713	$89

22.       Acquisitions

Darmex Casing sp. z o.o.

On December 1, 2016, the Company, through its indirect subsidiary, Viskase Polska Sp. z o.o., completed the purchase of all of the shares of Darmex Casing Sp. z o.o.(“Darmex”) and certain assets of Supravis Group S.A., for a total of $4,196USD in cash, subject to certain adjustments.  The share purchase of Darmex included acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Darmex.  The Company completed the purchase to further enhance its production capabilities and product offerings in plastic casings. The purchase was recorded using the purchase method of accounting. The allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition was based on estimated fair values supported by third-party valuations. The Company acquired goodwill as a result of expected synergies with increased presence in the plastics market.  The following summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

December 1, 2016
Cash	$133
Accounts receivable	730
Inventories	427
Prepaid expenses	15
Property, plant and equipment	3,285
Other assets	83
Goodwill	329
Accounts payable	(280)
Accrued liabilities	(190)
Short term capital lease	(10)
Deferred tax liability	(326)
Total purchase price	$4,196

Transaction costs related to the acquisition amounted to $357 and were recorded as an expense in the statement of operations.

23.       Subsequent Events

Viskase evaluated its December 31, 2016 consolidated financial statements for subsequent events through March 31, 2017, the date the consolidated financial statements were available to be issued.

CT Casings Beteiligungs GmbH

On January 10, 2017, the Company, through its indirect subsidiary, Viskase GmbH, completed the purchase of all of the shares of CT Casings Beteiligungs GmbH (“Walsroder”), certain outstanding shareholder loans to Walsroder, and certain casing assets of Poly-clip System LLC, for a total of €35,300 or $37,370 paid cash and debt, subject to certain post-closing adjustments.  Due to the timing of the transaction, the evaluation of the acquisition is still in process.  The share purchase of Walsroder included acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Walsroder.  The Company completed the purchase to further enhance its production capabilities and product offerings in plastic and fibrous casings.

PART III - EXHIBITS

Index to Exhibits.

Exhibit No.	Description
2.1

Amended and Restated Certificate of Incorporation of Viskase Companies, Inc. (the “Company”), dated April 3, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on October 27, 2004)

2.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Viskase Companies, Inc., dated October 17, 2017
2.2	Amended and Restated Bylaws of the Company dated August 10, 2017*
4.1	Form of Subscription Rights Certificate*
6.1	Credit Agreement dated as of January 30, 2014 by and among the Company, UBS, AG, as Administrative Agent and Collateral Agent, and the Lenders party thereto*
6.2	Viskase Companies, Inc. 2005 Stock Option Plan (as amended as of September 7, 2010)*
6.3	Stock Option Agreement dated as of December 30, 2016 by and between the Company and Thomas D. Davis*
6.4	Stock Option Agreement dated as of April 16, 2013 by and between the Company and Michael D. Schenker*
6.5	Amendment No. 1 to Stock Option Agreement dated as of January 1, 2016 by and between the Company and Michael D. Schenker*
6.6	2017 Viskase Companies, Inc. Executive Incentive Plan*
6.7	Viskase Long-Term Performance Plan*
6.8	Form of Award Agreement under Viskase Companies, Inc. Long-Term Performance Plan*
6.9	Amended and Restated Employment Agreement dated as of December 30, 2016 by and between the Company and Thomas D. Davis*
6.10	Letter Agreement dated as of March 22, 2016 by and between the Company and Michael Schenker*
6.11	Letter Agreement dated as of January 26, 2016 by and between the Company and Newton Martins*
10.1	Power of Attorney (included on the signature page to this Form 1-A)*
11.1	Consent of Grant Thornton LLP
12.1	Opinion of Jenner & Block LLP*
15.1	Form of Instructions as to Use of Viskase Companies, Inc. Rights Certificates*
15.2	Form of Letter to Stockholders*
15.3	Form of Letter to Beneficial Owners*
15.4	Form of Letter to Clients*
15.5	Form of Beneficial Holder Election Form*
15.6	Form of Nominee Holder Certification*

*      Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lombard, State of Illinois, on November 17, 2017.

Viskase Companies, Inc.

By:	/s/ Thomas D. Davis
	Name:	Thomas D. Davis
	Title:	Chairman of the Board, President and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated below:

Name	Title	Date

	Chairman of the Board, President and Chief	November 17, 2017
/s/ Thomas D. Davis	Executive Officer (Principal Executive Officer)
Thomas D. Davis

/s/ Mark Cole	Vice President and Chief Financial Officer (Principal Financial Officer)	November 17, 2017
Mark Cole

/s/ Michael Blecic	Chief Accounting Officer and Treasurer (Principal Accounting Officer)	November 17, 2017
Michael Blecic

*	Director	November 17, 2017
Denise Barton

*	Director	November 17, 2017
Jonathan Frates

*	Director	November 17, 2017
Michael Nevin

*	Director	November 17, 2017
Peter Reck

*	Director	November 17, 2017
Peter K. Shea

* Pursuant to Power of Attorney

/s/ Thomas D. Davis
Thomas D. Davis